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FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 31, 2016

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMERCEHUB, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification code number)	81-1001640 (I.R.S. Employer Identification No.)

201 Fuller Road, 6th Floor, Albany, New York 12203, (518) 810-0700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Copy to:
Douglas Wolfson CommerceHub, Inc. 201 Fuller Road, 6th Floor Albany, New York 12203 (518) 810-0700 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Renee Wilm Jonathan Gordon Courtney York Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transaction described herein have been satisfied or waived, as applicable.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

           Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Series A common stock, par value $0.01 per share	13,868,630	(2)	$740,837,000	$74,603

Series B common stock, par value $0.01 per share	864,753	(2)

Series C common stock, par value $0.01 per share	29,466,764	(2)

(1)
The number of shares of the Registrant's proposed Series A common stock, par value $0.01 per share ("CHUBA"), being registered has been determined based upon the number of shares of Liberty Interactive Corporation's ("Liberty") existing Series A Liberty Ventures common stock, par value $0.01 per share ("LVNTA") (which is comprised of (i) 135,023,356 LVNTA shares outstanding as of January 31, 2016 and (ii) 3,662,938 LVNTA shares issuable upon exercise, settlement or exchange of stock options and restricted stock units outstanding as of January 31, 2016), multiplied by 0.1, which is the number of shares of CHUBA that the Registrant plans to distribute to holders of LVNTA for each share of LVNTA held by them as of the distribution record date. The number of shares of the Registrant's proposed Series B common stock, par value $0.01 per share ("CHUBB"), being registered has been determined based upon the number of shares of Liberty's existing Series B Liberty Ventures common stock, par value $0.01 per share ("LVNTB") (which is comprised of (i) 7,092,111 LVNTB shares outstanding as of January 31, 2016 and (ii) 1,555,411 LVNTB shares issuable upon exercise, settlement or exchange of stock options and restricted stock units outstanding as of January 31, 2016), multiplied by 0.1, which is the number of shares of CHUBB that the Registrant plans to distribute to holders of LVNTB for each share of LVNTB held by them as of the distribution record date. The number of shares of the Registrant's proposed Series C common stock, par value $0.01 per share ("CHUBK"), being registered has been determined based upon the sum of the number of shares of LVNTA and the number of shares of LVNTB, as described above, multiplied by 0.2, which is the number of shares of CHUBK that the Registrant plans to distribute to holders of LVNTA and LVNTB for each share of LVNTA and LVNTB held by them as of the distribution record date. The actual numbers of shares of CHUBA, CHUBB and CHUBK offered may be less than the maximum numbers stated in the table.

(2)
Calculated in accordance with Rule 457(a) under the Securities Act.

(3)
Calculated on the basis of $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. We may not sell the securities offered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Subject to completion, dated March 31, 2016

PROSPECTUS

COMMERCEHUB, INC.
201 Fuller Road, 6th Floor
Albany, New York 12203

Series A Common Stock
(par value $0.01 per share)

Series B Common Stock
(par value $0.01 per share)

Series C Common Stock
(par value $0.01 per share)

        CommerceHub, Inc. (CH Parent, which is also referred to in this prospectus as we, our, or the company) is currently a subsidiary of Liberty Interactive Corporation (Liberty). Immediately following the Spin-Off (as defined below) and the internal restructuring (as described below), CH Parent's business, assets and liabilities will consist of its wholly owned subsidiary CommerceHub, LLC, a Delaware limited liability company (currently Commerce Technologies, Inc. (d/b/a CommerceHub), a New York corporation) (CommerceHub). Liberty has determined to spin off our company by distributing (the distribution) to the holders of its Liberty Ventures common stock, as a dividend, all of our common stock held by Liberty. We are sending this prospectus to you in connection with that spin-off (the Spin-Off).

        Liberty currently has two tracking stocks, the QVC Group common stock and the Liberty Ventures common stock, which are intended to track and reflect the economic performance of the QVC Group and the Ventures Group, respectively, as described in more detail in this prospectus. See "The Spin-Off—Background for the Spin-Off." At present, Liberty's interest in CH Parent is attributed to its Ventures Group.

        If all conditions to the Spin-Off are satisfied or waived by the board of directors of Liberty in its sole discretion, at 5:00 p.m., New York City time, on [    •    ], 2016 (such date and time, the distribution date), (i) for each whole share of Liberty's Series A Liberty Ventures common stock (LVNTA) held by you as of 5:00 p.m., New York City time, on [    •    ], 2016 (such date and time, the record date), you will receive 0.1 of a share of our Series A common stock and 0.2 of a share of our Series C common stock, and (ii) for each whole share of Liberty's Series B Liberty Ventures common stock (LVNTB, and together with LVNTA, the Liberty Ventures common stock) held by you on the record date, you will receive 0.1 of a share of our Series B common stock and 0.2 of a share of our Series C common stock. Cash will be paid in lieu of fractional shares. No shares of our common stock are being distributed to holders of Liberty's Series A QVC Group common stock (QVCA) or Series B QVC Group common stock (QVCB).

        No vote of Liberty's stockholders is required or is being sought to authorize or effectuate the Spin-Off. No action is required of you to receive your shares of our common stock.

        There is no current trading market for our common stock. We expect to list our Series A common stock and Series C common stock on the Nasdaq Global Select Market under the symbols "CHUBA" and "CHUBK," respectively. Although no assurance can be given, we currently expect that our Series B common stock will be quoted on the OTC Markets under the symbol "CHUBB."

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Investing in our common stock involves risks. See "Risk Factors" beginning on page 9. In addition, we may elect to comply with certain reduced public company reporting requirements for future filings. See "Summary—Emerging Growth Company Status."

        In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus as truthful or complete. Any representation to the contrary is a criminal offense.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this prospectus is [    •    ], 2016.

i

        This prospectus describes the business and assets of our company as though they were our business and assets for all historical periods described. However, our company is a newly formed entity that will not have conducted any operations prior to the Spin-Off and instead will have had such business and assets transferred to it prior to the Spin-Off. References in this prospectus to the historical assets, liabilities, business or activities of our business are intended to refer to the historical assets, liabilities, business or activities of CommerceHub as they were conducted or held by Liberty prior to the Spin-Off. Upon completion of the Spin-Off, we will be an independent publicly traded company, and Liberty will have no continuing stock ownership in our company. The historical consolidated financial information of our company contained in this prospectus is not necessarily indicative of our future financial position, future results of operations or future cash flows, nor does it reflect what the financial position, results of operations or cash flows of our company would have been had we been operated as a stand-alone company, independent from Liberty, during the periods presented.

ii

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover page of this prospectus. Changes to the information contained herein may occur after that date and we do not undertake any obligation to update the information unless required to do so by law.

iii

SUMMARY

        The following is a summary of material information discussed in this prospectus. It is included for convenience only and should not be considered complete. You should carefully review this entire prospectus, including the risk factors, to better understand the Spin-Off and our business and financial position.

Our Company

        CH Parent is currently a subsidiary of Liberty. Immediately following the Spin-Off, our principal business, assets and liabilities will consist of our wholly owned subsidiary CommerceHub. Upon completion of the Spin-Off, we will be an independent publicly traded company and Liberty will not retain any ownership interest in us. In connection with the Spin-Off, we expect to enter into certain agreements, including the reorganization agreement and the tax sharing agreement, with Liberty and/or Liberty Media Corporation (Liberty Media) (or certain of their subsidiaries), pursuant to which, among other things, we and Liberty will indemnify each other against certain liabilities that may arise from our respective businesses. See "Certain Relationships and Related Party Transactions—Relationships Between CH Parent and Liberty and/or Liberty Media."

        We are a cloud-based e-commerce fulfillment and marketing software platform of integrated supply, demand and delivery solutions for large retailers, online marketplaces and digital marketing channels, as well as consumer brands, manufacturers, distributors and other market participants. Our solutions unite supply, demand and delivery and provide our customers with a single platform to source and market the products consumers desire and to have those products delivered more rapidly to the consumer's doorstep. Our software platform acts as a hub that allows trading partners—our customers—to develop and maintain omni-channel commercial relationships in consumer and business-to-business e-commerce markets. Approximately 9,500 trading partners have access to our platform daily to exchange critical information with each other, including orders, invoices, product information and other electronic documents. Collectively, our trading partner customers constitute a vibrant network of the largest retailers, marketplaces and brands in North America, including QVC, Inc. (QVC), Wal-Mart Stores, Inc. (Walmart), Costco Wholesale Corporation (Costco), Dell Inc. (Dell) and many others that use our platform to interact with one another to more efficiently manage and orchestrate sophisticated supply-chain strategies across thousands of trading partners and physical distribution centers. We continue to enhance our software platform and introduce new solutions that we believe position us well for the further evolution of e-commerce. We currently derive the majority of our revenue from usage fees that are based on the volume of activity our customers achieve through our platform and from recurring subscription fees, generated primarily from the United States and Canada.

        When we refer to "our business" in this prospectus, we are referring to the business of CommerceHub and its respective subsidiaries and affiliates following the Spin-Off.

        Our principal executive offices are located at 201 Fuller Road, 6th Floor, Albany, New York 12203. Our main telephone number is (518) 810-0700.

Liberty's Current Corporate Structure

        Liberty's QVC Group common stock and Liberty Ventures common stock are intended to track and reflect the economic performance of Liberty's QVC Group and Ventures Group, respectively. Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the QVC Group and the Ventures Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore no group can own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation. The Ventures Group is comprised primarily of Liberty's operating subsidiaries Bodybuilding.com, LLC (Bodybuilding) and CommerceHub and Liberty's interests in Expedia, Inc. (Expedia), FTD Companies, Inc. (FTD), Interval Leisure Group, Inc. (Interval) and LendingTree, Inc. (Lending Tree), along with investments in Time Warner Inc. (TWX) and Time Warner Cable Inc. (TWC), cash, certain liabilities related to exchangeable debentures of Liberty Interactive LLC (Liberty LLC) and certain deferred tax liabilities. The QVC Group is primarily focused on Liberty's merchandise-focused televised-shopping programs, Internet and mobile application businesses and has attributed to it Liberty's wholly owned operating subsidiaries QVC and zulily, llc (zulily), and Liberty's interest in HSN, Inc. (HSN), along with cash and certain liabilities that reside with QVC and the other attributed entities, as well as outstanding senior notes and one series of Liberty LLC's exchangeable debentures and certain deferred tax liabilities. At present, Liberty intends to pursue a plan to spin-off a newly formed company, Liberty Expedia Holdings, Inc., comprised of, among other things, its entire ownership interest in Expedia and its subsidiary Bodybuilding. In the event such spin-off occurs, Liberty's interest in Expedia and Bodybuilding will no longer be attributed to the Ventures Group. Similarly, upon completion of the Spin-Off, CommerceHub will no longer be attributed to the Ventures Group.

Emerging Growth Company Status

        We qualify as an "emerging growth company," as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the Securities Act). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not "emerging growth companies" including, but not limited to: an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting; an exemption from the "say on pay" provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of our chief executive officer; permission to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the Exchange Act), and instead provide a reduced level of disclosure concerning executive compensation; and an exemption from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report on financial statements.

        We have taken advantage of reduced disclosure regarding executive compensation arrangements in this prospectus, and we may choose to take advantage of some of these reduced disclosure obligations in future filings while we remain an emerging growth company. If we do, the information that we provide to our stockholders may be different than the information that other public companies provide stockholders.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to opt out of any extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        We may take advantage of these exemptions for up to five years or such earlier time that we no longer qualify as an emerging growth company. We will cease to be an emerging growth company upon the earliest of (i) the end of the fiscal year following the fifth anniversary of the Spin-Off, (ii) the first fiscal year after our annual gross revenue is $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

The Spin-Off

        The following is a brief summary of the terms of the Spin-Off. Please see "The Spin-Off" for a more detailed description of the matters described below.

Q:    What is the Spin-Off?

A:
In the Spin-Off, Liberty will distribute to the holders of its Series A Liberty Ventures common stock and Series B Liberty Ventures common stock all the shares of our common stock held by Liberty. Holders of Liberty's Series A QVC Group common stock and Series B QVC Group common stock will not receive shares of our common stock in the Spin-Off. Upon completion of the Spin-Off, we will be a separate company from Liberty, and Liberty will not have any ownership interest in us. You are not required to pay any consideration, give up any portion of your Series A Liberty Ventures common stock or Series B Liberty Ventures common stock or take any other action to receive shares of our common stock in the Spin-Off.

Q:    Can Liberty decide not to complete the Spin-Off?

A:
Yes. Liberty's board of directors has reserved the right, in its sole discretion, to amend, modify, delay or abandon the Spin-Off and related transactions at any time prior to the distribution date. In addition, the Spin-Off is subject to the satisfaction of certain conditions, some of which may be waived by the Liberty board of directors in its sole discretion. See "The Spin-Off—Conditions to the Spin-Off." In the event the Liberty board of directors amends, modifies, delays or abandons the Spin-Off, Liberty intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Q:    What will I receive in the Spin-Off?

A:
Holders of LVNTA will receive a dividend of (i) 0.1 of a share of our Series A common stock and (ii) 0.2 of a share of our Series C common stock for each whole share of LVNTA held by them on the record date. Holders of LVNTB will receive a dividend of (i) 0.1 of a share of our Series B common stock and (ii) 0.2 of a share of our Series C common stock for each whole share of LVNTB held by them on the record date. Cash will be paid in lieu of fractional shares of our Series A, Series B or Series C common stock.

Q:    Is the completion of the Spin-Off subject to any conditions?

A:
The completion of the Spin-Off and related transactions are subject to the satisfaction (as determined by the Liberty board of directors in its sole discretion) of the following conditions, certain of which may be waived by the Liberty board of directors in its sole discretion:

•
Liberty's receipt of the opinion of Baker Botts L.L.P. (Baker Botts) to the effect that the Spin-Off will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the Code) (except with respect to the receipt of cash in lieu of fractional shares of our common stock), and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty upon the distribution of our common stock in the Spin-Off, and

    (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of our common stock in the Spin-Off (except with respect to the receipt of cash in lieu of fractional shares of our common stock);

  •
  the effectiveness under the Securities Act of the Registration Statement on Form S-1, of which this prospectus forms a part, and the effectiveness of the registration of our company's common stock under Section 12(b) of the Exchange Act;

  •
  the approval of the Nasdaq Stock Market LLC (Nasdaq) for the listing of our company's Series A and Series C common stock; and

  •
  the receipt of any material regulatory or contractual consents or approvals that the Liberty board of directors determines to obtain.

  The conditions set forth in the first, second and third bullet points are non-waivable. The Liberty board may, however, waive the condition set forth in the fourth bullet point. In the event the Liberty board of directors waives a material condition to the Spin-Off, Liberty intends to promptly issue a press release and file a Current Report on Form 8-K to report such event. See "The Spin-Off—Conditions to the Spin-Off."

Q:    What is being distributed in the Spin-Off?

A:
Approximately [    •    ] shares of our Series A common stock, [    •    ] shares of our Series B common stock and [    •    ] shares of our Series C common stock will be distributed in the Spin-Off, based on the number of shares of LVNTA and LVNTB outstanding on [    •    ]. The shares of our common stock to be distributed by Liberty in connection with the Spin-Off will constitute approximately [    •    ]% of the issued and outstanding shares of our common stock immediately after the distribution. The exact number of shares to be distributed in the Spin-Off will not be known until the record date.

Q:    When will the Spin-Off be effective?

A:
Liberty intends to effect the Spin-Off on the distribution date, which will be at 5:00 p.m., New York City time, on [    •    ], 2016. At such time, holders of Liberty Ventures common stock as of the record date will receive their shares of our company's common stock. Following the record date and prior to the distribution date, Liberty will cause the shares of our common stock to be distributed in the Spin-Off to be placed in a reserve account with Computershare Trust Company, N.A. (Computershare), as distribution agent for the Spin-Off, with instructions to distribute such shares on the distribution date.

Q:    How will Liberty announce the record date and distribution date for the Spin-Off?

A:
If all conditions to the Spin-Off are satisfied (or, as determined by the Liberty board of directors in its sole discretion, to be waived) Liberty will announce the record date and distribution date for the Spin-Off by press release. See "The Spin-Off—Conditions to the Spin-Off." Each holder of record of shares of Liberty Ventures common stock as of the close of business on the record date will be entitled to receive shares of our common stock on the distribution date, so long as such holder continues to hold the shares as of the distribution date. See "The Spin-Off—Trading Prior to the Record Date" below for additional information.

Q:    What will the relationship be between our company and Liberty after the Spin-Off?

A:
Upon completion of the Spin-Off, our company and Liberty will operate independently, and neither will have any ownership interest in the other. In connection with the Spin-Off, however, we and Liberty and/or Liberty Media (or certain of their subsidiaries) are entering into certain agreements in order to govern the ongoing relationships between our company and Liberty after the Spin-Off and to provide for an orderly transition. Such agreements will include (i) a reorganization agreement with Liberty to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between us and Liberty with respect to and resulting from the Spin-Off; (ii) a tax sharing agreement with Liberty that governs Liberty's and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters; (iii) a services agreement with Liberty Media, pursuant to which, for [    •    ] years following the Spin-Off, Liberty Media will provide us with specified services, including [insurance administration and risk management services, other services typically performed by Liberty Media's legal, investor relations, tax, accounting, and internal audit departments,] and such other services as Liberty Media may obtain from its officers, employees and consultants in the management of its own operations that we may from time to time request or require; (iv) a facilities sharing agreement with a wholly owned subsidiary of Liberty Media, pursuant to which, for [    •    ] years following the Spin-Off, we will compensate Liberty Media for the use of its facilities by those of its employees providing us with services pursuant to the services agreement; and (v) aircraft time sharing agreements with Liberty Media or one of its wholly owned subsidiaries, pursuant to which Liberty Media or its subsidiary will lease the aircraft to our company and provide a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis. See "Certain Relationships and Related Party Transactions—Relationships Between CH Parent and Liberty and/or Liberty Media."

Q:    What are the reasons for the Spin-Off?

A:
In 2012, Liberty recapitalized its common stock into two new tracking stocks: the Interactive Group (which, in 2015, was renamed the QVC Group) and the Ventures Group, for the purpose of creating greater transparency for the assets and liabilities attributed to each group, among other reasons. Our company is currently attributed to the Ventures Group. For a description of these tracking stocks, see "The Spin-Off—Background for the Spin-Off." Although the public markets have responded favorably to these two tracking stocks, Liberty believes that a meaningful trading discount continues to apply to the underlying value of the businesses and assets attributed to its Ventures Group. Liberty believes that the Spin-Off will result in a higher aggregate trading value for our common stock and the Liberty Ventures common stock as compared to the trading price of Liberty Ventures common stock in the absence of the Spin-Off. The asset-backed nature of our stock is expected to provide greater transparency for investors with respect to our business, CommerceHub, which should result in greater focus and attention by the investment community on this business and highlight its value. The Spin-Off is also expected to allow for more targeted capital raising in the future, to enhance our ability to issue equity for strategic acquisitions and other business combinations by creating a more efficiently priced equity security, to enable us to more effectively tailor equity incentives for our management and employees with less dilution to public stockholders, and to provide our management team with greater flexibility and independence in making commercial decisions that benefit our company.

  For a discussion of additional reasons, factors, costs and risks associated with the Spin-Off considered by the Liberty board of directors, see "The Spin-Off—Reasons for the Spin-Off."

Q:    What do I have to do to participate in the Spin-Off?

A:
Nothing. Holders of Liberty Ventures common stock on the record date for the Spin-Off are not required to pay any cash or deliver any other consideration, give up any shares of Liberty Ventures common stock or take any other action, to receive the shares of our common stock distributable to them in the Spin-Off.

  However, if you own shares of Liberty Ventures common stock and sell those shares prior to the record date, so that you are not the record holder of such shares on the record date, you will also be selling the shares of our common stock that would have been distributed to you in the Spin-Off with respect to the shares of Liberty Ventures common stock you sell. If you are a holder of shares of Liberty Ventures common stock on the record date, you will be entitled to receive the shares of our company's common stock issuable in respect of those shares only if you continue to hold them through the distribution date. See "The Spin-Off—Trading Prior to the Record Date."

Q:
Will I receive physical certificates representing shares of CH Parent common stock following the distribution?

A:
No. In the distribution, no physical certificates representing shares of our company's common stock will be delivered to stockholders. Instead, Liberty, with the assistance of Computershare, the distribution agent, will electronically distribute shares of our company's common stock in book-entry form to you or your bank or brokerage firm on your behalf. If you are a record holder of Liberty Ventures common stock on the record date and you continue to hold such shares through the distribution date, Computershare will mail you a book-entry account statement that reflects your shares of our company's common stock following the distribution date. If you are a beneficial owner of Liberty Ventures common stock (but not a record holder) on the record date and you continue to hold such shares through the distribution date, your bank or brokerage firm will credit your account with the shares of our company's common stock that you are entitled to receive on the distribution date.

Q:
Will the number of shares of Liberty Ventures common stock or QVC Group common stock I own change as a result of the Spin-Off?

A:
No. The number of shares of any series of Liberty common stock that you own will not change as a result of the Spin-Off.

Q:    What are the material U.S. federal income tax consequences of the Spin-Off?

A:
The Spin-Off is conditioned upon the receipt by Liberty of the opinion of Baker Botts, in form and substance reasonably acceptable to Liberty, to the effect that the Spin-Off will qualify as a tax-free transaction under Section 355 of the Code (except with respect to the receipt of cash in lieu of fractional shares of our common stock) and that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty upon the distribution of our common stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of our common stock in the Spin-Off (except with respect to the receipt of cash in lieu of fractional shares of our common stock). The receipt of the opinion may not be waived by the Liberty board of directors.

  For more information regarding the opinion of Baker Botts and the potential tax consequences of the Spin-Off to you, please see "Material U.S. Federal Income Tax Consequences of the Spin-Off" and "Risk Factors—Factors Relating to the Spin-Off—The Spin-Off could result in a significant tax liability to Liberty and its stockholders" and "Risk Factors—Factors Relating to the Spin-Off—We may have a significant indemnity obligation to Liberty, which is not limited in amount or subject to any cap, if the Spin-Off is treated as a taxable transaction."

Q:    How will the Spin-Off affect my tax basis in Liberty Ventures common stock?

A:
A stockholder who receives shares of our common stock in the Spin-Off will have an aggregate tax basis in its shares of Liberty Ventures common stock and shares of our common stock (including any fractional shares to which such holder was entitled, but for which cash was received in lieu of such fractional shares) immediately after the Spin-Off equal to the aggregate tax basis of the Liberty Ventures common stock that the stockholder held immediately before the Spin-Off, allocated between such shares of Liberty Ventures common stock and shares of our common stock in proportion to their relative fair market values. See "Material U.S. Federal Income Tax Consequences of the Spin-Off" for a more complete description of the effects of the Spin-Off on your tax basis.

Q:    Does CH Parent intend to pay cash dividends?

A:
No. We currently intend to retain future earnings, if any, following the Spin-Off to finance the expansion of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law.

Q:    Where will CH Parent common stock trade?

A:
Currently, there is no public market for our common stock. Subject to the consummation of the Spin-Off, we expect to list our Series A common stock and Series C common stock on the Nasdaq Global Select Market under the symbols "CHUBA" and "CHUBK," respectively. Although no assurance can be given, we currently expect that our Series B common stock will be quoted on the OTC Markets under the symbol "CHUBB."

  We expect that our common stock will begin trading or quotation on the first trading day following the distribution date. We cannot predict the trading or quotation prices for our common stock when such trading begins.

Q:
What costs and risks were considered by the board of directors of Liberty in determining whether to effect the Spin-Off?

A:
Liberty's board of directors considered a number of costs and risks associated with the Spin-Off, including:

•
after the Spin-Off, the Liberty Ventures common stock and our company's common stock will have smaller market capitalizations than the current market capitalization of the Liberty Ventures common stock, and their stock prices may be more volatile than the Liberty Ventures common stock price prior to the Spin-Off. The combined market values of the Liberty Ventures common stock and our company's common stock may be lower than the market value of Liberty Ventures common stock prior to the Spin-Off;

•
the risk of being unable to achieve the benefits expected from the Spin-Off;

•
the loss of synergies from operating as one company;

•
the potential disruption to the businesses of Liberty;

•
the substantial costs of effecting the Spin-Off, and of continued compliance with legal and other requirements applicable to two separate public reporting companies; and

•
the potential tax liabilities that could arise from the Spin-Off.

  Liberty's board of directors concluded that the potential benefits of the Spin-Off outweighed its potential costs. The Liberty board of directors did not consider alternatives to the Spin-Off due to the fact that the only business and assets to be held by CH Parent following the Spin-Off will be those of CommerceHub. Please see "The Spin-Off—Reasons for the Spin-Off" for more information regarding the costs and risks associated with the Spin-Off.

Q:    What will happen to the listing of Liberty common stock?

A:
The Series A and Series B Liberty Ventures common stock and Series A and Series B QVC Group common stock will continue to trade on the Nasdaq Global Select Market following the Spin-Off.

Q:    Will holders of Liberty Ventures common stock have appraisal rights in connection with the Spin-Off?

A:
No. Holders of Liberty Ventures common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:    Who is the distribution agent for the Spin-Off?

A:
The distribution agent for the Spin-Off is Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, telephone: (866) 367-6355.

Q:    Whom can I contact for more information?

A:
If you have questions relating to the mechanics of the distribution, you should contact the distribution agent. Before the Spin-Off, if you have questions relating to the Spin-Off, you should contact the office of Investor Relations of Liberty, 12300 Liberty Blvd., Englewood, CO 80112, telephone: (720) 875-5408.

Pursuant to a services agreement to be entered into between our company and Liberty Media, Liberty Media will provide our company with investor relations assistance for a period following the Spin-Off. Accordingly, if you have questions relating to our company following the Spin-Off, you should contact the office of Investor Relations of Liberty Media, 12300 Liberty Blvd., Englewood, Colorado 80112, telephone: (877) 772-1518.

RISK FACTORS

        An investment in our common stock involves risks. You should consider carefully the risks described below together with all of the other information included in this prospectus in evaluating our company and our common stock. Any of the following risks, if realized, could have a material adverse effect on the value of our common stock. The risks described below and elsewhere in this prospectus are not the only ones that relate to our business, our capitalization or the Spin-Off. The risks described below are those we consider the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our businesses. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the events below were to occur, our business, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected. This prospectus contains forward-looking statements that contain risks and uncertainties. Please refer to the section entitled "Cautionary Statements Concerning Forward-Looking Statements" on page 32 of this prospectus in connection with your consideration of the risk factors and other important factors that may affect future results described below.

        For purposes of these risk factors, unless the context otherwise indicates, we have assumed that the Spin-Off has occurred.

Factors Relating to Our Corporate History and Structure

         The consolidated financial information of our company included in this prospectus is not necessarily representative of our company's future financial position, future results of operations or future cash flows, nor does it reflect what our company's financial position, results of operations or cash flows would have been as a stand-alone publicly traded company during the periods presented.

        Because the historical consolidated financial information of our company included in this prospectus includes the results of the historical CommerceHub business, as conducted by Liberty prior to the Spin-Off, it is not representative of CH Parent's future financial position, future results of operations or future cash flows, nor does it reflect what CH Parent's financial position, results of operations or cash flows would have been as a stand-alone publicly traded company, pursuing independent strategies, during the periods presented.

Factors Relating to Our Business

         We are dependent upon consumers' continued willingness to use the internet and other currently available technology for commerce. A downturn in the e-commerce market, or failure of the e-commerce market to grow or to grow as rapidly as we expect, could adversely affect the demand for our e-commerce solutions.

        Our success depends upon the general public's continued willingness to use the internet, whether through a computer, smart phone, tablet or other internet-enabled device, as a means to purchase goods and conduct and research commercial transactions. The internet must continue to be accepted and widely used for selling merchandise for our existing customers and potential customers to be willing to subscribe to our solutions. As e-commerce continues to evolve, regulation by federal, state or foreign agencies may increase. Any regulation imposing greater fees for internet use or restricting information exchanged over the internet could result in a decline in the use of the internet, which could harm our business. If consumers became unwilling or less willing to use the internet or other current technology for commerce for any reason, or if we fail to adapt to technology changes or industry standards, our business could be materially adversely affected.

        In addition, if consumer utilization of e-commerce channels experiences a downturn, does not grow or grows more slowly than we expect, demand for our solutions would be adversely affected, our revenue would be negatively impacted and our ability to pursue our growth strategy would be compromised.

         Our business is substantially dependent upon the continued acceptance of software-as-a-service (SaaS) solutions as a viable option for providing information technology services. A rejection, reluctance or inability of the marketplace to utilize SaaS solutions could cause our revenue to decline and impair our ability to become profitable.

        We derive, and expect to continue to derive, a substantial amount of our revenue from the sale of our solutions and related revenue sources, which are delivered under a SaaS or SaaS-plus model. As a result, continued widespread use and acceptance of this business model is critical to our future growth and success. With the increasing concerns around cybersecurity and access to data, some companies are predisposed to maintaining control of their information technology systems and infrastructure, and there may be increased resistance from our customers to accessing software functionality that involves transmission of their sensitive data through a service provided by a third party. In addition, customers may seek to build and utilize in-house software and service solutions for their e-commerce programs where they believe they can do so more effectively or where they seek to reduce long-term dependence on third-party services for these programs. Existing and new market participants may also introduce new types of solutions and different approaches to enable organizations to address their needs. If the market for our SaaS solutions fails to grow or grows more slowly than we currently anticipate, demand for our solutions and our revenue, gross margin and other operating results could be negatively impacted.

         Consolidation or simplification of the e-commerce industry could diminish demand for our solutions.

        The e-commerce industry is currently a complex and fragmented industry, and our solutions are designed to help customers navigate these disparate online channels. Although the number and variety of online channels available to retailers and manufacturers have been increasing, at the same time the share of online sales made through a small number of larger channels, particularly Amazon, has also been increasing. If the trend toward consolidation around a few large online channels accelerates, the difficulties faced by retailers and manufacturers could decline. This may allow more companies to maintain these solutions in-house or through on-premises software solutions they manage. If our solutions become less important to retailers and manufacturers, this may reduce demand for our solutions and cause our sales and opportunities for growth to decline.

         Government and industry regulation of the internet is evolving and could directly restrict our business or indirectly affect our business by limiting the growth of e-commerce. Unfavorable changes in government regulation or our failure to comply with such regulations could cause our solutions to become less attractive, reduce the number of transactions processed through our platform, cause our revenue to decline and otherwise harm our business and operating results.

        As e-commerce evolves, federal, state and foreign agencies have adopted and could in the future adopt regulations covering issues that affect our business and e-commerce in general. Government regulations could limit the market for our products and services or impose burdensome requirements that render our business unprofitable. For example, although current U.S. Supreme Court decisions restrict the imposition of obligations to collect state and local sales taxes with respect to remote sales, an increasing number of states have considered or adopted laws that attempt to require out-of-state retailers to collect sales taxes on their behalf. In addition, legislation currently being considered by the U.S. Senate and the U.S. House of Representatives, called the Marketplace Fairness Act, would override the Supreme Court rulings and enable states to require that our online retailer customers collect sales tax from the states' residents. This is a rapidly evolving area and we cannot predict whether this or other similar legislation will ultimately be adopted or what form it might take if adopted. If the states or Congress are successful in these attempts to require our online retailer customers to collect state or local income taxes on out-of-state purchases, this could cause e-commerce to decline, which would, in turn, hurt the business of our customers, and potentially make our solutions and services less attractive and cause the number of transactions processed through our platform, and ultimately our revenue, to decline. Similar issues exist outside of the United States, where the application of value-added tax or other indirect taxes on online retailers and companies like ours that facilitate e-commerce is uncertain and evolving.

        Although many regulations might not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal and consumer information could affect our customers' (or our) ability to use and share data, potentially reducing demand for our solutions and services. Moreover, if future laws and regulations limit or overly burden our customers' ability to use and share consumer data or our ability to store, process and share data with our customers over the internet, demand for our solutions could decrease, our costs could increase, our profits may decline and our results of operations and financial condition could be harmed.

        In addition, taxation of services provided over the internet or other charges imposed by government agencies or by private organizations for accessing the internet may also be imposed. Any regulation imposing greater fees for internet usage or the services we provide or restricting information exchanged over the internet could result in a decline in the use and viability of internet-based services, including ours, which could harm our business and operating results.

         Our business is dependent on our ability to maintain and scale our technical infrastructure. Failure to adequately manage our growth could adversely affect our customers' satisfaction with our solutions and have a negative impact on our business and operating results.

        As our customer base and the amount and types of information shared on our platform continue to grow, we must be able to increase our technical infrastructure, including network capacity and computing power, to satisfy the growing needs of our customers. If we fail to effectively scale and grow our technical infrastructure to accommodate these increased demands, our reputation could be negatively affected.

        We have experienced, and may continue to experience, significant growth in our business. Our growth has placed, and may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to expand our overall business, customer base, headcount and operations both domestically and internationally, with no assurance that our business or revenue will continue to grow.

        We have also experienced significant growth in the number of users, transactions and data that our infrastructure supports. We seek to maintain adequate excess capacity in our infrastructure to be sufficiently flexible and scalable to meet the needs of all of our customers. We also seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments and to handle spikes in usage. However, the provision of new network infrastructure requires significant lead time. If we do not accurately predict our infrastructure capacity requirements, particularly during periods of increased traffic, or if customer traffic patterns significantly change, our customers could experience service outages that may subject us to financial penalties and financial liabilities and result in customer losses. If our cloud network infrastructure capacity fails to keep pace with increased sales and customer expansion, customers may experience delays as we seek to obtain additional capacity, which could harm our reputation and adversely affect our revenue growth.

        Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. If we do not effectively manage our growth, the quality of our solutions and services may suffer, which could negatively affect our reputation and demand for our solutions, which would negatively impact our business and operating results.

         We use a limited number of data centers to deliver a significant portion of our services. Any disruption of service at these facilities could harm our business.

        We manage our services and serve our customers from a limited number of data center facilities. We engineer and architect the computer and storage systems upon which our platform runs, and own and operate our primary data center in Albany, New York.

        We also lease redundant (or back-up) data center colocation facilities in Albany, New York and greater Chicago, Illinois, and we do not control the physical operation of these back-up facilities. The owners of these back-up data facilities have no obligation to renew their lease agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to locate alternative back-up facilities, and we may incur significant costs and temporary loss of high-availability or disaster recovery services in connection with doing so.

        Any interruptions of service, operational failures or security breaches, errors, defects, disruptions or other performance problems with our services could harm our reputation and may damage our customers' businesses. Interruptions in our services might reduce our revenue, subject us to potential liability and cause customers to terminate their subscriptions or harm our renewal rates.

        The data centers are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, labor strikes, health epidemics, power losses, hardware failures, systems failures, telecommunications failures, cyber attacks and similar events. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in the availability of our solutions or impair their functionality. Because we operate a multi-tenant SaaS environment shared by many large customers, such an event, if it occurred, would not be confined to a single customer or small number of customers, but instead would impact a significant portion of our customer base collectively. Our business, growth prospects and operating results would also be harmed if our customers and potential customers are not confident that our solutions are reliable.

         We plan to expand our use of third-party cloud-based offerings to deliver a portion of our services. Any disruption of service at these third-party providers could harm our business.

        We are moving portions of our service offerings away from traditional data centers to cloud-based offerings provided by third-party providers. These offerings have defined service boundaries in which they operate, and we have minimal, if any, ability to manage how those services are provided. The services and features provided by these third-party providers may not continue to be available to us on commercially reasonable terms, or at all. If we are unable to maintain the right to use these services or are unable to upgrade our arrangements with these providers to accommodate the scalability of our business, our customers could experience delays or be unable to access features within our solutions until we can obtain and integrate a functionally equivalent replacement technology. Any available alternatives could be more difficult or costly than currently available third party-offerings. In addition, integration of such alternatives into our platform could require significant work and substantial time and resources. Any delays or failures associated with integrating such alternatives into our platform could injure our reputation with customers and potential customers, which would result in an adverse effect on our business, results of operations and financial condition.

         We rely in part on a pricing model under which transaction-based fees we receive from customers vary based on the volume of transactions that those customers process through our platform. Declines in the number of transactions that our customers process through our services, or the elimination of a large demand channel on which these transactions are conducted, could adversely affect our financial results.

        We rely on relationships with demand channels (which may include retailer internet websites, media-based shopping networks, on-line marketplaces, search engines and other platforms through which goods are sold to consumers) to generate revenue from sellers and, in many cases, the demand channels directly. A significant portion of our revenue is derived from e-commerce orders processed through our solution between a seller and a demand channel. Historical annual growth rates will vary from year to year based on individual demand channel trends, including the addition or attrition of individual demand channels. When a demand channel customer leaves our platform, this also results in the loss of revenue from other customers that have trading partner connections associated with that particular demand channel. Consequently, the loss of a large demand channel would adversely affect our revenue and growth.

        Service outages at our demand channel customers or other on-line channels on which our customers rely could prevent, or severely disrupt, the ability for consumers to make purchases on those demand channels. In such a scenario the order volume and associated transaction fee revenue we would have anticipated receiving from those demand channels would decrease significantly, or cease altogether.

        Some of our customers and the demand channels they utilize have experienced financial difficulties in the past. Insolvency, credit problems or other financial difficulties confronting our customers and the demand channels they utilize could expose us to financial risk. Additionally, if our customers reduce the volume or size of the e-commerce sales they process or generate through our platform, for example, as a result of declines in our customers' overall sales or greater reliance on fulfillment methods that do not utilize our services, our revenue, operating results, and financial condition could be adversely affected.

         We derive a portion of our revenue from retailers choosing drop-ship delivery as a way to expand the assortment of products they offer to consumers. If more retailers elect not to rely on drop-ship delivery as a means to expand their product assortments, demand for our solutions could decline, which in turn could cause our revenue and operating results to be negatively impacted.

        We derive, and expect to continue to derive, a substantial amount of our revenue from the sale of our solutions to enable retailers to increase product offerings through drop-ship solutions in which products ship directly from a manufacturer or distributor. While the market trend has been to increase the use of drop-ship solutions as a means to offer more products without assuming associated inventory risk, use of drop-ship delivery requires retailers to entrust order fulfillment and delivery of products to the network of third-party suppliers that ship on the retailer's behalf. If more retailers elect instead to expand their own warehouses and inventory to assume greater control over order fulfillment, rather than employing drop-shipping solutions, or if other methods of fulfillment emerge that are perceived as more effective than drop-shipping, demand for our solutions could decline, which would cause our revenue and other operating results to be negatively impacted.

         Our lengthy sales and implementation cycles make it difficult to predict our future revenue and cause variability in our operating results.

        Our sales cycle can vary substantially from customer to customer, depending on the size and complexity of the opportunity. A number of factors influence the length and variability of our sales and implementation cycles, including, for example:

  •
  the need to educate potential customers about the uses and benefits of our solutions;

  •
  the commitment customers make in their agreements with us;

  •
  the discretionary nature of potential customers' purchasing and budget cycles and decisions;

  •
  the competitive nature of potential customers' evaluation and purchasing processes;

  •
  evolving e-commerce needs and functionality demands of potential customers;

  •
  announcements or planned introductions of new products by us or our competitors;

  •
  lengthy purchasing approval processes of potential customers; and

  •
  the complexity of the implementations and integrations with customer and third-party systems.

        In addition, with larger enterprise customers, we face greater costs, longer sales cycles and less predictability in completing some of our sales. The customer's decision to use our service may be an enterprise-wide decision and, if so, these types of sales would require us to provide greater levels of education regarding the use and benefits of our solutions.

        Lengthy sales and implementation cycles make it difficult to predict the quarter in which revenue from a new customer may first be recognized. Further, our potential customers frequently need to obtain approvals from multiple decision makers before making purchase decisions. Delays in our sales or implementation cycles could cause significant variability in our revenue and operating results for any particular period.

         If we are unable to retain our existing customers, our revenue and results of operations would be adversely affected.

        Our customers have no obligation to renew their subscriptions after their subscription period expires, and these subscriptions may not be renewed on the same or on more profitable terms. As a result, our ability to grow depends in part on subscription renewals and our ability to meet or exceed our customers' expectations. In addition, many of our contracts are non-exclusive and revenue is based on the volume of transactions the customer completes using our platform. It is possible that our customers could send fewer transactions through our platform at any time during the contract term, resulting in lower revenue to us. We may not be able to accurately predict future trends in customer renewals, and our customers' renewal rates may decline or fluctuate because of several factors, including the cost of our services, dissatisfaction with our services, the cost of services offered by our competitors and reductions in our customers' spending levels. If our customers do not renew their subscriptions, renew on less favorable terms, complete fewer transactions or fail to grow their business using our platform, or do not purchase additional offerings to complement their existing services, our revenue may grow more slowly than expected or decline, and our profitability and gross margins may be adversely affected.

         Our business and revenue may be impacted by the seasonality of our customers' businesses.

        The e-commerce marketplace is affected by the same seasonality as the traditional brick-and-mortar marketplace. Many of our customers typically realize a significant portion of their sales in the fourth quarter of each calendar year. Our customer base is diversified among different retail segments, including general merchandise, home improvement, office supplies, toys, electronics, furniture and perishables. As such, our revenue does not closely track seasonality trends for any one specific retail segment. Although the customers that we currently serve do not all experience the same seasonal variation and some customers may have seasonal peaks that occur in periods other than the fourth quarter, the seasonality of our customers' businesses may become more concentrated as we continue to expand our solutions to more customers. If our customer base changes to include more customers that experience more concentrated seasonal variation, our revenue may fluctuate significantly among quarters.

         If we fail to develop our brand in a cost-effective manner, our business may suffer.

        We believe that developing and maintaining awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our existing and future solutions and is an important element in attracting new customers. Furthermore, we believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

         We may not be able to compete successfully against current and future competitors.

        The market for e-commerce solutions, applications and services is very competitive. While no single competitor currently offers all of the solutions that we offer, we do have competitors with longer operating histories, larger customer bases and greater financial, technical, marketing and other resources than we have. Increased competition may result in reduced pricing for our solutions, longer sales cycles or a decrease in our market share, any of which could negatively affect our revenue and future operating results and our ability to grow our business.

        A number of competitive factors could cause us to lose potential sales or to sell our solutions at lower prices or at reduced margins, including, among others:

  •
  Current and potential customers may choose to develop applications, or continue using applications developed, in-house, rather than pay for our solutions;

  •
  Marketplaces and other demand channels, which typically offer software tools, often for free, that allow retailers and manufacturers to connect to them, may decide to compete more vigorously with us or make it easier for our customers to self-service their omni-channel strategy, rather than relying on our offerings to assist their efforts;

  •
  Competitors may adopt more aggressive pricing policies and offer more attractive sales terms, adapt more quickly to new technologies and changes in customer requirements, and devote greater resources to the promotion and sale of their products and services than we can;

  •
  Current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their products and expand their markets, and consolidation in our industry is likely to intensify;

  •
  New competitors or alliances among competitors may emerge and rapidly acquire significant market share;

  •
  Current and potential competitors may offer technology or services that address one or more e-commerce needs at a lower price point or with greater depth than our solutions and may be able to devote greater resources to those solutions than we can; and

  •
  Software vendors could bundle e-commerce solutions with other solutions or offer such products and services at a lower price as part of a larger product sale.

        In addition, if one or more of our competitors were to merge or partner with another of our competitors, this could adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our current or future strategic partners or other parties with whom we or our customers or prospects have relationships, thereby limiting our ability to promote our solutions. Disruptions in our business caused by these events could reduce our revenue.

        Competition in our industry may intensify as our competitors raise additional capital and enter into business combinations or alliances and as established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our business, results of operations and financial condition could be adversely affected.

         Our growth depends in part on the success of our strategic relationships with third parties.

        We anticipate that we will continue to depend on our relationships with various third parties, including marketplaces and other technology providers, in order to grow our business. Identifying, negotiating and documenting relationships with third parties requires significant time and resources, as does integrating third-party content and technology with our solutions. If the third-party content or technology integrated with our solutions is not well received by our customers, our brand and reputation could be negatively affected. Our agreements with third-party business partners are typically non-exclusive and do not prohibit them from working with our competitors or from offering competing services. If and to the extent that any of these third parties compete with us, it could hurt our growth prospects.

        In addition, a significant portion of the transactions that our customers process through our platform is derived from merchandise sold on marketplaces with which we have strategic relationships. In many cases, these marketplaces, and the other channels with which our solutions are integrated, have no obligation to do business with us or to allow us or our customers access to their systems, and they may decide at any time and for any reason to significantly curtail or inhibit our ability to integrate our solutions with their channels. Additionally, these marketplaces may decide to make significant changes to their respective business models, policies, systems or plans, and those changes could impair or inhibit our customers' ability to use our solutions to sell their products on those channels, or may adversely affect the number of transactions that our customers can sell on those channels or reduce the desirability of selling on those channels. Further, these marketplaces could decide to compete with us. Any of these results could cause our customers to reevaluate the value of our products and services and potentially terminate their relationships with us, which could significantly reduce our revenue.

        If we are unsuccessful in establishing or maintaining our relationships with certain of these third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results would suffer. Even if we are successful, we cannot assure our stockholders that these relationships will result in improved operating results.

         The e-commerce market changes rapidly, and our inability to respond to changes in a timely manner could have a material adverse effect on our revenues and profitability.

        The e-commerce market can change rapidly in multiple ways through frequent new product and service introductions, frequent changes in rules, specifications and other requirements and evolving industry standards. Our ability to attract new customers and retain and increase revenue from existing customers is dependent on our ability to understand the changes that are affecting the e-commerce marketplace and to adapt our solutions at a rapid pace to address those changing market conditions. To achieve market acceptance for our solutions, we must effectively anticipate and offer solutions that meet changing customer demands and third-party requirements in a timely manner. Customers and the e-commerce channels that they utilize may require features and capabilities that our current solutions do not have. If we fail to develop solutions that satisfy customer preferences in a timely and cost-effective manner, our ability to renew our contracts with existing customers and our ability to create or increase demand for our solutions will be impaired.

        We may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new solutions and enhancements. The introduction of new solutions by competitors, the emergence of new industry standards or the development of entirely new technologies to replace existing offerings could render our existing or future solutions obsolete.

        Additionally, as the e-commerce industry continues to evolve and becomes more fragmented, new demand channels and new technologies will emerge to offer consumers new ways to purchase products. We monitor these new demand channels and technologies and attempt to predict which channels are likely to be successful to select projects we anticipate will generate a positive return on our development investment. Our customers may expect us to support a broader array of demand channels than may be commercially feasible, especially emerging channels that are considered likely to be successful by popular opinion, the media, and other industry experts. We may therefore be compelled to invest heavily in development resources to enhance our offerings to support new channels that fail to attract consumer usage, take an unexpectedly long time to attract consumer usage, or are successful for our customers and consumers but are disproportionately costly for us to maintain and support. We may devote resources to advancements that are ultimately unsuccessful, at the expense of other projects that may be more successful, incurring significant opportunity cost to do so. Further, if we were to deploy significant resources to particular platforms that ultimately failed to attract market participants or materialize as anticipated, we may incur costs that we may never recover. If we fail to realize returns on such development initiatives, or if our customers require that we service technologies that are too costly to maintain, this could have an adverse effect on our business, results of operations and financial condition.

        If we are unable to successfully develop or acquire new capabilities and functionality, enhance our existing solutions to anticipate and meet customer preferences and rapidly evolving industry requirements or sell our solutions into new markets, our revenues and profitability would be adversely affected.

         We may experience service failures or interruptions due to defects in the hardware, software, infrastructure, third-party components or processes that comprise our existing or new solutions, any of which could adversely affect our business.

        Our solutions are complex and may contain undetected defects in the hardware, software, infrastructure, third-party components or processes that are part of such solutions. If these defects lead to service failures, we could experience delays or lost revenue, diversion of software engineering resources, material non-monetary concessions, negative media attention or increased service costs as a result of performance claims during the period required to correct the cause of any such defects. We cannot be certain that defects will not be found in new solutions or upgraded solutions, resulting in loss of, or delay in, market acceptance, which could have an adverse effect on our business, results of operations and financial condition.

        Our solutions are designed to automate various order fulfillment and product listing functions across multiple online channels for large volumes of our customers' sales, as well as to ensure that their sales comply with the policies of each channel, and sometimes to dynamically determine or communicate product pricing at any given moment. In the event that our solutions do not function properly, errors could occur, including that our customers might sell more inventory than they have in stock, make sales that violate channel policies or underprice or overprice their offerings. Overselling their inventory could force our customers to cancel orders at rates that violate channel policies. Underpricing could result in lost revenue or material losses to our customers and overpricing could result in lost sales. Any of these results or other errors could reduce demand for our solutions and hurt our business reputation.

        Any defect in, or disruption to, our solutions or any error in execution could cause our customers to seek recourse against us for losses or cancel their contracts with us, discourage potential customers from joining our network and harm our reputation. Although most of our contracts with our customers limit our liability for these defects, disruptions or errors, we nonetheless could be subject to litigation for actual or alleged losses to our customers' businesses. Where a particular defect is replicated across multiple large customers (as may conceivably occur in the context of a multi-tenant SaaS hosting environment), individual contractual liability caps may be aggregated across multiple claimants to create a much larger exposure. Defending a lawsuit, regardless of its merit, could be costly and divert management's attention and could cause our business to suffer.

        The insurers under our existing liability insurance policies could deny coverage of claims resulting from an error or defect in our technology or a resulting disruption in our solutions, or our existing liability insurance might not be adequate to cover all of the damages and other costs of such a claim. Moreover, we cannot assure you that our current liability insurance coverage will continue to be available to us on acceptable terms or at all. The successful assertion against us of one or more large claims that exceeds our insurance coverage, or the occurrence of changes in our liability insurance policy, including an increase in premiums or imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and operating results.

         Cybersecurity incidents could harm our business and negatively impact our financial results.

        Our business involves the collection and use of confidential and otherwise sensitive information of our customers and their trading partners, including, for example, customer shipping information and purchasing habits. The collection and use of this information sometimes requires our access to our customers' information systems, as well as to systems operated by our third-party technology providers. We serve as a conduit for transmitting information between our customers and their trading partners, as well as the third-party platforms they use for e-commerce transactions. In addition, given our critical role as a service provider to the retail industry, we believe that we are an attractive target for such attacks. If third parties seek to gain unauthorized access to our system as a means to access systems operated by our customers or our third-party providers, this would impair our customers' trust in our security practices.

        We cannot assure you that our efforts to prevent unauthorized access to or use of information we process or control will always be successful. Our security measures may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error or misconduct, malfeasance or otherwise, and may result in one or more third parties obtaining unauthorized access to our customers' data or our data, including our intellectual property and other confidential or other sensitive information, or our IT systems. Additionally, we may be subject to social engineering or other tactics that attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our customers' data or our data or IT systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Malicious parties may also conduct attacks designed to temporarily deny customers access to our services or our customers' websites.

        If our information security efforts are compromised, or if we fail to detect and appropriately respond to a data security breach, we could be subject to legal claims, including shareholder derivative suits, class actions or other direct claims by customers or other injured parties and governmental action. A data security breach may also adversely affect our reputation, increase our insurance costs or result in loss of coverage, and we may need to incur other significant costs to protect against information security breaches in the future, each of which could adversely impact our financial condition, results of operations and growth prospects. In addition, because of the critical nature of data security, any perceived breach of our security measures or harm to our reputation could cause existing or potential customers not to use our solutions.

        In addition, our customers' or our partners' online and other sales may be significantly impacted by cybersecurity incidents. For example, our customers or partners may experience "denial-of-service" type attacks that could make all or portions of such customers' or partners' websites unavailable for periods of time. Because a significant portion of our revenue is derived from transactions effected on (or through) our customers' and partners' websites, operational disruptions such as these could cause our revenue to decline.

         As our customers continue to scrutinize and refine their own data security practices, the security and confidentiality obligations they seek to impose on their SaaS and e-commerce providers are becoming increasingly onerous. Failure to meet expectations may hurt our business.

        Many of our customers and potential customers are prominent merchants and retailers that process large volumes of sensitive consumer and business data. As such, they are increasingly targeted for cybersecurity attacks. As highly publicized cybersecurity incidents within the retail and consumer goods sector are occurring with greater frequency, our customers and potential customers are increasingly seeking to shift these risks by pursuing more onerous contractual terms in their agreements. This may include requests for contractual commitments to burdensome security procedures, reporting, notification and audit rights, additional warranties, guarantees and other contractual assurances, indemnification provisions, specialized remedies and liability limitation exclusions. Our customers may also seek to require our adherence to customer-specific operational protocols and procedures that may compromise our ability to operate our business efficiently or that may be unworkable. Such obligations require that we continue to enhance our security programs and incur increased compliance costs to provide current and potential customers with protections they now expect. Such requirements also make it more difficult to obtain new customers as we experience longer sales cycles to negotiate mutually acceptable terms and increase the cost and complexity of our compliance procedures. If we are unsuccessful in our attempts to negotiate acceptable outcomes or meet expectations in this area, this could also lead to customer erosion or impede our ability to grow our sales and attract new customers.

         Our business is subject to a variety of U.S. and foreign laws and regulations that are continuously evolving, including those related to privacy, data security and data protection due to our collection, processing and use of personal information and other user data.

        We are or may become subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including laws and regulations regarding privacy, data protection, data security, data retention, consumer protection, advertising, electronic commerce, intellectual property, manufacturing, anti-bribery and anti-corruption, and economic or other trade prohibitions or sanctions. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws.

        In particular, there are numerous U.S. federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data, the scope of which is changing, subject to differing interpretations, and is inconsistent among different jurisdictions. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure to comply with our privacy or security policies or privacy-related legal obligations by us or third-party service providers, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our brand and operating results.

         We are subject to disparate and complex regulatory and contractual restrictions regarding our rights to use data that we process or produce through our systems. If we fail to fully understand or comply with these restrictions, we may be subject to liability and increased compliance costs, which may harm our business and negatively impact our financial results.

        We are subject to complex and differing regulatory and contractual restrictions governing our use of data that we process or produce through our systems. This includes contractual provisions with our customers, our vendors and other third parties we work with, as well as our privacy policy and other internal policies and applicable privacy and data security legislation to which we are subject. We rely on data we process and information derived from it to provide services to customers, develop new offerings and, where appropriate and permissible, to report on industry trends and elsewhere in our marketing efforts. Although we monitor these restrictions and have procedures in place to maintain compliance with these requirements, there can be no assurance that our compliance efforts will always be effective to ensure compliance, and third parties may seek to assert claims that our use of such data in a particular manner is unauthorized.

        Future litigation may be necessary to defend ourselves or to determine the scope, enforceability and validity of such restrictions or to establish our proprietary rights. Claimants may have substantially greater resources than we do and may be able to sustain the costs of complex litigation to a greater degree and for longer periods of time than we could. Regardless of whether such claims have any merit, these claims are time-consuming and costly to evaluate and defend and could:

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  hurt our reputation;

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  adversely affect our relationships with our current or future customers;

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  cause delays or stoppages in providing our services or developing new services;

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  divert management's attention and resources;

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  require technology changes to our software or business practices that would cause us to incur substantial costs;

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  subject us to significant liabilities; and

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  require us to cease some or all of our activities.

        In addition to liability for monetary damages against us, which may be unlimited by contract or regulation and which may include attorneys' fees or governmental fines, we may be prohibited from operating portions of our business or operating in jurisdictions that are dependent on obtaining such data use rights unless we obtain licenses from, and pay royalties to, the holders of such rights, which may not be available on commercially favorable terms, or at all. If we are required to make substantial payments or undertake any such other actions as a result of misappropriation claims against us or any obligation to indemnify our customers or other third parties for such claims, such payments or costs could have a material adverse effect upon our business and financial results.

         We could incur substantial costs in protecting our intellectual property from infringement, and any failure to protect our intellectual property could impair our business.

        We regard the protection of our intellectual property, which includes trade secrets, copyrights, trademarks and domain names, as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

        We have sought protection for some of our technologies and currently have registered trademarks in the CommerceHub name and several of our product names. We also have copyright protection with respect to our software code and protect trade secrets through non-disclosure agreements and employee confidentiality training. Effective intellectual property protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. We may be required to protect our intellectual property in an increasing number of domestic and foreign jurisdictions, a process that is expensive and may not be successful or which we may not pursue in every location. We may, over time, increase our investment in protecting our intellectual property through additional means, including patent and other filings which could be expensive and time-consuming.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Monitoring unauthorized use of our intellectual property is difficult and costly, and our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and have a material adverse effect on our business, operating results and financial condition. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our solutions and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed solutions may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying and use of our solutions and proprietary information may increase.

        There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property, then our business, brand, operating results and financial condition could be materially harmed.

         We have expanded, and may expand in the future, by acquiring or investing in other companies, which may divert our management's attention, result in dilution to our stockholders and consume significant resources.

        Our business strategy has included, and may include in the future, acquiring complementary services, solutions, technologies or businesses. For example, in January 2015, we acquired Mercent Corporation (Mercent) in order to expand our demand channel offerings and capabilities. We also have entered into, and may enter into in the future, relationships with other businesses to expand our service offerings, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to conditions or approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close.

        Current or future acquisitions, investments or new business relationships may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, the company's software is not easily adapted to work with ours or we have difficulty retaining the customers or partners of any acquired business due to changes in management or otherwise. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our business. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown liabilities. Any acquisition or investment may require us to use significant amounts of cash, issue potentially dilutive equity securities or incur indebtedness (which could be on terms unfavorable to us or that we could be unable to repay). In addition, acquisitions involve numerous risks, any of which could harm our business, including:

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  difficulties in integrating the operations, technologies, services and personnel of acquired businesses, especially if those businesses operate outside of our core competency of providing e-commerce SaaS and SaaS-plus solutions;

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  cultural challenges associated with integrating employees from acquired businesses into our organization;

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  ineffectiveness or incompatibility of acquired technologies or services;

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  failure to successfully further develop the acquired technology in order to recoup our investment;

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  potential loss of key employees of acquired businesses;

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  inability to maintain the key business relationships and the reputations of acquired businesses;

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  diversion of management's attention from other business concerns;

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  litigation for activities of acquired businesses, including claims from terminated employees, customers, former stockholders or other third parties;

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  in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

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  costs necessary to establish and maintain effective internal controls or other procedures and policies for acquired businesses;

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  increased fixed costs; and

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  adverse tax consequences, substantial depreciation or deferred compensation charges.

        Any of these risks could harm our business and operating results.

         Our long-term success depends, in part, on our ability to expand the sales of our e-commerce solutions to customers located outside of the United States, and thus our business is susceptible to risks associated with international sales and operations.

        Outside of the United States, we currently maintain offices and have sales personnel in the United Kingdom, and service customers in Canada. As part of our long-term strategy we intend to continue to expand our international operations. Any international expansion efforts that we may undertake may not be successful. In addition, conducting international operations in new markets will require considerable management attention and resources, is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, taxation systems, alternative dispute systems, regulatory systems and commercial infrastructures, and will subject us to additional risks that we have not generally faced in the United States, including risks associated with:

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  disparate government regulations from multiple nations relating to e-commerce and other services, electronic devices and competition, and restrictive governmental actions (such as trade protection measures, including export duties and quotas and custom duties and tariffs), nationalization and restrictions on foreign ownership;

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  limited fulfillment and technology infrastructure;

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  lower levels of consumer spending and fewer opportunities for growth compared to the U.S.;

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  localization of our solutions, including translation into foreign languages and adaptation for regulatory requirements and local practices;

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  lack of familiarity, and the burdens of complying, with applicable foreign laws and legal practices;

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  unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

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  differing technology standards;

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  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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  difficulties in managing and staffing international operations and differing employer/employee relationships, including recruiting and retaining employees in foreign countries;

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  fluctuations in exchange rates that may increase the volatility of our foreign based revenue;

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  compliance with the laws of numerous foreign taxing jurisdictions in which we conduct business, potential double taxation of our international earnings and potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems or due to changes in applicable U.S. and foreign tax laws, and restrictions on the repatriation of earnings;

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  increased costs to establish and maintain effective controls at foreign locations; the greater potential for corruption and bribery and compliance with anti-bribery and anti-corruption laws;

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  uncertain political and economic climates;

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  reduced or varied protection for intellectual property rights in some countries; and

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  overall higher costs of doing business internationally

        These factors may cause our international costs of doing business to exceed our comparable domestic costs. Any negative impact from our international business efforts could negatively impact our business, results of operations and financial condition as a whole. Further, there is no guarantee that the financial performance of our operations in international markets will be similar to our historical operations in the United States and Canada. A variety of factors, including different pricing models and costs related to building out additional operational infrastructure in international markets, could result in lower gross margins, operating margins, or cash flow.

         The loss of key personnel, including our Chief Executive Officer, or an inability to attract and retain highly skilled personnel may adversely affect our business and limit our ability to implement our business plan successfully.

        Our future success is dependent, in large part, upon our ability to attract and retain highly qualified managerial, technical and sales personnel. We face intense competition for qualified individuals from numerous technology and e-commerce companies, which may be able to offer more competitive compensation packages. Our headquarters have been located in Albany, New York since 1997 and, although we have been successful in attracting and retaining high-quality managerial, technical and sales personnel, the pool of available local talent with the specialized skills required for our business is smaller than in larger cities, and we may struggle to find adequate replacements if any of our key personnel were to leave. Although we also have operations Seattle, Washington, the competition for talent in Seattle is intense due to the increasing number of other technology and e-commerce companies with a large or growing presence in Seattle, and we cannot be certain we can attract, assimilate or retain such personnel in the future in such a competitive environment.

        The replacement of any key employee likely would involve significant time and costs, and the loss of any key employee may significantly delay or prevent the achievement of our business objectives. Our inability to attract and retain such personnel could have an adverse effect on our business, results of operations and financial condition.

         Conditions in the global economy, the markets we serve and the financial markets may adversely affect our business, results of operations and financial condition.

        Our business is sensitive to general economic conditions. Since 2008 the effects of the global financial crisis have adversely impacted the global economy. Slower global economic growth, the credit market crisis and European debt crisis, uncertainty relating to the Euro, high levels of unemployment globally, reduced levels of capital expenditures, changes in government fiscal and monetary policies, government deficit reduction and budget negotiation dynamics, sequestration, other austerity measures and other challenges affecting the global economy adversely affect us and our customers, including having the effect of:

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  reducing demand for our products and services, limiting the financing available to our customers, and resulting in longer sales cycles and slower adoption of new technologies;

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  increasing the difficulty in collecting accounts receivable;

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  increasing price competition in our served markets;

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  increasing the risk that we could be required to record charges relating to restructuring costs or the impairment of assets; and

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  increasing the risk that counterparties to our contractual arrangements will become insolvent or otherwise unable to fulfill their contractual obligations which, in addition to increasing the risks identified above, could result in preference actions against us.

        Improvement in the global economy remains uneven and uncertain. If slower growth in the global economy or in any of the markets we serve continues for a significant period, if there is significant deterioration in the global economy or such markets or if improvements in the global economy do not benefit the markets we serve, our business, results of operations and financial condition could be adversely affected.

Factors Relating to the Spin-Off

         The Spin-Off could result in a significant tax liability to Liberty and its stockholders.

        It is a condition to the Spin-Off that Liberty receive the opinion of Baker Botts, in form and substance reasonably acceptable to Liberty, to the effect that, for U.S. federal income tax purposes, the Spin-Off will qualify as a tax-free transaction to Liberty and its stockholders under Section 355 of the Code (except with respect to the receipt of cash in lieu of fractional shares).

        The opinion of Baker Botts will be based on the law in effect as of the date of the Spin-Off and will rely upon certain assumptions, as well as statements, representations and certain undertakings made by officers of Liberty and CH Parent and John C. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, Liberty's business reasons for engaging in the Spin-Off, the conduct of certain business activities by Liberty and CH Parent, and the plans and intentions of Liberty and CH Parent to continue conducting those business activities and not to materially modify their ownership or capital structure following the Spin-Off. If any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts that prevail at the time of the Spin-Off, the conclusions reached in such opinion could be adversely affected.

        Liberty does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Spin-Off. The opinion of Baker Botts will not be binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the conclusions reached in the opinion or that a court would not sustain such a challenge.

        Even if the Spin-Off otherwise qualifies under Section 355 of the Code, the Spin-Off would result in a significant U.S. federal income tax liability to Liberty (but not to Liberty stockholders) under Section 355(e) of the Code if one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by vote or value) in the stock of Liberty or in the stock of CH Parent (excluding, for this purpose, the acquisition of CH Parent common stock by Liberty stockholders in the Spin-Off) as part of a plan or series of related transactions that includes the Spin-Off. Any acquisition of the stock of Liberty or CH Parent (or any predecessor or successor corporation) within two years before or after the Spin-Off would be presumed to be part of a plan that includes the Spin-Off, although the parties may be able to rebut that presumption under certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the opinion of Baker Botts described above, Liberty or CH Parent might inadvertently cause or permit a prohibited change in ownership of Liberty or CH Parent, thereby triggering tax liability to Liberty, which could have a material adverse effect.

        If, for any reason, it is subsequently determined that the Spin-Off does not qualify for tax-free treatment (except with respect to the receipt of cash in lieu of fractional shares of our common stock), Liberty and/or its stockholders could incur significant tax liabilities determined in the manner described in "Material U.S. Federal Income Tax Consequences of the Spin-Off." As described further under "Certain Relationships and Related Party Transactions—Relationships between CH Parent and Liberty and/or Liberty Media—Tax Sharing Agreement," in certain circumstances, CH Parent will be required to indemnify Liberty, its subsidiaries, and certain related persons for taxes and losses resulting from the Spin-Off.

        For a more complete discussion of the opinion of Baker Botts and the material U.S. federal income tax consequences of the Spin-Off to Liberty and its stockholders, please see "Material U.S. Federal Income Tax Consequences of the Spin-Off."

         We may have a significant indemnity obligation to Liberty, which is not limited in amount or subject to any cap, if the Spin-Off is treated as a taxable transaction.

        Pursuant to the tax sharing agreement that we will enter into with Liberty in connection with the Spin-Off (the tax sharing agreement), we will be required to indemnify Liberty, its subsidiaries and certain related persons for taxes and losses resulting from the failure of the Spin-Off to qualify as a tax-free transaction under Section 355 of the Code to the extent that such taxes and losses (i) result primarily from, individually or in the aggregate, the breach of certain covenants made by our company (applicable to actions or failures to act by CH Parent and its subsidiaries following the completion of the Spin-Off) or (ii) result from the application of Section 355(e) of the Code to the Spin-Off as a result of the treatment of the Spin-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by vote or value) in the stock of CH Parent (or any predecessor or successor corporation).

        Our indemnification obligations to Liberty, its subsidiaries and certain related persons will not be limited in amount or subject to any cap. If we are required to indemnify Liberty, its subsidiaries or such related persons under the circumstances set forth in the tax sharing agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

        For a more detailed discussion of the terms of the tax sharing agreement, please see "Certain Relationships and Related Party Transactions—Relationships between CH Parent and Liberty and/or Liberty Media—Tax Sharing Agreement."

         We may determine to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        Under the tax sharing agreement, we will covenant not to take any action, or fail to take any action, following the Spin-Off, which action or failure to act is inconsistent with the Spin-Off qualifying for tax-free treatment under Section 355 of the Code. Further, the tax sharing agreement will require that we generally indemnify Liberty for any taxes or losses incurred by Liberty (or its subsidiaries) resulting from breaches of such covenants or resulting from the application of Section 355(e) of the Code to the Spin-Off as a result of the treatment of the Spin-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by vote or value) in the stock of our company (or any predecessor or successor corporation). As a result, we might determine to forgo certain transactions that might otherwise be advantageous.

        In particular, we might determine to continue to operate certain of our business operations for the foreseeable future even if a sale or discontinuance of such business might otherwise be advantageous. Moreover, in light of the requirements of Section 355(e) of the Code, we might determine to forgo certain transactions, including share repurchases, stock issuances, certain asset dispositions and other strategic transactions, for some period of time following the Spin-Off. In addition, our indemnity obligation under the tax sharing agreement might discourage, delay or prevent our entering into a change of control transaction for some period of time following the Spin-Off.

         We may incur material costs as a result of our separation from Liberty.

        We will incur costs and expenses not previously incurred as a result of our separation from Liberty. These increased costs and expenses may arise from various sources, including financial reporting, costs associated with complying with the federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration and human resources-related functions. Although Liberty Media will continue to provide certain of these services for us under the services agreement, we cannot assure you that the services agreement will continue or that these costs will not be material to our business.

         Prior to the Spin-Off, we will not have been an independent public company and we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent public company.

        Prior to the Spin-Off, our business was operated by Liberty as part of its broader corporate organization, rather than as an independent company. Liberty's senior management oversaw the strategic direction of our businesses and Liberty (directly and through its services agreement with Liberty Media) performed various corporate functions for us, including, but not limited to:

  •
  [selected human resources related functions;

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  tax administration;

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  selected legal functions (including compliance with the Sarbanes-Oxley Act of 2002), as well as external reporting;

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  treasury administration, investor relations, internal audit and insurance functions]; and

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  selected information technology and telecommunications services.

        Following the Spin-Off, neither Liberty nor Liberty Media will have any obligation to provide these functions to us other than those services that will be provided by Liberty Media pursuant to the services agreement between us and Liberty Media. If, once our services agreement terminates, we do not have in place our own systems and business functions, we do not have agreements with other providers of these services or we are not able to make these changes cost effectively, we may not be able to operate our business effectively and our profitability may decline. If Liberty Media does not continue to perform the services to be provided to us under the services agreement, we may not be able to operate our business effectively after the Spin-Off.

         We may not realize the potential benefits from the Spin-Off in the near term or at all.

        In this prospectus, we have described anticipated strategic and financial benefits we expect to realize as a result of our separation from Liberty. See "The Spin-Off—Reasons for the Spin-Off." In particular, we believe that the Spin-Off will better position us to take advantage of business opportunities, strategic alliances and other acquisitions through CH Parent's enhanced acquisition currency, as well as provide our management team with greater flexibility and independence in making commercial decisions that benefit our company. We also expect the Spin-Off to enable CH Parent to provide its employees with more attractive equity incentive awards. However, no assurance can be given that the market will react favorably to the Spin-Off or that the current discount applied by the market to the Liberty Ventures common stock will not be applied to CH Parent's common stock, thereby causing CH Parent's equity to not be as attractive to its employees and any potential acquisition counterparties. In addition, no assurance can be given that any investment, acquisition or other strategic opportunities will become available following the Spin-Off on terms that CH Parent finds favorable or at all. Given the added costs associated with the completion of the Spin-Off, including the separate accounting, legal and other compliance costs of being a separate public company, our failure to realize the anticipated benefits of the Spin-Off in the near term or at all could adversely affect our company.

         Our inter-company agreements are being negotiated while we are a subsidiary of Liberty.

        We are entering into a number of inter-company agreements covering matters such as tax sharing and our responsibility for certain liabilities previously undertaken by Liberty for our business. In addition, we are entering into a services agreement with Liberty Media pursuant to which it will provide to us certain [management, administrative, financial, treasury, accounting, tax, legal] and other services, for which we will reimburse them on a fixed-fee basis. The terms of all of these agreements (specifically the reorganization and tax sharing agreements) are being established while we are a subsidiary of Liberty and, therefore, may not be the result of arms'-length negotiations. Although we believe that the negotiations with Liberty Media regarding the services and facilities sharing agreements will be at arms'-length, the persons negotiating on behalf of Liberty Media also serve as officers of Liberty, as described above. We believe that the terms of these inter-company agreements are commercially reasonable and fair to all parties under the circumstances; however, conflicts could arise in the interpretation or any extension or renegotiation of the foregoing agreements after the Spin-Off. See "Certain Relationships and Related Party Transactions."

         Liberty's board of directors may abandon the Spin-Off at any time, and its board of directors may determine to amend the terms of any agreement we enter into relating to the Spin-Off.

        No assurance can be given that the Spin-Off will occur, or if it occurs that it will occur on the terms described in this prospectus. In addition to the conditions to the Spin-Off described herein (certain of which may be waived by the Liberty board of directors in its sole discretion), the Liberty board of directors may abandon the Spin-Off at any time prior to the distribution date for any reason or for no reason. In addition, the agreements to be entered into by CH Parent with Liberty in connection with the Spin-Off (including the reorganization agreement and the tax sharing agreement) may be amended or modified prior to the distribution date in the sole discretion of Liberty. If any condition to the Spin-Off is waived or if any material amendments or modifications are made to the terms of the Spin-Off or to any of our ancillary agreements prior to the Spin-Off, Liberty intends to promptly issue a press release and file a Form 8-K informing the market of the substance of such waiver, amendment or modification.

Factors Relating to our Common Stock and the Securities Market

         We cannot be certain that an active trading market will develop or be sustained after the Spin-Off, and, following the Spin-Off, our stock price may fluctuate significantly.

        There can be no assurance that an active trading market will develop or be sustained for our common stock after the Spin-Off. We cannot predict the prices at which any series of our common stock may trade after the Spin-Off, the effect of the Spin-Off on the trading prices of the Liberty Ventures common stock or whether the market value of the shares of our common stock and the shares of the corresponding series of the Liberty Ventures common stock held by a stockholder after the Spin-Off will be less than, equal to or greater than the market value of a share of the corresponding series of Liberty Ventures common stock held by such stockholder prior to the Spin-Off.

        The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

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  actual or anticipated fluctuations in our operating results;

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  changes in earnings estimates by securities analysts or our ability to meet those estimates;

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  the operating and stock price performance of comparable companies; and

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  domestic and foreign economic conditions.

         Transactions in our common stock by our directors, officers and employees could depress the market price of our common stock.

        Following the Spin-Off, our directors, officers and employees will own shares of, and equity incentive awards with respect to, our common stock. Sales of or other transactions relating to shares of our common stock by our directors, officers or employees could cause a perception in the marketplace that our stock price has peaked or that adverse events or trends have occurred or may be occurring at our company. This perception can result notwithstanding any personal financial motivation for these insider transactions. As a result, insider transactions could depress the market price for shares of one or more series of our common stock. In addition, in connection with the Spin-Off, outstanding equity incentive awards with respect to CommerceHub's existing common stock will be converted into options to acquire shares of our Series C common stock. Some of these awards have fully vested, while others remain subject to vesting conditions. We cannot predict the frequency or magnitude of any option exercises. Following the Spin-Off, we will implement a broker-assisted option settlement program, which will allow our optionholders to exercise their awards through open market sales of shares to settle the exercise price and/or tax withholding. Concentrated periods during which optionholders exercise and sell their shares could adversely affect the price of any series of our stock price.

         If, following the Spin-Off, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries' internal control over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures; our management will be required to assess and issue a report concerning our internal control over financial reporting. Our independent auditors are not required to express an opinion as to the effectiveness of our internal control over financial reporting until after we are no longer an "emerging growth company." At such time, however, our independent auditors may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Additionally, the lack of a report from our independent auditors may result in unsuccessful internal controls until such a report is obtained.

        Our compliance with Section 404 of the Sarbanes-Oxley Act will first be tested in connection with the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2017 (assuming we are no longer an "emerging growth company" at such time). The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. See "—We have not performed an evaluation of our internal control over financial reporting." During the course of its future testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, in each case, as of the applicable time at which such controls are required to be tested, investor confidence in our financial results may weaken, and our stock price may suffer.

         We have not performed an evaluation of our internal control over financial reporting.

        Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. We have identified a material weakness in our internal control over financial reporting relating to the processes and controls to properly identify and account for transactions of a complex and non-routine nature. We are assessing our staffing and resource needs in an effort to remediate the material weakness. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting. We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act of 2002, nor have we engaged an independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements.

         We qualify as an emerging growth company, and any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

        We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we currently intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our registration statements, periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the Spin-Off; (ii) the first fiscal year after our annual gross revenue is $1.0 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

        We cannot predict whether investors will find our common stock less attractive if we choose to rely on these exemptions while we are an emerging growth company. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

        Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this accommodation allowing for delayed adoption of new or revised accounting standards, and, we are therefore subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

         It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders.

        Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

  •
  authorizing a capital structure with multiple series of common stock: a Series B that entitles the holders to ten votes per share, a Series A that entitles the holders to one vote per share and a Series C that, except as otherwise required by applicable law, entitles the holders to no voting rights;

  •
  authorizing the issuance of "blank check" preferred stock, which could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

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  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

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  limiting who may call special meetings of stockholders;

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  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders;

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  establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

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  requiring stockholder approval by holders of at least 80% of our voting power or the approval by at least 75% of our board of directors with respect to certain extraordinary matters, such as a merger or consolidation of our company, a sale of all or substantially all of our assets or an amendment to our certificate of incorporation; and

  •
  the existence of authorized and unissued stock which would allow our board of directors to issue shares to persons friendly to current management, thereby protecting the continuity of its management, or which could be used to dilute the stock ownership of persons seeking to obtain control of us.

         After the Spin-Off, we may be controlled by one principal stockholder.

        John C. Malone currently beneficially owns shares of Liberty Ventures common stock representing approximately [    •    ]% of the aggregate voting power of the outstanding shares of Liberty Ventures common stock as of [    •    ]. Following the consummation of the Spin-Off, Mr. Malone is expected to beneficially own shares of our common stock representing approximately [    •    ]% of CH Parent's voting power, based upon the distribution ratios for the Spin-Off, and his beneficial ownership of LVNTA and LVNTB as of [    •    ]. Mr. Malone's rights to vote or dispose of his equity interest in CH Parent will not be subject to any restrictions in favor of CH Parent other than as may be required by applicable law and except for customary transfer restrictions pursuant to incentive award agreements.

         Holders of a single series of our common stock may not have any remedies if an action by our directors has an adverse effect on only that series of our common stock.

        Principles of Delaware law and the provisions of our certificate of incorporation may protect decisions of our board of directors that have a disparate impact upon holders of any single series of our common stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, including the holders of all series of our common stock. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. As a result, in some circumstances, our directors may be required to make a decision that is viewed as adverse to the holders of one series of our common stock. Under the principles of Delaware law and the business judgment rule, holders may not be able to successfully challenge decisions that they believe have a disparate impact upon the holders of one series of our stock if our board of directors is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of all of our stockholders.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements, including certain statements relating to the business strategies, market potential and future financial performance of our company and our subsidiaries, and other matters. In particular, information included under "The Spin-Off," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of our Business" and "Financial Statements" contain forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described herein under the headings "Risk Factors," the following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

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  customer demand for products and services and the ability of our company to adapt to changes in demand;

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  competitor responses to products and services;

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  the levels of online traffic to our customer's websites and their ability to convert visitors into customers;

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  the growth of the e-commerce industry and the SaaS enterprise application software market in general and particularly in our markets;

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  the growth of non-traditional e-commerce devices and platforms, including mobile devices and social networking applications;

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  the achievement of advances in and expansion of our platform and our solutions;

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  our ability to predict future commerce trends and technology;

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  the impact of changes in search engine algorithms and dynamics or search engine disintermediation;

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  changes to technologies used in our platform or new versions or upgrades of operating systems and internet browsers impacting the process by which merchants and customers interface with our platform;

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  uncertainties inherent in the development and integration of new business lines and business strategies;

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  our future financial performance, including availability, terms and deployment of capital;

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  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

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  the ability of suppliers and vendors to deliver products, equipment, software and services;

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  availability of qualified personnel;

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  changes in, or failure or inability to comply with, government regulations, including, without limitation, adverse outcomes from regulatory proceedings;

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  changes in the nature of key strategic relationships with partners and vendors;

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  general economic and business conditions and industry trends including the current economic downturn;

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  consumer spending levels, including the availability and amount of individual consumer debt;

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  costs related to the maintenance and enhancement of brand awareness by our subsidiaries;

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  advertising spending levels;

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  rapid technological changes;

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  the regulatory and competitive environment of the industries in which our company operates; and

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  fluctuations in foreign currency exchange rates and threatened terrorist attacks, political and economic unrest in international markets and ongoing military action around the world.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein or therein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 THE SPIN-OFF

Background for the Spin-Off

        The board of directors of Liberty periodically reviews with management the strategic goals and prospects of its various businesses, equity affiliates and other investments. In 2012, Liberty recapitalized its common stock into two new tracking stocks: the Interactive Group (which, in 2015, was renamed the QVC Group) and the Ventures Group, for the purpose of creating greater transparency for the assets and liabilities attributed to each group, among other reasons. Our company is currently attributed to the Ventures Group, having previously been attributed to the QVC Group. The QVC Group common stock and Liberty Ventures common stock are intended to track and reflect the economic performance of the QVC Group and the Ventures Group, respectively. Tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the QVC Group and the Ventures Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore no group can own assets, issue securities or enter into legally binding agreements. Holders of tracking stocks have no direct claim to the group's assets and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation. The Ventures Group is comprised primarily of Liberty's operating subsidiaries Bodybuilding and CommerceHub and Liberty's interests in Expedia, FTD, Interval, and LendingTree, along with investments in TWX and TWC, cash, certain liabilities related to exchangeable debentures of Liberty LLC and certain deferred tax liabilities. The QVC Group is primarily focused on Liberty's merchandise-focused televised-shopping programs, internet and mobile application businesses and has attributed to it Liberty's operating subsidiaries QVC and zulily, and Liberty's interest in HSN, along with cash and certain liabilities that reside with QVC and the other attributed entities, as well as outstanding senior notes and one series of Liberty LLC's exchangeable debentures and certain deferred tax liabilities. At present, Liberty intends to pursue a plan to spin-off a newly formed company, Liberty Expedia Holdings, Inc., comprised of, among other things, its entire ownership interest in Expedia and its subsidiary Bodybuilding. In the event such spin-off occurs, Liberty's interest in Expedia and Bodybuilding will no longer be attributed to the Ventures Group. Similarly, upon completion of the Spin-Off, CommerceHub will no longer be attributed to the Ventures Group.

        Although the public markets have responded favorably to these two tracking stocks, Liberty believes that the public markets continue to apply a meaningful discount to the underlying value of the businesses and assets attributed to the Ventures Group in establishing the trading value of the Liberty Ventures common stock due to the interrelationships of the businesses of Liberty, the multiple layers of financial reporting and uncertainty with respect to the allocation of corporate opportunities and capital resources among Liberty's tracking stock groups. Accordingly, in the fall of 2015, the Liberty board of directors determined to pursue the Spin-Off, as described in more detail below.

        Our company is currently a subsidiary of Liberty. Following the Spin-Off, our principal business, assets and liabilities will consist of CommerceHub (such business and assets, as well as any related liabilities, the CH Parent Assets and Liabilities). To accomplish the Spin-Off, following the internal restructuring as described below, Liberty will effect the distribution, whereby holders of LVNTA and LVNTB will receive, by means of a dividend, shares of our Series A common stock and Series C common stock, and shares of our Series B common stock and Series C common stock, respectively. Holders of QVCA and QVCB will not receive shares of our common stock in the Spin-Off. Following the Spin-Off, Liberty will cease to own any equity interest in our company, and we will be an independent publicly traded company. No vote of Liberty's stockholders is required or being sought in connection with the Spin-Off, and holders of Liberty Ventures common stock will have no appraisal rights in connection with the Spin-Off.

Reasons for the Spin-Off

        In determining to approve the Spin-Off, Liberty believed that the Spin-Off would result in the creation of stockholder value because it believed the aggregate trading value of our common stock and the Liberty Ventures common stock would exceed the aggregate trading value of the Liberty Ventures common stock in the absence of the Spin-Off. The Liberty board of directors took into account a number of factors in approving the Spin-Off, including the following:

  •
  The creation of a more traditional, asset-backed security in our common stock is expected to provide greater transparency for investors with respect to our business, resulting in more focus and attention by the investment community on our business and better highlighting our value.

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  The Spin-Off is expected to provide greater flexibility and independence for our management team to make quick and decisive commercial decisions that would benefit our company, as our company's management team is currently required to gain approval from Liberty for key strategic decisions.

  •
  The Spin-Off is expected to provide our company with a more attractive equity currency to use to fund strategic acquisitions and opportunities. We believe that our independent, publicly traded stock following the Spin-Off should be more efficiently valued as compared to the value the market currently assigns to our company as a subsidiary of Liberty. Further, we believe that the reduced complexity of our capital structure following the Spin-Off, as compared to Liberty, as well as our ability to offer a pure-play equity currency, will allow us to make more competitive acquisition offers, consisting of consideration that is more attractive to target stockholders.

  •
  The Spin-Off is expected to enhance the ability of our company to more effectively tailor our employee benefit plans and retention programs, including by converting our cash-settled equity awards into stock-settled equity awards, which will allow us to preserve capital to grow our business and avoid liquidity issues. In addition, we believe the issuance of our independent, publicly traded, and more efficiently priced equity securities following the Spin-Off will be more attractive to our management and employees and less dilutive to our stockholders. Liberty also expects that its outstanding equity awards with respect to Liberty Ventures common stock will become more valuable and attractive following the Spin-Off as a result of the expected increase in the aggregate trading price of the Liberty Ventures common stock and our common stock, thereby becoming a more effective tool in incentivizing and retaining its management and employees.

        The Liberty board of directors also considered a number of costs and risks associated with the Spin-Off in approving the Spin-Off, including the following:

  •
  after the Spin-Off, the Liberty Ventures common stock and our company will each have smaller individual market capitalizations than the current market capitalization of the Liberty Ventures common stock, and their trading prices may be more volatile than the Liberty Ventures tracking stock price was prior to the Spin-Off. The board also considered the possibility that the combined market values of the separate stocks may be lower than the market value of the Liberty Ventures common stock prior to the Spin-Off;

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  the risk of being unable to achieve the benefits expected from the Spin-Off;

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  the loss of synergies from operating as one company, particularly with respect to administrative and support functions;

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  the potential disruption of the businesses of Liberty and CommerceHub, as their management and employees devote time and resources to completing the Spin-Off;

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  the substantial costs of effecting the Spin-Off and continued compliance with legal and other requirements applicable to two separate public reporting companies; and

  •
  the potential tax liabilities that could arise from the Spin-Off, including the possibility that the IRS could successfully assert that the Spin-Off is taxable to holders of Liberty Ventures common stock and/or to Liberty. In the event such tax liabilities were to arise, our company's potential indemnity obligation to Liberty is not subject to a cap.

        Liberty's board of directors evaluated the costs and benefits of the transaction as a whole and did not find it necessary to assign relative weights to the specific factors considered. Liberty's board of directors concluded, however, that the potential benefits of the Spin-Off outweighed its potential costs, and that separating our company from Liberty in the form of a distribution to Liberty's stockholders that is generally tax-free is appropriate, advisable and in the best interests of Liberty and its stockholders.

Internal Restructuring

        Prior to the Spin-Off, Liberty will effect an internal restructuring resulting in CommerceHub becoming a wholly owned subsidiary of our company (the internal restructuring). As a result of the internal restructuring, upon the effective time of the Spin-Off, approximately [    •    ]% of the shares of our Series C common stock will be held by former minority holders of CommerceHub (the CommerceHub minority holders), providing liquidity to such minority holders, as we expect that shares of our Series C common stock will trade on the Nasdaq Global Select Market following completion of the Spin-Off as described in more detail above.

Interests of Certain Persons

        In connection with the Spin-Off, the executive officers and directors of Liberty will receive adjustments to their stock incentive awards with respect to Liberty Ventures common stock and stock incentive awards with respect to CH Parent common stock. See "—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards" below for more information.

        The executive officers of CH Parent are entitled to indemnification with respect to actions taken by them in connection with the Spin-Off under the organizational documents of CH Parent, as well as customary indemnification agreements to which CH Parent and these persons are parties.

        The Liberty board of directors was aware of these interests and considered them when it approved the Spin-Off.

Conditions to the Spin-Off

        Liberty's board of directors has reserved the right, in its sole discretion, to amend, modify, delay or abandon the Spin-Off and the related transactions at any time prior to the distribution date. In addition, the completion of the Spin-Off and related transactions are subject to the satisfaction (as determined by the Liberty board of directors in its sole discretion) of the following conditions, certain of which may be waived by the Liberty board of directors in its sole discretion:

  (1)
  receipt of the opinion of Baker Botts, in form and substance reasonably acceptable to Liberty, to the effect that the Spin-Off will qualify as a tax-free transaction under Section 355 of the Code (except with respect to the receipt of cash in lieu of fractional shares of our common stock), and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Liberty upon the distribution of our common stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of our common stock in the Spin-Off (except with respect to the receipt of cash in lieu of fractional shares of our common stock);

  (2)
  the effectiveness under the Securities Act of the Registration Statement on Form S-1, of which this prospectus forms a part, and the effectiveness of the registration of the CH Parent common stock under Section 12(b) of the Exchange Act;

  (3)
  the approval of Nasdaq for the listing of our Series A and Series C common stock; and

  (4)
  the receipt of any material regulatory or contractual consents or approvals that the Liberty board of directors determines to obtain.

        The first, second and third conditions set forth above are non-waivable. The Liberty board of directors may, however, waive the fourth condition set forth above. In the event the Liberty board of directors waives a material condition to the Spin-Off, Liberty intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Manner of Effecting the Spin-Off

        Liberty is effecting the Spin-Off by distribution to holders of its Liberty Ventures common stock as a dividend: (i) 0.1 of a share of our Series A common stock and 0.2 of a share of our Series C common stock for each whole share of LVNTA, and (ii) 0.1 of a share of our Series B common stock and 0.2 of a share of our Series C common stock for each whole share of LVNTB, in each case, held by such stockholder as of the record date. Cash will be paid in lieu of fractional shares.

        Following the record date and prior to the distribution date, Liberty will deliver all of the issued and outstanding shares of our Series A common stock, Series B common stock and Series C common stock to be distributed in the Spin-Off to the distribution agent. If you own Liberty Ventures common stock as of the close of business on the record date and you continue to hold such shares through the distribution date, the shares of our company's common stock that you are entitled to receive in the Spin-Off will be issued electronically in book-entry form, as of the distribution date, to you or to your bank or brokerage firm on your behalf, which we expect to occur within one business day of the distribution date to allow the distribution agent to effect the distribution of shares. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the Spin-Off. Please note that if any stockholder of Liberty Ventures common stock sells shares of LVNTA or LVNTB before the record date, so that such stockholder is not the record holder on the record date, the buyer of those shares, and not the seller, will become entitled to receive the shares of our common stock issuable in respect of the shares sold. If you are a holder of shares of Liberty Ventures common stock on the record date, you will be entitled to receive the shares of our company's common stock issuable in respect of those shares sold only if you continue to hold them through the distribution date. See "—Trading Prior to the Record Date" below for more information. On the distribution date, pursuant to the reorganization agreement to be entered into between our company and Liberty, our company will be spun off from Liberty and will become an independent publicly traded company. If you are a record holder of Liberty Ventures common stock on the record date and you continue to hold such shares through the distribution date, Computershare will mail you a book-entry account statement that reflects your shares of our company's common stock following the distribution date. If you are a beneficial owner of Liberty Ventures common stock (but not a record holder) on the record date and you continue to hold such shares through the distribution date, your bank or brokerage firm will credit your account with the shares of our company's common stock that you are entitled to receive on the distribution date.

        Stockholders of Liberty are not being asked to take any action in connection with the Spin-Off. No stockholder approval of the Spin-Off is required or being sought. Neither Liberty nor our company is asking you for a proxy, and you are requested not to send us a proxy. You are not required to pay any consideration, give up any portion of your Liberty Ventures common stock or take any other action to receive shares of our common stock in the Spin-Off.

Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards

        Options to purchase shares of Liberty Ventures common stock, restricted stock units with respect to shares of Liberty Ventures common stock and restricted shares of Liberty Ventures common stock have been granted to various directors, officers and employees and consultants of Liberty and certain of its subsidiaries pursuant to the various stock incentive plans administered by the Liberty board of directors or the compensation committee thereof. Below is a description of the effect of the Spin-Off on these outstanding equity awards.

  Option Awards

        Each holder of an outstanding option to purchase shares of Liberty Ventures common stock on the record date (an original Ventures option award) who is a member of the Liberty board of directors or an officer of Liberty holding the position of Vice President or above will receive (i) an option to purchase shares of the corresponding series of our common stock and an option to purchase shares of our Series C common stock (such new option awards, new CH Parent option awards) and (ii) an adjustment to the exercise price of and the number of shares subject to the original Ventures option award (as so adjusted, an adjusted Ventures option award). The exercise prices of and the number of shares subject to the new CH Parent option awards and the related adjusted Ventures option award will be determined based on the exercise price of and the number of shares subject to the original Ventures option award, the distribution ratios being used in the Spin-Off, the pre-Spin-Off trading price of Liberty Ventures common stock (determined using the volume weighted average price of the applicable series of Liberty Ventures common stock over the three-consecutive trading days immediately preceding the Spin-Off) and the relative post-Spin-Off trading prices of Liberty Ventures common stock and CH Parent common stock (determined using the volume weighted average price of the applicable series of common stock over the three-consecutive trading days beginning on the first trading day following the Spin-Off on which both the Liberty Ventures common stock and the CH Parent common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-Spin-Off intrinsic value of the original Ventures option award is allocated between the new CH Parent option awards and the adjusted Ventures option award.

        All other holders of original Ventures option awards will not receive any new CH Parent option awards as a result of the distribution. Rather, his or her original Ventures option award will instead be adjusted so as to preserve the pre-Spin-Off intrinsic value of the original Ventures option award based on the exercise price of and number of shares subject to such original Ventures option award, the distribution ratios being used in the Spin-Off, the pre-Spin-Off trading price of Liberty Ventures common stock and the post-Spin-Off trading price of Liberty Ventures common stock (determined as described above).

        Except as described above, all other terms of an adjusted Ventures option award and the new CH Parent option awards (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures option award. The terms of the adjusted Ventures option awards will be determined and the new CH Parent option awards will be issued as soon as practicable following the determination of the pre- and post-Spin-Off trading prices of Liberty Ventures common stock and CH Parent common stock, as applicable.

  Restricted Stock Units

        Each holder of a restricted stock unit with respect to shares of Series A or Series B Liberty Ventures common stock (an original Ventures restricted stock unit award) will receive in the distribution restricted stock units with respect to shares of CH Parent common stock, such that a holder will receive (i) 0.1 of a restricted stock unit of the corresponding series of CH Parent common stock and (ii) 0.2 of a restricted stock unit of Series C common stock of CH Parent (such new restricted stock units with respect to CH Parent common stock, new CH Parent restricted stock units) for each restricted stock unit with respect to shares of Liberty Ventures common stock held by them as of the distribution record date, with cash paid in lieu of fractional new CH Parent restricted stock units. Except as described above, all new CH Parent restricted stock units (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures restricted stock unit award.

  Restricted Stock Awards

        Each holder of a restricted stock award with respect to shares of Series A or Series B Liberty Ventures common stock (an original Ventures restricted stock award) will receive in the distribution (i) 0.1 of a restricted share of the corresponding series of CH Parent common stock and (ii) 0.2 of a restricted share of Series C common stock of CH Parent (such new restricted stock awards with respect to CH Parent common stock, also new CH Parent restricted stock awards) for each restricted share of Liberty Ventures common stock held by them as of the distribution record date, with cash paid in lieu of fractional new CH Parent restricted stock awards. Except as described above, all new CH Parent restricted stock awards (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding original Ventures restricted stock award.

  Transitional Stock Adjustment Plan

        All of the new CH Parent option awards and new CH Parent restricted stock awards will be issued pursuant to the CH Parent Transitional Stock Adjustment Plan (the transitional plan), a copy of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part. The transitional plan will govern the terms and conditions of the foregoing CH Parent incentive awards but will not be used to make any grants following the Spin-Off.

Effect of the Spin-Off on Outstanding CommerceHub Incentive Awards

        Prior to the completion of the internal restructuring and the Spin-Off, certain individuals, including employees and officers of CommerceHub, hold equity incentive awards with respect to shares of the existing CommerceHub common stock. In the Spin-Off, such equity incentive awards will be adjusted, such that each holder of an option award or a stock appreciation right with respect to shares of CommerceHub common stock will receive an option award with respect to shares of our Series C common stock, with the exercise price and number of shares subject to such new option awards based on the exercise price of and number of shares subject to the original option or original stock appreciation right and the exchange ratio to be used in the internal restructuring with respect to the CommerceHub minority holders.

Material U.S. Federal Income Tax Consequences of the Spin-Off

        The following discussion is a summary of the material U.S. federal income tax consequences of the Spin-Off to holders of Liberty Ventures common stock. This discussion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date of this prospectus. Such authorities are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders of Liberty Ventures common stock that are U.S. holders, as defined below, and that hold their shares of Liberty Ventures common stock as capital assets, within the meaning of Section 1221 of the Code. Further, this discussion does not discuss all tax considerations that may be relevant to holders of Liberty Ventures common stock in light of their particular circumstances, nor does it address any tax consequences to holders of Liberty Ventures common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of Liberty Ventures common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Liberty Ventures common stock as part of a straddle, hedge, conversion, constructive sale, wash sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences or any state, local, or foreign tax consequences.

        Holders of Liberty Ventures common stock are urged to consult with their tax advisors as to the specific tax consequences of the Spin-Off to them in light of their particular circumstances.

        For purposes of this section, a U.S. holder is a beneficial owner of Liberty Ventures common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state or political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Liberty Ventures common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Liberty Ventures common stock should consult its tax advisor regarding the tax consequences of the Spin-Off.

  U.S. Federal Income Tax Treatment of the Spin-Off

        The completion of the Spin-Off is conditioned upon the receipt by Liberty of the opinion of Baker Botts, in form and substance reasonably acceptable to Liberty and dated as of the date of the Spin-Off, to the effect that, for U.S. federal income tax purposes, the Spin-Off will qualify as a tax-free transaction under Section 355 of the Code (except with respect to the receipt of cash in lieu of fractional shares of our common stock). The receipt of the opinion may not be waived by the Liberty board of directors as a condition to the Spin-Off.

        The opinion of Baker Botts will be based on the law in effect as of the date of the Spin-Off and will rely on certain assumptions, as well as statements, representations and certain undertakings made by officers of Liberty and CH Parent and John C. Malone. These assumptions, statements, representations and undertakings are expected to relate to, among other things, Liberty's business reasons for engaging in the Spin-Off, the conduct of certain business activities by Liberty and CH Parent, and the current plans and intentions of Liberty and CH Parent to continue conducting those business activities and not to materially modify their ownership or capital structure following the Spin-Off. If any of those statements, representations or assumptions is incorrect or untrue in any material respect or any of those undertakings is not complied with, or if the facts upon which the opinion is based are materially different from the facts that prevail at the time of the Spin-Off, the conclusions reached in such opinion could be adversely affected.

        Liberty does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Spin-Off. The opinion of Baker Botts will not be binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the conclusions reached in the opinion or that a court would not sustain such a challenge.

        Assuming that the Spin-Off qualifies as a transaction described under Section 355 of the Code, then:

  •
  no gain or loss will be recognized by Liberty upon the distribution of our common stock to holders of Liberty Ventures common stock in the Spin-Off;

  •
  except with respect to the receipt of cash in lieu of fractional shares of our common stock, no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures common stock upon the receipt of shares of our common stock pursuant to the Spin-Off;

  •
  a stockholder who receives shares of our common stock in the Spin-Off will have an aggregate tax basis in its shares of Liberty Ventures common stock and shares of our common stock (including any fractional shares to which such holder was entitled, but for which cash was received in lieu of such fractional shares) immediately after the Spin-Off equal to the aggregate tax basis of the Liberty Ventures common stock that the stockholder held immediately before the Spin-Off, allocated between such shares of Liberty Ventures common stock and shares of our common stock in proportion to their relative fair market values; and

  •
  the holding period of the shares of our common stock received in the Spin-Off by a holder of Liberty Ventures common stock will include the holding period of its shares of Liberty Ventures common stock.

        Stockholders who have acquired different blocks of Liberty Ventures common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, the shares of our common stock received with respect to such blocks of Liberty Ventures common stock.

        If a stockholder receives cash in lieu of fractional shares of our common stock, the stockholder will be treated as receiving such fractional shares in the Spin-Off and then selling such fractional shares for the amount of cash received. The sale will generally result in the recognition of capital gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received for the fractional shares and the stockholder's tax basis in the fractional shares (determined as described above).

        If the Spin-Off does not qualify under Section 355 of the Code, Liberty would generally be subject to tax as if it sold the shares of our common stock distributed in the Spin-Off in a taxable transaction. Liberty would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of our common stock distributed in the Spin-Off over (ii) Liberty's aggregate tax basis in such shares of our common stock. A stockholder who receives shares of our common stock in the Spin-Off would be treated as receiving a taxable distribution in an amount equal to the total fair market value of such shares of our common stock (including any fractional shares deemed to be received by the stockholder). In general, the distribution would be taxable as a dividend (which may be taxable for individual U.S. holders at favorable rates applicable to qualified dividends, if certain holding period and other requirements are met) to the extent of the stockholder's share of Liberty's current and accumulated earnings and profits (as determined under U.S. federal income tax principles). Any amount of the distribution in excess of the holder's share of Liberty's current and accumulated earnings and profits (as determined under U.S. federal income tax principles) would be treated first as a non-taxable return of capital to the extent, generally, of the stockholder's tax basis in its shares of Liberty Ventures common stock with respect to which the distribution is received, with any remaining amount taxed as capital gain. A stockholder would have a tax basis in its shares of our common stock immediately after the Spin-Off equal to their fair market value. Certain stockholders may be subject to special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends.

        Even if the Spin-Off otherwise qualifies under Section 355 of the Code, the Spin-Off would result in a significant U.S. federal income tax liability to Liberty (but not to Liberty stockholders) under Section 355(e) of the Code if one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by vote or value) in the stock of Liberty or in the stock of CH Parent (excluding, for this purpose, the acquisition of CH Parent common stock by Liberty stockholders in the Spin-Off) as part of a plan or series of related transactions that includes the Spin-Off. Any acquisition of the stock of Liberty or CH Parent (or any predecessor or successor corporation) within two years before or after the Spin-Off (other than an excluded acquisition described in the preceding sentence) would be presumed to be part of a plan that includes the Spin-Off, although the parties may be able to rebut that presumption under certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the opinion of Baker Botts described above, Liberty or CH Parent might inadvertently cause or permit a prohibited change in the ownership of Liberty or CH Parent to occur. If the Spin-Off were determined to be taxable to Liberty under Section 355(e) of the Code, Liberty would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of our common stock distributed in the Spin-Off over (ii) Liberty's aggregate tax basis in such shares of our common stock.

        Pursuant to the tax sharing agreement, we will be required to indemnify Liberty, its subsidiaries, and certain related persons for taxes and losses resulting from the failure of the Spin-Off to qualify as a tax-free transaction under Section 355 of the Code to the extent that such taxes and losses (i) result primarily from, individually or in the aggregate, the breach of certain covenants made by CH Parent (applicable to actions or failures to act by CH Parent and its subsidiaries following the completion of the Spin-Off), or (ii) result from the application of Section 355(e) of the Code to the Spin-Off as a result of the treatment of the Spin-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by vote or value) in the stock of CH Parent (or any predecessor or successor corporation). For a more detailed discussion of the terms of the tax sharing agreement, please see "Certain Relationships and Related Party Transactions—Relationships between CH Parent and Liberty and/or Liberty Media—Tax Sharing Agreement."

  Information Reporting and Backup Withholding

        Under applicable U.S. Treasury regulations, each holder of Liberty Ventures common stock who, immediately before the Spin-Off, owns at least 5 percent (measured by vote or value) of the total outstanding common stock of Liberty must attach to such holder's U.S. federal income tax return for the year in which the Spin-Off occurs a statement setting forth certain information relating to the Spin-Off. In addition, all holders of Liberty Ventures common stock are required to retain permanent records relating to the amount, basis and fair market value of our common stock that they receive in the Spin-Off and to make those records available to the IRS on request.

        A stockholder may be subject to backup withholding (currently imposed at a rate of 28%) to the extent of any cash received in lieu of fractional shares of our common stock pursuant to the Spin-Off, unless the stockholder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption. In addition, a stockholder who receives cash in lieu of fractional shares of our common stock and fails to provide its correct taxpayer identification number or other adequate basis for exemption may be subject to certain penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a stockholder's U.S. federal income tax liability, provided that certain required information is furnished to the IRS on a timely basis.

  Net Investment Income

        A 3.8% tax is imposed on the net investment income of certain U.S. citizens and resident aliens and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income would generally include any capital gain recognized by a stockholder as a result of the receipt of cash in lieu of fractional shares of our common stock pursuant to the Spin-Off (net of certain capital losses).

Conduct of the Business of CommerceHub and the Ventures Group if the Spin-Off is Not Completed

        If the Spin-Off is not completed, Liberty intends to continue to conduct the business of the Ventures Group substantially in the same manner as it is operated today, and CommerceHub and Liberty intend for the business of CommerceHub to be conducted in substantially the same manner as it is operated today. From time to time, Liberty will evaluate and review its business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize stockholder value. In addition, it is anticipated that Liberty will continue to pursue its plan to spin-off a newly formed company comprised of, among other things, its entire ownership interest in Expedia and its subsidiary Bodybuilding whether or not the Spin-Off is completed.

Amount and Source of Funds and Financing of the Transaction; Expenses

        It is expected that Liberty will incur an aggregate of $[    •    ] million in expenses in connection with the Spin-Off, comprised of:

  •
  approximately $[    •    ] million of printing and mailing expenses associated with this prospectus;

  •
  approximately $[    •    ] million in legal fees and expenses;

  •
  approximately $[    •    ] million in accounting fees and expenses;

  •
  approximately $[    •    ] million in SEC filing fees; and

  •
  approximately $[    •    ] million in other miscellaneous expenses.

These expenses will be paid by Liberty from its existing cash balances.

Accounting Treatment

        The Spin-Off will be accounted for at historical cost due to the fact that our common stock is to be distributed pro rata to holders of Liberty Ventures common stock.

No Appraisal Rights

        Under the General Corporation Law of the State of Delaware, holders of Liberty Ventures common stock will not have appraisal rights in connection with the Spin-Off.

Results of the Spin-Off

        Immediately following the Spin-Off, we expect to have outstanding approximately [    •    ] shares of our Series A common stock, [    •    ] shares of our Series B common stock and [    •    ] shares of Series C common stock, based upon (i) the number of shares of LVNTA and LVNTB, respectively, outstanding as of [    •    ], 2016 and (ii) the number of shares of our Series C common stock that we expect to issue in connection with the internal restructuring. The actual number of shares of our Series A common stock, Series B common stock and Series C common stock to be distributed in the Spin-Off will depend upon the actual number of shares of LVNTA and LVNTB outstanding on the record date.

        Immediately following the Spin-Off, we expect to have approximately [    •    ] holders of record of our Series A common stock, [    •    ] holders of record of our Series B common stock and [    •    ] holders of record of our Series C common stock, based upon (i) the number of holders of record of LVNTA and LVNTB, respectively, as of [    •    ], 2016 (which amount does not include the number of stockholders whose shares are held of record by banks, brokerage houses or other institutions, but includes each such institution as one stockholder) and (ii) the number of CommerceHub minority holders receiving shares of our Series C common stock in connection with the internal restructuring.

Listing and Trading of our Common Stock

        On the date of this prospectus, we are a wholly owned subsidiary of Liberty. Accordingly, there is no public market for our common stock. We expect to list our Series A common stock and Series C common stock on the Nasdaq Global Select Market under the symbols "CHUBA" and "CHUBK," respectively. Although no assurance can be given, we currently expect that our Series B common stock will be quoted on the OTC Markets under the symbol "CHUBB." Neither we nor Liberty can assure you as to the trading or quoted price of any series of our common stock after the Spin-Off. The approval of Nasdaq for the listing of our Series A common stock and our Series C common stock is a condition to the Spin-Off, which may not be waived by the Liberty board of directors.

Stock Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for all series of CH Parent common stock, as well as all series of Liberty common stock, including the Liberty Ventures common stock.

Trading Prior to the Record Date

        Prior to the record date, Liberty Ventures common stock will continue to trade on the Nasdaq Global Select Market in the regular way. During this time, shares of LVNTA and LVNTB that trade in the regular way will trade with an entitlement to receive shares of the same series of our common stock distributable in the Spin-Off. Therefore, if you own shares of either LVNTA or LVNTB common stock and sell those shares prior to the record date, so that you are not the record holder of such shares on the record date, you will also be selling the shares of our common stock that would have been distributed to you in the Spin-Off with respect to the shares of LVNTA or LVNTB common stock you sell. However, because it is expected that the "ex-dividend" date for the Spin-Off will be the first trading date following the distribution date, if you are a holder of shares of LVNTA or LVNTB on the record date, you will be entitled to receive the shares of our company's common stock issuable in respect of those shares only if you continue to hold them through the distribution date. If you are a holder of shares of LVNTA or LVNTB on the record date but sell them between the record date and the distribution date, you will not be entitled to receive the shares of our company's common stock issuable in respect of those shares sold. On the first day of trading following the distribution date, we expect that shares of our Series A common stock and Series C common stock will begin trading under the symbols "CHUBA" and "CHUBK," respectively. Although no assurance can be given, we currently expect that our Series B common stock will be quoted on the OTC Markets under the symbol "CHUBB."

Reasons for Furnishing this Prospectus

        This prospectus is being furnished solely to provide information to Liberty Ventures stockholders who will receive shares of our common stock in the Spin-Off. We believe that the information contained in this prospectus is accurate as of the date set forth on the cover page of this prospectus. Changes to the information contained in this prospectus may occur after that date, and neither our company nor Liberty undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices or as required by law.

CAPITALIZATION

        The following table sets forth (i) CommerceHub's historical capitalization as of December 31, 2015 and (ii) CommerceHub's adjusted capitalization assuming the Spin-Off was effective on December 31, 2015. The historical financial statements for CommerceHub are included in this registration statement. The table below should be read in conjunction with CommerceHub's historical financial statements, including the notes thereto.

	December 31, 2015
	Historical	As Adjusted
	(amounts in thousands)
Cash and cash equivalents(1)	$19,337	19,337
Note Receivable—Liberty(2)	36,107	—
Share-based compensation liability(3)	96,213	—
New Credit Facility(4)	—	—
Equity
Common stock	—	426
Additional paid in capital	—	82,464
Parent's investment	22,784	—
Retained earnings	4,149	4,149

Total capitalization	$153,800	118,749

(1)
Excludes any cash to be paid to CH Parent by Liberty in connection with the Spin-Off with regard to the new CH Parent option awards (as described above in "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards."). See footnote (3) below.

(2)
In connection with the Spin-Off, the company is expecting repayment of an intercompany promissory note between the company and Liberty. The company anticipates using the funds from this repayment to declare a cash dividend to current stockholders immediately prior to the completion of the Spin-Off.

(3)
Outstanding share-based compensation awards will be converted into options to acquire shares of Series C common stock of CH Parent, upon completion of the Spin-Off, using the same exchange ratio as will be used to convert the existing outstanding shares of CommerceHub held by the CommerceHub minority holders into shares of Series C common stock of CH Parent pursuant to the internal restructuring. The liability of outstanding awards will be considered contributed equity at that time. Assuming an exchange ratio of approximately 2.2, which is the estimated exchange ratio for the internal restructuring, there would be outstanding options to acquire approximately 9,243,000 shares of Series C common stock of CH Parent, excluding new CH Parent option awards to be held by holders of original Ventures option awards and new CH Parent restricted stock units to be held by holders of original Ventures restricted stock unit awards in each case, following the adjustment of their equity awards in connection with the Spin-Off. See "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards." In connection with the issuance of new CH Parent equity awards to these holders of original Ventures equity awards, Liberty will make a one-time cash payment intended to compensate us for the dilution associated with the issuance of these new CH Parent equity awards.

(4)
In connection with the Spin-Off, the company expects to enter into a credit facility as more fully described "Description of Certain Indebtedness."

 SELECTED FINANCIAL DATA

        The following tables present selected consolidated financial statement information of CommerceHub. The selected historical information relating to CommerceHub's financial condition and results of operations is presented for each of the years ended December 31, 2015 and 2014. The financial data for the years ended December 31, 2015 and 2014 has been derived from CommerceHub's audited consolidated financial statements for the respective periods. The data should be read in conjunction with CommerceHub's consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

	December 31,
	2015	2014
	amounts in thousands
Summary Balance Sheet Data:
Cash and cash equivalents	$19,337	26,385
Note receivable—Parent	$36,107	35,507
Goodwill	$21,410	9,020
Software and deferred costs, net	$12,145	7,973
Deferred tax assets, net	$38,825	22,956
Total assets	$153,800	120,401
Deferred revenue	$12,022	9,779
Share-based compensation liability	$96,213	61,570
Total equity	$26,933	32,115

	Years ended December 31,
	2015	2014
	amounts in thousands, except per share amounts
Summary Statement of Operations Data:
Revenue	$87,614	65,761
Income (loss) from operations	$(6,948)	6,595
Interest income	$600	657
Income tax expense (benefit)	$(1,881)	2,945
Earnings (loss) attributable to CommerceHub, Inc. stockholders	$(5,051)	3,723
Unaudited Pro Forma earnings (loss) attributable to CommerceHub, Inc. stockholders per common share:	$(0.12)	0.09

DESCRIPTION OF OUR BUSINESS

Overview

        We provide a cloud-based e-commerce fulfillment and marketing software platform of integrated supply, demand and delivery solutions for large retailers, online marketplaces and digital marketing channels (collectively, demand channels), and consumer brands, manufacturers and distributors (collectively, suppliers). Our software platform acts as a hub that allows trading partners—our customers—to conduct omni-channel commercial relationships in consumer and business-to-business e-commerce markets. Approximately 9,500 trading partners have access to our platform daily to exchange critical information with each other, including orders, invoices, product information and other electronic documents. Collectively, our trading partner customers constitute a vibrant network of the largest retailers, marketplaces and brands in North America, including QVC, Walmart, Costco, Dell and many others that use our platform to interact with one another to more efficiently manage and orchestrate sophisticated supply-chain strategies across thousands of trading partners and physical distribution facilities. We estimate that, in 2015, our customers used CommerceHub to enable approximately $11.6 billion in the order volume and total economic value of goods (gross merchandise value or GMV).

        The value of our trading partner network continues to grow over time as more partners are added. For example, a retailer or online marketplace that wishes to do business with any of the suppliers on our network need only integrate their information system with CommerceHub once to gain the ability to send orders to any of these suppliers. Conversely, a supplier that wishes to do business with multiple retailers on our platform need only integrate their own system to CommerceHub once through an initial integration that can then be further configured to connect the supplier to other retailers on the platform. Our existing volume of retailer, marketplace and supplier customers constitute a critical mass of many of the most important players in North American e-commerce. This has helped our company achieve a meaningful network effect, whereby new suppliers are attracted to our network because of our retailer and marketplace customers, and new retailer and marketplace customers are attracted by our ability to facilitate their interaction with thousands of potential suppliers. This network effect has allowed us to grow our business with a comparatively low cost of customer acquisition.

        CommerceHub was founded because online retailers have, since the beginning of e-commerce, faced significant difficulties providing their customers with a large assortment of products for sale online. The difficulties were both financial and operational. For example, buying products from suppliers and holding them in inventory requires a significant amount of financial capital. Similarly, operating warehouses that receive and prepare orders for shipment is expensive and difficult. CommerceHub helps solve these problems by providing a platform where retailers and suppliers can more easily exchange electronic information and by enabling suppliers to process and ship customer orders on retailers' behalf. Through CommerceHub's platform, retailers are able to leverage the "virtual inventory" provided by a network of suppliers without losing control over the fulfillment process, and suppliers are able to unlock new sources of demand for their products.

        We have continued to enhance our software platform and introduce new solutions that we believe position us well for the further evolution of e-commerce. As e-commerce continues to take a larger share of overall retail sales, consumers have embraced online marketplaces such as Amazon, eBay and Jet, which provide a broad selection of products that are sold and fulfilled by third-party retailers. Coinciding with the trend toward larger product assortments, digital advertising platforms such as Facebook, Google and Pinterest have put the speed and power of e-commerce in the palm of consumers' hands through applications on mobile devices. At the same time, consumer expectations have increased to the point where fast and free or nearly-free delivery has become the norm.

        Our solutions unite supply, demand and delivery and provide our customers with a single platform to source and market the products consumers desire and to have those products delivered more rapidly to the consumer's doorstep.

        Specifically, we provide our customers with the following solutions:

  •
  Supply Solutions:  enable retailers to expand their product offerings without the economic and logistical limitations or risks typically associated with carrying physical inventory;

  •
  Demand Solutions:  provide retailers and suppliers with a single platform to gain greater access to shopper demand through a single connection to retail channels, marketplaces, paid search, social and advertising channels; and

  •
  Delivery Solutions:  facilitate rapid, cost-efficient, on-time delivery with greater control of, and visibility into, the consumer experience by leveraging our solutions to allow our customers to coordinate more effectively with delivery providers.

        Through our Supply Solutions, retailers and online marketplaces gain the ability to sell a broad selection of products without the cost of buying, storing and shipping inventory from warehouses by leveraging our network of approximately 9,500 drop-ship capable suppliers and third-party marketplace sellers that receive orders from demand channels and ship products directly to consumers.

        Our Demand Solutions provide access and management capability for the largest and most important e-commerce channels in North America. CommerceHub's platform allows sellers such as consumer brands, distributors and manufacturers to sell through major retailers, including Walmart, QVC, Costco and Dell, as well as leading online marketplaces, such as Amazon, eBay and Jet. In addition, companies that sell directly to consumers through their own websites can use CommerceHub to place advertisements, list products for sale and promote awareness of their products on Google Shopping, Yahoo Shopping, Pinterest, Facebook, comparison shopping engines and other e-commerce marketing channels.

        Our Delivery Solutions enable more rapid delivery through more efficient use of national, regional, local and specialty carriers. For example, our solution for enhanced delivery experience allows retailers to automatically and cost effectively adjust carrier service levels to meet consumer delivery promise dates. To help reduce delivery times, our network of third-party logistics partners helps retailers and sellers distribute inventory to locations that are closer to a wider distribution of consumers, thus reducing their delivery cost while simultaneously enabling consumers to receive their products quickly.

        We seek to grow our business by:

  •
  continuing to grow overall usage of our platform, including GMV we process through our platform;

  •
  expanding the number of retailer-to-supplier connections within our existing customer base;

  •
  leveraging our expansive trading partner network of retail customers to attract new suppliers, and our expansive network of suppliers to attract new retail and marketplace customers;

  •
  enabling our existing customers to more easily sell their product assortments through newly emerging e-commerce channels, such as social networks;

  •
  expanding our offerings and retail customer base to new geographic markets outside of the United States and Canada;

  •
  providing flexible integration options that allow any supplier, regardless of their level of technical sophistication, to meet the requirements to sell through major retailers and marketplaces; and

  •
  continuing to develop new and innovative solutions and features that help our customers capture a larger share of the growing e-commerce market to further increase the volume of e-commerce transactions processed through our platform.

        Our company was founded in 1997 by Frank Poore and Richard Jones, and was acquired by QK Holdings, Inc. in August 2006 and later by Liberty in May 2010.

Our Role as Strategic Partner to Retailers and their Suppliers

        CommerceHub is generally viewed as a "mission critical" partner to our retailer and supplier customers. We believe our solutions directly address the most important issues facing companies that are selling online today. Retailers and brands that sell direct-to-consumer face a challenging market environment characterized by flat to declining retail store sales, more demanding consumer expectations in terms of product availability and delivery, and the proliferation of emerging search and social e-commerce channels to convert sales. CommerceHub's platform and solutions enable our customers to meet these market challenges and more efficiently grow their online sales as a percentage of their overall business.

        There are several elements of our business that have enabled us to generate significant value for our demand channel and supplier customers. We have a long history of successfully helping our customers reduce the overall complexity of their relationships to help grow their revenue through e-commerce. Our solutions help our customers grow their online sales by facilitating more rapid fulfillment of consumer orders and allowing them to capture more consumer demand through marketplaces and digital advertising channels. Many of our customers use our Supply Solutions to enable a large percentage of their overall online sales. Our Demand Solutions provide our customers with a valuable means for attracting profitable consumer traffic to their websites. We believe that this combination of "supply" (enabling the fulfillment of consumer orders through a network of suppliers) with "demand" (connecting suppliers and retailers to consumer demand by facilitating access to online marketing channels) is unique in the industry and provides us with a compelling platform to continue to successfully grow our business.

        Because our solutions play a critical role in helping our customers manage a complex array of business relationships in a highly competitive retail environment, we have benefited from strong loyalty and enduring, long-term relationships with our customers. In addition, we believe we are becoming an increasingly strategic partner to our overall set of trading partner customers as we become increasingly integrated into their systems and go-to-market efforts, as the amount of business conducted through our platform increases, and as more retailers and suppliers connect centrally into the CommerceHub platform.

        Further enhancing the value of our platform are value-added capabilities that we continue to add to our platform for the benefit of our customers. Most of the new features we add to our platform are developed based on feedback we receive from our customers regarding challenges they face in e-commerce. For example, the following capabilities solve unique issues related to virtual inventory fulfillment, including:

  •
  managing high drop-ship order volumes with multiple parties: each consumer order must be managed with at least one third party that fulfills the order on the seller's behalf, which is more complex than traditional direct fulfillment, a complexity that increases exponentially when scaled across large retailer transaction volumes;

  •
  retail branding requirements: retailers frequently desire that the multi-party drop-ship fulfillment process be invisible to the consumer, which requires that third-party suppliers include retailer-branded packing slips and other materials in shipments to consumers; and

  •
  insight, analytics and proactive error resolution: retailers must monitor and track a high volume of drop-ship orders and identify shipments that are at risk of missing the consumer's delivery promise date.

Our Industry

        E-commerce has grown significantly over the last several years as consumers have increasingly shifted their retail purchases from traditional "brick-and-mortar" stores to online stores and marketplaces. This growth has been due to a number of factors, including:

  •
  the availability of a broader selection of merchandise online;

  •
  consumer convenience and ease of use;

  •
  more competitive and transparent pricing;

  •
  increased functionality and reliability of e-commerce websites;

  •
  the emergence of mobile-connected devices and specialized websites; and

  •
  the proliferation of online distribution channels.

        As a result of these factors, consumers today have more options to discover, research and purchase products online. Although these e-commerce growth drivers create significant opportunity for retailers and brand manufacturers, they also create additional complexities and challenges. Retailers and brand manufacturers seeking new avenues to expand their online sales must manage product data, transactions and delivery promises across hundreds of highly fragmented online channels with different requirements for conducting business, varying data attributes, evolving business models and competitive pressure to increase the pace of innovation.

        In addition to the shift toward e-commerce retailing, the organic growth of the economy and consumer spending provide an additional tailwind. In this environment, well-run brick-and-mortar retailers have increasingly focused on optimizing the interplay between their physical and online storefronts. This "omni-channel" approach allows customers to shop and interact between channels in a more fluid manner. This, in turn, allows shoppers to buy a product online, but pick it up in-store, retailers to fulfill online orders through in-store delivery by using their stores as warehouses, and shoppers to return a product purchased online to an in-store location. An omni-channel strategy allows a retailer to position its physical storefront not as a balance sheet liability, but rather as part of a platform to provide consumers with a more consistent, convenient and effortless retail experience, regardless of how they choose to engage the retailer. As a result of its success, we believe that omni-channel strategies now represent a more significant component of all retailers' revenue mix.

        Growth in e-commerce spending has consistently outpaced overall growth in retail sales, a trend that is expected to continue. Based on data from the U.S. Department of Commerce, e-commerce spending in the U.S. has grown at a compound annual rate of 15% since 2010, exceeding $341 billion in 2015 when it amounted to 7.3% of all retail sales. During the same period total non-inflation adjusted retail sales, offline and online, grew at a compounded annual rate of 4.2%.

E-commerce Fulfillment Industry Background

        The e-commerce fulfillment industry enables thousands of retailers around the world to transact and grow their relationships with tens of thousands of suppliers. Additional participants in this market include third-party logistics providers, parcel carriers and other delivery companies, fulfillment and warehousing providers and sourcing companies. Supply chain management involves communicating data about the goods themselves, data related to the exchange of goods among these trading partners, and information about the many thousands of companies who are members of the supply chain community. At virtually every stage of the supply chain there are inefficient, labor-intensive processes between trading partners (e.g., retailers and their suppliers or sellers and the online marketplaces on which the sellers list their goods for sale) with administrative and communication requirements, such as the exchange of product information between trading partners for the purpose of listing products for sale and verifying the status of goods before shipment, while in transit and upon delivery, to ensure that consumers receive the products they ordered by the date promised. Mistakes made during these processes negatively impact trading partners and their businesses, either through penalties that counter-parties impose, or through poor consumer experiences that discourage future purchases. E-commerce fulfillment solutions must address trading partners' needs for integration, collaboration, connectivity, visibility and data analytics to improve the speed, accuracy and efficiency with which goods are ordered and supplied.

        The industry initially focused on electronically connecting retailers and suppliers over the internet to avoid costly and error-prone manual, paper and fax-based communication processes. The next evolution included automating and streamlining these fulfillment transactions between retailers, suppliers and others in the supply chain, ensuring orders were placed accurately and quickly and that goods were delivered on time and in accordance with the retailer's requirements.

        As familiarity and acceptance of cloud-based services continues to accelerate, we believe companies, both large and small, will continue to turn to cloud-based solutions such as ours for their supply chain integration needs, as opposed to traditional on-premise software deployment.

Traditional Solutions

        Traditional e-commerce fulfillment solutions (ranging from non-automated paper or fax solutions to electronic solutions) that are implemented using on-premise licensed software tend to focus primarily on fulfillment automation within a single facility and among a small network of trading partners. On-premise licensed software provides connectivity between only one organization and its trading partners and typically requires significant time and technical expertise to configure, deploy and maintain, and to accommodate new trading partners added to the network. Providers of on-premise licensed software primarily link retailers and suppliers through the Electronic Data Interchange (EDI) protocol that enables the structured electronic transmission of data between organizations. Because of set-up and maintenance costs, technical complexity and a growing volume of requirements from retailers, the traditional software model is not well-suited for many retailers and suppliers, especially where the network includes small and medium-sized suppliers with smaller information technology budgets.

        Additionally, the traditional approach to supply chain automation involves a system architecture made up of many point-to-point connections between retailers and their suppliers. These multiple connections are inherently error-prone and can be difficult to adapt to changing requirements and market circumstances. For instance, if there is a broad trend in the market that many members of a retailing segment would like to adopt, a supplier would be faced with a series of enhancements, on a one-by-one basis, to the collection of connections they have with their retailers. Lacking flexibility and adaptability, traditional approaches do not have the architectural capabilities necessary for retailers and suppliers to maximize the opportunities presented by the rapid evolution of market trends.

Expansion of Product Assortments

        While online retailing has removed the shelf-space constraints placed on retailers wanting to offer a large product assortment to consumers, it has not removed the physical and operational constraints of storing products in inventory and providing the capability to quickly ship products to consumers when they are ordered. In fact, the ability to offer massive numbers of products for sale online has put more pressure on retailers to invest in additional warehouse and distribution operations and to increase financial capital investments to purchase and maintain larger inventories of goods for sale. As an alternative to expensive infrastructure investment, retailers looking to increase the number of products they offer often turn to third-party fulfillment mechanisms, specifically drop-ship fulfillment, to offer a wider array of product assortments through virtual inventory, without expanding distribution center capacity or increasing financial investment in inventory. With drop-shipping, a retailer or online marketplace seller is able to take a consumer's order and provide it to a supplier that then delivers the product directly to the consumer. The consumer perceives that the product was received directly from the retailer, even though the retailer never held the ordered items in inventory.

        Retailers impose their own specifications on their trading partners for electronically communicating their supply chain information. These specifications set the standards for transmitting and acknowledging invoices, inventory reporting, purchase orders and shipping notices. Suppliers that transact with multiple retailers need to accommodate different specifications unique to each retailer, which often vary based on a retailer's size, industry and technological capabilities. Suppliers that fail to comply with a retail partner's specifications risk errors with processing orders and compliance fines. Such recurring performance issues may cause a retailer to discontinue its relationship with a supplier. As a result, suppliers are increasingly seeking out solutions to help them manage these challenges and improve their service levels with the retailers they supply.

        Before retailers and suppliers are able to exchange electronic files for order fulfillment, they must first exchange data related to the supplier's products. Additionally, the retailer must transform the supplier-provided product data into a format that the retailer's online storefront supports and enhance the data in a way that makes the product appear more compelling to consumers. This enhancement includes rewriting product titles and descriptions, creating additional data attributes that describe the products and manipulating product images to conform to the retailer's standards. All of this work falls under the responsibility of individual retailer and supplier employees, who frequently rely on general purpose software and tools, such as email and spreadsheets, to accomplish these tasks. This results in labor-intensive and error-prone processes with no activity tracking or management capabilities. The inefficiency of this process directly impacts a retailer's financial performance by increasing the amount of time and resources required to list products for sale online, or by reducing the number of products a retailer is able to carry online due to capacity constraints resulting from the manual tasks. A similar exercise takes place in the context of an online marketplace, where sellers must list products for sale and describe them in a manner that conforms to the marketplace's requirements.

Driving Demand

        E-commerce is a large and global market that continues to expand as retailers and manufacturers continue to increase their online sales. However, it is also an increasingly complex and fragmented market due to the hundreds of channels available to retailers and manufacturers and the rapid pace of change and innovation across those channels. Historically, a retailer or manufacturer might have simply established an online storefront and used a basic paid search program to drive traffic to its website.

Today, in order to gain consumers' attention in a more crowded and competitive online marketplace, many retailers and an increasing number of manufacturers sell their merchandise through multiple online channels (often referred to as an "omni-channel" marketing strategy), each with its own rules, requirements and specifications. In addition, retailers and manufacturers often seek to sell their products in multiple countries, each with its own local consumer preferences and behaviors.

        The fragmentation and increasing complexity of e-commerce channels is placing greater demands on retailers and consumer brands that seek to grow their online sales. These retailers and brands need omni-channel solutions that enable them to easily integrate their product offerings and inventory across multiple online channels. Traditional solutions, however, typically suffer from several limitations. In-house solutions are often costly, slow to implement and difficult to keep current. External solutions are often too narrowly tailored or aimed at helping retailers and manufacturers manage a single online channel or single category of channels rather than multiple platforms in a unified approach.

Delivering Products

        From the consumer's perspective, an e-commerce transaction is not complete until the ordered products arrive at their doorstep. There is room for error in even the simplest fulfillment process where a retailer is operating a single distribution facility with a small inventory of products. The complexity of having a large network of third-party drop-ship suppliers significantly increases the management complexity and likelihood of error. Instead of managing a single distribution facility, a retailer must ensure that hundreds, and potentially thousands, of third-party suppliers are shipping the correct product to the correct consumer address and that the product will arrive at the consumer's doorstep by the date the retailer promised. Every e-commerce order must be split into its component "line items" and transmitted to the relevant supplier, which must then select the appropriate carrier service level to meet the delivery promise date. Without management of the process across suppliers, the retailer risks uncontrolled costs as each supplier makes their own shipping decisions and then charges back to the retailer the cost of delivery. However, the consequences of poor supplier network performance are even more significant, as the consumer will blame the retailer for any fulfillment problems caused by the third-party supplier, thus damaging the customer's perception of the retailer's brand.

CommerceHub Solutions and Capabilities

        Our solutions help retailers, consumer brands, manufacturers, distributors and other market participants reduce the complexity of selling products through online sales channels, including by sourcing through multiple suppliers, selling on emerging online sales channels and delivering products to consumers. Beyond the cloud-based software required to build and operate successful e-commerce strategies, our solutions are provided to our customers with highly targeted services that help our customers rapidly adopt our solutions and maximize the utility they achieve through our solutions.

        By combining our software with value-added services, we enable easier adoption of the most effective strategies and tactics for product merchandising, online marketing and product delivery.

        Our solutions are:

        Supply Solutions: Assortment Expansion through Drop-Ship Fulfillment.    The core solution used by our retailer customers allows retailers to communicate electronically with their drop-ship suppliers through a single, integrated connection. Through this "virtual inventory" solution, retailers are able to link their order management systems (OMS) to each supplier's system to exchange order processing data in compliant formats, allowing for better order and inventory coordination. By using our software, retailers are able to communicate orders to their suppliers, view data indicating the inventory quantity each supplier has available, receive updates regarding the shipment of orders, view reports that describe each supplier's fulfillment performance and receive notifications when exceptions in the fulfillment process occur. Suppliers are able to receive and manage orders from multiple retailers through a web-based application (or a system-to-system connection for high-volume suppliers) and print retailer-branded packing slips for inclusion in shipments to consumers, as well as comply with each retailer's exacting requirements without needing to understand the retailer's underlying technical protocols. Retailers using our assortment expansion solution are able to compete more effectively in the market through the operation, at scale, of various delivery strategies, including drop-shipping, ship-to-store, in-store special orders and optimized delivery.

        Our assortment expansion solutions include the following capabilities:

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  Distributed Inventory Management—Our inventory management capability allows retailers to receive aggregated and geographically-enabled inventory data feeds from a large network of suppliers. Instead of manually receiving and processing individual inventory feeds separately for each of their suppliers, our inventory management capability aggregates disparate inventory data files and provides the resulting output to the retailer in a transformed file format that can be imported directly into the retailer's inventory management software to provide an updated view of the products available for sale from its suppliers. Including geographic location information in the inventory data feed enables retailers to select more efficient and cost-effective delivery methods, enabling product shipment from warehouses that are closer to the delivery destination.

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  Compliance Management—Our compliance management capability tracks supplier delivery performance, which is then aggregated and presented to the retailer in the form of performance reports and supplier "scorecards" that provide a snapshot of each supplier's fulfillment performance to help our retailer customers better manage and assess the performance of their supplier network, and helps suppliers improve performance to increase their volume of business with the retailer. Retailers can also use this enhanced visibility to identify trends and address systemic issues across their supplier network to improve the consumer experience by increasing the pace and accuracy of order fulfilment.

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  Returns Management—Our returns management capability helps retailers manage the process of accepting returns from consumers.

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  LTL and Special Order Management—Our "Less-Than-Truckload" (LTL) and special order capabilities provide management and visibility to facilitate the fulfillment of complex orders that require the coordination of several parties, including delivery agents and installers.

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  Product Content Collection, Management, and Syndication—Our product content capabilities enable retailers to automate the process of communicating their product content specifications to suppliers and allow suppliers to more efficiently upload their product catalog into CommerceHub's cloud-based environment in a format that is consistent with the retailer's requirements, thereby reducing the time and effort required for retailers to list new products for sale. Through our cloud-based software, the retailer is able to efficiently collect and manipulate product content so that it meets the retailer's specifications, and then export the compliant content to its website to expedite the process of adding products to their assortment.

        Demand Solutions: Consumer Demand Generation.    Our consumer demand generation solutions allow sellers (retailers and consumer brands) to upload their entire product catalog to our platform, and then transform and syndicate that product catalog to hundreds of e-commerce marketing channels. In contrast to competing solutions, our solution acts as the single source "master catalog" for a seller's entire product offering with the capability to transform product data into a format that is tailored to each marketing channel's unique requirements. Instead of the time-consuming process of managing point-to-point integrations with online marketing channels, sellers can upload their catalog once and then create content rules that transform and map the product data in a way that is optimized for each channel. Our consumer demand generation solutions facilitate multiple revenue enhancing strategies for retailers and consumer brands, including e-commerce marketing on significant digital advertising channels, selling on major online marketplaces and promotion of products through emerging social networks, such as Facebook and Pinterest.

        Our consumer demand generation solutions include the following capabilities:

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  Cross-Channel Optimization for Marketplaces—Our channel optimization capabilities for marketplaces provide the ability for retailers and brands to sell through online marketplaces such as Amazon, eBay and Jet while maintaining compliance with each marketplace's technical requirements. Sellers list the products they have for sale and provide price and inventory updates to the marketplace on an ongoing basis. When consumers buy products, our cloud-based software downloads the orders from the marketplaces and transmits them to the seller for fulfillment.

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  Cross-Channel Optimization for Digital Advertising—Our channel optimization capabilities for digital advertising manages the listing and configuration of product advertisements on a variety of different e-commerce marketing channels, including Google Product Listing Ads, Yahoo Gemini and Connexity (including Price Grabber and Shopzilla), as well as social networks, such as Facebook and Pinterest. Leveraging the data provided by the core master catalog capability of our demand generation solution, the digital advertising capability gives sellers the ability to optimize performance on supported e-commerce marketing channels by simplifying the process of managing a large number of online advertisement campaigns per channel. A seller that wants to create and manage hundreds of online advertisement campaigns on Google Product Ads can significantly reduce their workload through one process, managed through our software, which uses content rules to replicate campaign configuration across hundreds of campaigns.

        In January 2015, we completed our acquisition of Mercent, which is now integrated as a component of our overall Demand Solutions offering described above.

        Delivery Solutions: Enhanced Delivery Experience.    Our solutions for enhanced delivery experience help retailers and suppliers improve the efficiency of their consumer delivery networks through the application of algorithms that optimize shipping decisions and more effectively allocate physical product inventory across fulfillment locations.

        Our solutions for enhanced delivery experience include the following capabilities:

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  Shipping Optimization—Our shipping optimization capability allows retailers to use efficient algorithms to make shipping decisions that help our retailer customers reduce costs and delivery times and meet consumer promise dates. For example, retailers can use our solutions to automatically downgrade a shipment from the two-day priority service level to the more cost-effective ground service level if shipment via ground will meet the consumer's delivery promise date. Alternatively, a retailer can upgrade the service level of shipments that are at risk of arriving to the consumer late, based on the geographic location of the consumer, the supplier shipping the product and the date by which the consumer was promised delivery.

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  Integrated third-party logistics providers (3PLs)—Our integrated 3PL capability allows retailers and suppliers to partner and place physical inventory with third-party logistics providers that provide access to warehouses located closer to a broader distribution of consumers. The integrated 3PLs are then able to act as suppliers to the retailer (or supplier) and ship products to consumers that are located near the 3PL's facility, which reduces delivery costs and increases the speed at which the consumer receives their order.

Our Services

        In addition to our cloud-based software, we provide our customers with access to the following services to help them maximize the benefits of our technology:

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  Supplier Onboarding—We provide each supplier with onboarding services, whereby our personnel assist with activating and connecting large volumes of suppliers and sellers of any size with any supported retailer or online e-commerce channel using our proprietary streamlined and scalable processes.

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  Performance Marketing—CommerceHub provides e-commerce marketing services to select customers where our personnel use our system tools and automated processes to manage many aspects of digital marketing on behalf of our customers, including campaign management, bid management and data quality enhancement, allowing customers to outsource this expertise and focus their internal personnel on growing their businesses.

Revenue

        The majority of our revenue is derived from usage fees that are based on the volume of activity our customers achieve through our platform and from recurring subscription fees. The remaining portion of our revenue comes from services we provide to new and existing customers, including highly targeted services that are focused on helping our customers quickly adopt our solutions and maximize their utility.

        Usage revenue is derived primarily from fees charged to retailers and suppliers for their use of our platform to conduct business with their trading partners. Currently, these usage fees are primarily influenced by the volume of customer orders related to our Supply Solutions that are processed through our platform. Usage revenue also consists of fees for activity related to inventory management, third-party communication and fees related to the volume of online sales our customers achieve on certain demand channels.

        A customer's recurring subscription fee is based on several factors, including the number and type of trading partners (e.g., online retailers) that a customer is connected to through our platform, the number and type of demand channels (e.g., marketplaces, digital advertising channels and social networks) a customer accesses through our platform, and the adoption of certain available feature upgrades that further enhance the functionality of our platform. Total recurring subscription revenue grows as new trading partner customers join the platform, as those trading partners connect and create relationships with other trading partners, and as our customers adopt new features and upgrades that we make available.

        Our revenue is currently generated primarily from the United States and Canada.

Regulatory Matters

U.S. and Foreign Law and Regulation

        Various laws and regulations in the U.S. and foreign countries apply, both directly and indirectly, to our online commerce business. For example, U.S. and foreign laws and regulations regarding privacy, online commerce and communications, taxation, intellectual property and the provision of goods and services through the Internet may affect our business. U.S. and foreign laws and regulations are subject to the actions of U.S. and foreign governments at the national, state, regional and local levels, and to interpretation by U.S. and foreign courts. The application of U.S. and foreign laws and regulations to our business therefore is uncertain and subject to change.

Data Privacy and Security

        We are subject to laws governing the collection, use, retention, security and transfer of personally-identifiable information about our customers. The enactment, interpretation and application of user data protection and privacy laws are in a state of flux, and the interpretation and application of such laws may vary from country to country. For example, on December 15, 2015, the European Commission, the European Parliament and the Council of the European Union (Council) reached agreement on new data laws that give consumers additional rights and impose additional restrictions and penalties on companies for illegal collection and misuse of personal information. The European Parliament and the Council are expected to adopt the new laws in early 2016, with the laws to take effect two years later. Further, on October 6, 2015, the Court of Justice of the European Union invalidated the "Safe Harbor Framework," which had allowed companies to collect and process personal data in European Union nations for use in the U.S. European Union and U.S. authorities announced on February 2, 2016 that they had reached agreement on a new data transfer framework called the EU-U.S. Privacy Shield. The European Union and the U.S. must implement the new framework, which may be subject to legal challenge.

        In the U.S., the Federal Trade Commission has proposed a privacy policy framework, and legislation is pending in Congress that would require organizations that suffer a breach of security related to personal information to provide notice of such breach. Many states have adopted laws requiring notification to users when there is a security breach affecting personal data, such as California's Information Practices Act. Complying with these different national and state privacy requirements may cause our business to incur substantial costs. In addition, online commerce businesses such as ours have and post on their websites privacy policies and practices regarding the collection, use and disclosure of user data. A failure to comply with such posted privacy policies or with the regulatory requirements of federal, state or foreign privacy laws could result in proceedings or actions by governmental agencies or others (such as class action litigation) which could adversely affect our business. Technical violations of certain privacy laws can result in significant penalties, including statutory penalties. In 2012, the Federal Communications Commission (FCC) amended its regulations under the Telephone Consumer Protection Act (TCPA), which could subject our business to increased liability for certain telephonic communications with customers, including but not limited to text messages to mobile phones. Under the TCPA, plaintiffs may seek actual monetary loss or statutory damages of $500 per violation, whichever is greater, and courts may treble such damage awards for willful or knowing violations. Data collection, privacy and security are growing public concerns. Congress and individual states and foreign legislative bodies may consider additional online privacy legislation.

Online Commerce

        Our business also must comply with other federal and state laws and regulations regarding online communications and commerce to the extent applicable to our business. For example, the Children's Online Privacy Protection Act prohibits web sites from collecting personally identifiable information online from children under age 13 without parental consent and imposes a number of operational requirements. Certain email activities are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, commonly known as the CAN-SPAM Act. The CAN-SPAM Act regulates the sending of unsolicited commercial email by requiring the email sender, among other things, to comply with specific disclosure requirements and to provide an "opt-out" mechanism for recipients. Both of these laws include statutory penalties for non-compliance. The Digital Millennium Copyright Act limits, but does not eliminate, liability for listing or linking to third-party websites that may include content that infringes on copyrights or other rights so long as our business complies with the statutory requirements. Various states also have adopted laws regulating certain aspects of Internet communications. On February 24, 2016, the President signed legislation that permanently extends the moratorium on state and local taxes on Internet access and commerce.

        Additional Internet-related laws and regulations adopted in the future may cover issues such as defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. Such additional laws or regulations may slow the growth of e-commerce services and the Internet, which could in turn cause a decline in the demand for our customers' online commerce business, and increase our cost (or our customers' cost) of doing business or otherwise have an adverse effect on our business, operating results and financial conditions. Moreover, the applicability of existing laws governing issues such as property ownership, libel, personal privacy and taxation to commercial online services and the Internet is uncertain and could expose our business to substantial liability.

        On February 26, 2015, the FCC adopted rules in its open Internet proceeding that could restrict the ability of broadband providers to block or otherwise disadvantage our business. Among other things, the open Internet rules prohibit Internet service providers from: (1) blocking access to, or impairing or degrading, legal content, applications, services or non-harmful devices; and (2) favoring selected Internet traffic. Several broadband providers have challenged the open Internet rules in the United States Court of Appeals for the District of Columbia Circuit (D.C. Circuit). The D.C. Circuit is expected to rule on the challenge in 2016.

Proposed Changes in Law and Regulation

        The regulation of Internet services and access, privacy, data protection, e-commerce and related matters is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business will not be adversely affected by future legislation, regulation or deregulation.

Intellectual Property

        We rely on a combination of trademarks, copyrights, domain names, trade dress and trade secrets to protect our proprietary technology, our software code, our performance data and our brand. Certain of our intellectual property rights have been acquired through third-party licenses and agreements. We protect our intellectual property by relying on confidentiality procedures and contractual provisions, as well as on international, national, state and common law rights. In addition, we enter into confidentiality and invention assignment agreements with employees and contractors and confidentiality agreements with other third parties. We protect our brands through trademark registration of our core brands, maintenance of our trademark portfolio, contractual trademark rights protection and reliance on common law trademark rights. We also register copyrights and domain names as necessary.

Competition

        We compete primarily with other SaaS providers servicing the e-commerce industry. However, the competitive dynamics of our market are unpredictable because it is fragmented and rapidly evolving. Due to the nature of our business and the variety of products we offer, we do not believe there is any particular competitor or small group of competitors that compete with our business as a whole. Rather, our competitors vary by our solutions and offerings. Our Supply Solutions compete with similar offerings from VendorNet (which is owned by eBay Enterprise) and SPS Commerce, Inc. in North America and VirtualStock and Kewill, among others, in Europe. In addition, our Supply Solutions also face competition from in-house developed solutions used by retailers that choose to build and maintain their own proprietary integrations to online channels, using a combination of order management, custom written software and value-added networks. Our Demand Solutions have competitors in a highly fragmented market, including ChannelAdvisor Corporation, Merchant Advantage and various advertising and digital marketing agencies.

        We believe that there are several factors unique to our business that differentiate our solutions in the competitive marketplace, including:

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  the network effect of our existing connections and relationships with a diverse group of leading online channels, including retailers, manufacturers, 3PLs and other trading partners;

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  our history of long-term relationships with a blue-chip retailer customer base and our deep experience successfully serving and contributing to the growth of large retailers, which engenders trust in our capabilities as prospective retailers and suppliers consider engaging our services;

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  the breadth of our platform's existing integrations and support for a wide variety of online demand generation channels, including retailers, marketplaces and digital advertising platforms;

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  our focus on data-quality software and services to structure product data in an optimized format for each online channel;

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  a history of establishing and maintaining reliable integration connections with our trading partners;

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  a proven, scalable technology with easy to use and accessible software and services;

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  our brand recognition and reputation in the markets in which we operate; and

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  the reliability and performance of our cloud-based software.

Properties

        Our company leases approximately 49,500 square feet in Albany, New York to house our corporate headquarters, executive offices and data retention functions. We also lease approximately 25,000 square feet in Seattle, Washington and shared office facilities in London, England to house additional executive offices. Our data center is located in our offices in Albany, New York. Additionally, we have co-location arrangements with third-party data center providers with respect to servers we own and maintain at their facilities in Albany, New York and Chicago, Illinois to house back-up data center facilities capable of continuing our operations in the event of a disruption at our corporate headquarters.

        In connection with the Spin-Off, a wholly owned subsidiary of Liberty Media will enter into a facilities sharing agreement with our company, pursuant to which our company will pay to Liberty Media a sharing fee for use of Liberty Media's corporate offices located at 12300 Liberty Boulevard, Englewood, Colorado 80112 by those of its employees providing us with services pursuant to a services agreement, as discussed below. See "Certain Relationships and Related Party Transactions—Relationships between CH Parent and Liberty and/or Liberty Media—Facilities Sharing Agreement."

Employees

        CH Parent (on a nonconsolidated basis) currently does not have any corporate employees. We anticipate that, subsequent to the Spin-Off, certain existing executive officers of CommerceHub will serve as our company's initial executive officers and Liberty Media will provide CH Parent with certain transitional services pursuant to a services agreement. See "Management" and "Certain Relationships and Related Party Transactions—Relationships between CH Parent and Liberty and/or Liberty Media—Services Agreements."

        As of December 31, 2015, CommerceHub had approximately 331 full time and part-time employees. None of these employees were represented by a labor union or covered by a collective bargaining agreement. We believe that our employee relations are good.

Legal Proceedings

        From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying consolidated financial statements and the notes thereto.

Overview

        We are a cloud-based e-commerce fulfillment and marketing software platform provider of integrated supply, demand and delivery solutions for large retailers, online marketplaces and digital marketing channels (collectively, "demand channels"), and consumer brands, manufacturers, distributors and other market participants (collectively, "suppliers"). Our software platform allows trading partners—our customers—to sell more products online, promote products through retailers, marketplaces and digital advertising channels, and deliver products to consumers quickly. Approximately 9,500 trading partners have access to our platform daily to exchange critical information with each other, including orders, invoices, product information and other electronic documents. Collectively, our trading partner customers constitute a vibrant network of the largest retailers, marketplaces and brands in North America, including QVC, Walmart, Costco, Dell Computers and many others.

        We sell access to our integrated supply, demand and delivery solutions. These solutions leverage our trading partner platform and include capabilities that enable virtual inventory (or "drop-ship") fulfillment, e-commerce marketing and consumer demand generation (e.g., the syndication of seller product listings to relevant e-commerce channels), and shipping and delivery management.

        Through our solutions we help our customers solve many of the most critical problems in today's e-commerce market. Our customers use our platform and solution to expand the breadth of their product assortment so they can offer the products consumers want by assisting our customers to market those products on marketplaces, search engines, and emerging e-commerce channels such as Facebook and Pinterest. In addition, because no e-commerce transaction is complete until the consumer has received the product they ordered, we help our customers orchestrate rapid and cost-effective delivery of products.

        We built our company by first focusing on our Supply Solutions, which enable retailers to sell more products through the "virtual inventory" provided by an integrated network of drop-ship suppliers. In January 2015, we acquired Seattle-based Mercent to extend the reach of our platform to marketplaces, search engines, and other emerging e-commerce channels, such as social networks. When combined with our Delivery Solutions (which help our customers provide more rapid and cost-effective delivery), our company serves as a critical partner to retailers and suppliers who are focused on growing their business.

        Our solutions unite supply, demand and delivery and provide our customers with a single platform to source and market the products consumers desire and to have those products delivered more rapidly to the consumer's doorstep.

        Specifically, we provide the following solutions:

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  Supply Solutions:    enable retailers to expand their product offerings without the economic and logistical limitations or risks typically associated with carrying physical inventory;

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  Demand Solutions:    provide retailers and suppliers with a single platform to gain greater access to shopper demand through a single connection to retail channels, marketplaces, paid search, social and advertising channels; and

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  Delivery Solutions:    facilitate rapid, cost-efficient, on-time delivery with greater control of, and visibility into, the consumer experience by leveraging our solutions to allow our customers to coordinate more effectively with delivery providers.

        CommerceHub's platform exhibits significant network effects by connecting leading online retailers to our approximately 9,500 suppliers to enable order fulfillment and the generation of consumer demand through leading digital advertising platforms. Our expanding number of retail trading partners makes it more attractive for additional suppliers to join our platform, and the more suppliers we have on the platform the more attractive CommerceHub will be to additional retailers. This network effect provides powerful incentives for additional customers to join our platform which we believe has produced a comparatively low customer acquisition cost. Each retailer/supplier relationship is a "connection" through our platform that, in many cases, generates recurring subscription fees from both the retailer and supplier, in addition to usage fees related to the trading partner activity between the retailer and supplier. Examples of usage fees include fees related to the processing of orders, the exchange of inventory information and product information. The combination of top-line revenue growth, favorable gross margins associated with our cloud-based platform and low cost of customer acquisition have provided a history of positive operating cash flow and profitability, as measured by adjusted EBITDA.

        The majority of our revenue is derived from usage fees that are based on the volume of activity our customers achieve through our platform, as well as recurring subscription fees. The remaining portion of our revenue comes from services we provide to new and existing customers, including highly targeted services that are focused on helping our customers quickly adopt our solutions and then maximize their utility.

Key Financial Terms and Metrics

        Total Usage Revenue.    Usage revenue is derived primarily from fees charged to retailers and suppliers for their use of our platform to conduct business with their trading partners. These usage fees are primarily influenced by the volume of customer orders related to our Supply Solutions that are processed through our platform. Usage revenue also consists of fees for activity related to inventory management, third-party communication and variable fees related to the amount of online sales our customers achieve on our platform and solutions that are above minimum volume requirements.

        Total usage revenue grows as new trading partners are added to the platform, current trading partners connect and create relationships with other trading partners, and as the overall volume of goods purchased online through our retailers and supported demand channels increase. We track and measure total usage revenue because it measures the value that our customers receive through their adoption of our platform.

        Total Number of Customers.    Our customer base is comprised of trading partners which includes both retailers and suppliers. We calculate the total number of customers by counting the total number of all active customers at the close of a given period.

        Total Recurring Subscription Revenue.    A customer's recurring subscription fee is based on several factors, including the number and type of trading partners (online retailers) that a customer is connected to through our platform, the number and type of demand channels (marketplace, digital advertising channel or social network) a customer accesses through our platform and the adoption of certain available feature upgrades that further enhance the functionality of our platform. Subscription fees are charged on a standalone basis or in association with a minimum usage level required to be maintained by a customer in connection with our Demand Solutions.

        Total recurring subscription revenue grows as new trading partner customers join the platform, as those trading partners connect and create relationships with other trading partners and as our customers adopt new features and upgrades that we make available. We track and measure total recurring subscription revenue because it represents the size of our platform in terms of total trading partner customers and relationships between those customers, and the scope of their engagement with us in terms of their adoption of available feature upgrades.

        Adjusted EBITDA.    We measure our profitability through Adjusted EBITDA, which is a non-GAAP measure of financial performance. We calculate Adjusted EBITDA as net income or loss, plus depreciation of property and equipment and amortization of capitalized software costs and intangible assets, interest expense, interest income, income tax expense, share-based compensation expense, and other adjustments. Our management considers Adjusted EBITDA in reviewing our financial performance because we feel it is a relevant measure of the overall efficiency of our business model, whereby our platform provides a mechanism for retailers and suppliers to engage in long-term business relationships without the burden of supply-chain complexity.

Seasonality

        CommerceHub's customer base is diversified among different retail segments, including general merchandise, home improvement, office supplies, toys, electronics, furniture and perishables. As such, our revenue does not closely track the seasonality trend for any one specific retail segment. Historically, the percentage of our annual revenue has been relatively uniform over the first three quarters of the year with approximately 34% of our annual revenue being generated in the fourth quarter.

Domestic vs. Foreign Revenue Streams

        CommerceHub generates substantially all of its revenue in North America (United States and Canada). On August 6, 2014, we established an office in the United Kingdom to pursue the overseas market, but to date have not generated significant revenue from operations outside of North America.

Cost of Revenue

        Cost of revenue primarily consists of personnel costs including salaries, bonuses, payroll taxes, benefit costs and share-based payments for our teams supporting customer setup and onboarding, customer service, application support and performance marketing. The company capitalizes the cost of acquired software, payroll and payroll-related costs incurred in developing and enhancing our solutions and related product offerings, such as internal tools used by our operations teams. Amortization expense related to these costs are included in cost of revenue. Additionally, facility costs for the company's data centers, expenses attributable to credit card processing, communication service charges and depreciation expense related to computer equipment directly associated with generating revenue are captured in cost of revenue.

Sales & Marketing Expenses

        Sales and marketing expense consists of personnel expenses, including salaries, commissions, benefits, share-based compensation and bonuses for sales, client management and marketing employees. Other costs associated with sales and marketing include expenses incurred related to corporate marketing, including brand awareness and trade shows. We utilize a field sales approach working from strategically selected locations throughout the country. Much of our marketing effort is focused on thought leadership, as our marketing team engages with media and other industry influencers to publish and present on topics relevant to CommerceHub's solutions in trade publications and relevant industry conferences.

        Our client management expenses are attributable to our client executive organization whose primary role is to oversee and develop deep relationships with our customers and is responsible for strategic account management and coordination of cross-selling opportunities.

Research & Development Expense

        Research and development expense consists of personnel costs, including salaries and benefits, share-based compensation expense and bonuses for employees engaged in the design, development, testing and maintenance of our solutions. Also included are fees paid to third-party firms who assist in the development of our product solutions.

General & Administrative Expenses

        General and administrative expenses consist primarily of personnel costs, including salaries and benefits, share-based compensation expense and bonus and is related to overhead costs, including executive leadership, finance, legal, information technology, and human resource functions as well as professional service and other fees related to legal, tax, accounting and internal audit services and other costs including facilities fees and bad debt expense. Commencing in 2016, we expect increases to general and administrative expenses relating to resources required to support the Spin-Off and anticipated cost increases related to our anticipated credit facility and other public company compliance costs, anticipated to be in the range of an incremental $3 million to $5 million.

Executive Summary

Financial Information for 2015 Compared to 2014 Fiscal Year

	Year Ended December 31,		change
	2015	2014	$	%
Revenue	$87,614	65,761	21,853	33%
Cost of revenue	22,406	13,097	9,309	71%

Gross profit	65,208	52,664	12,544	24%
Operating expenses:
Sales and marketing	11,742	6,370	5,372	84%
Research and development	16,304	9,966	6,338	64%
General and administrative	44,110	29,733	14,377	48%

Income (loss) from operations	(6,948)	6,595	(13,543)	NM
Other income (expenses):
Interest income	600	657	(57)	–9%

Income (loss) before income taxes	(6,348)	7,252	(13,600)	NM
Income tax expense (benefit)	(1,881)	2,945	(4,826)	NM

Net income (loss)	$(4,467)	4,307	(8,774)	NM

Adjusted EBITDA:
Net income (loss)	$(4,467)	4,307	(8,774)	NM
Depreciation and amortization	7,794	4,417	3,377	76%
Interest income	(600)	(657)	57	–9%
Income tax expense (benefit)	(1,881)	2,945	(4,826)	NM
Share-based compensation expense	42,150	28,356	13,794	49%

Adjusted EBITDA	$42,996	39,368	3,628	9%

        Revenue.    The table below displays the components of our total revenue for the years ended December 31 (in thousands):

			change
	2015	2014	$	%
Revenue
Usage	$59,585	$45,018	$14,567	32%
Recurring subscription	23,636	15,966	7,670	48%
Non-recurring services	4,393	4,777	(384)	–8%

Total Revenue	$87,614	$65,761	$21,853	33%

        Our revenue increased $21.9 million or 33% for the year ended December 31, 2015, as compared to the same period in the prior year. This increase was attributable to a $14.6 million or 32% increase in our usage revenue and a $7.7 million or 48% increase in our recurring subscription revenue. The acquisition of the Mercent business contributed 16 percentage points to the overall revenue growth during the year.

        Usage revenue represented 68% of our total revenue for each of the years ended December 31, 2015 and 2014. The increase in our usage revenue was mainly driven by a 20% increase in the volume of customer orders processed through our platform over the year ended December 31, 2015, with the remaining increase being attributable to incremental revenue related to our other solutions charged on a per usage basis.

        Recurring subscription revenue represented 27% and 24% of our total revenue for the years ended December 31, 2015 and 2014, respectively. The growth in our recurring subscription revenue was driven by an 11% increase in our number of customers to 9,559 at December 31, 2015 from 8,599 at December 31, 2014.

        Revenue generated from non-recurring services, which represented 5% and 7% of our total revenue for the year ended December 31, 2015 and 2014, respectively, decreased $0.4 million or 8%. This decline was driven by lower customer setup fee revenue as a result of an increase in the estimated average expected life used for the revenue recognition time period of deferred vendor setup fees.

        Cost of Revenue.    Cost of revenue increased $9.3 million or 71% for the year ended December 31, 2015. The increase in cost of revenue in 2015 was primarily due to the activities associated with the Mercent acquisition and the amortization associated with the intangible assets acquired in the transaction. We also increased the number of employees in our customer service and other operational functions to support the growth of the company. The expense increase was partially offset by adjustments for allowance of state sales and use tax.

        Sales and marketing expenses.    Sales and marketing expense increased $5.4 million or 84% for the year ended December 31, 2015. The increase was primarily due to increased payroll and related costs associated with higher share-based compensation expense, the expansion of our sales team in addition to the expansion of our marketing personnel to enhance our product and business-to-business marketing efforts. Commission payments to our sales team were higher in 2015 due to the continued sales increases.

        Research and development expenses.    Research and development expenses increased $6.3 million or 64% for the year ended December 31, 2015. The increase was primarily due to increased payroll and related costs associated with higher share-based compensation, as well as the additional personnel associated with the acquisition of the Mercent business and continued investment towards improvements to our platform.

        General and administrative expenses.    General and administrative expense increased $14.4 million, or 48%, for the year ended December 31, 2015. The increase was primarily due to increased payroll and related costs related to share-based compensation expense and an increase in personnel to support the company in the areas of finance, billing, information technology, human resources and corporate development and additions to our executive level team. Other factors associated with the expense increase include amortization of intangibles associated with the Mercent acquisition, as well as higher rent, recruiting fees and software licenses.

        Other income.    Other Income decreased approximately 9% for the year ended December 31, 2015 from the year ended December 31, 2014. This was primarily attributable to a decrease in interest earned from the intercompany promissory note between the company and Liberty.

        Income tax benefit.    Income tax benefit increased $4.8 million for the year ended December 31, 2015, as compared to the prior period. The decrease of income taxes is primarily due to lower pretax book income. For each period, actual income tax may differ from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income is driven primarily by state and local income tax, net of Federal income tax benefits. For the year ended December 31, 2015, the difference between actual income tax expense and the computed tax is driven primarily by market adjustments for stock option exercised under are share-based compensation program. For further explanation regarding our income taxes refer to Note 11 to our financial statements.

        Adjusted EBITDA.    Adjusted EBITDA increased $3.6 million, or 9%, for the year ended December 31, 2015. The increase in Adjusted EBITDA was primarily due to additional operating income (excluding depreciation, amortization, and share-based compensation expenses) generated over that period, which was partially offset by increased expenses from the Mercent acquisition. The change in share-based compensation expense was attributable primarily to the increase in the valuation of the company and the increase in the number of shares vesting over the period, offset slightly by exercises and terminations of share-based awards.

Liquidity and Capital Resources.

        Historically, the cash we generate from operations has been sufficient to fund our working capital requirements and capital expenditures. Currently, cash flow from financing activities includes payments made to employees under our share-based compensation liquidity program. Subsequent to the Spin-Off, we anticipate that we will settle share-based arrangements using shares of our equity that will be issuable under stock plans that are expected to be in place at the time of the Spin-Off. Prior to the Spin-Off CommerceHub intends to establish a secured revolving credit facility to support any future strategic growth initiatives.

	Year Ended December 31,		change
	2015	2014	$	%
Net cash provided by (used in):
Operating activities	$24,534	19,449	5,085	26%
Investing activities	$(30,867)	(5,115)	(25,752)	NM
Financing activities	$(715)	(1,112)	397	36%

Cash Flow from Operating Activities

        Although the Company's net income decreased $8.8 million for the year ended December 31, 2015, this decrease was significantly attributable to increases in non-cash related expenses associated with share-based compensation, depreciation and amortization. Cash provided by operating activities increased $5.1 million or 26% for the year ended December 31, 2015 and was primarily driven by an increase in revenue offset partially by an increase in personnel related expenses to support the overall business expansion.

Cash Flow from Investing Activities

        Cash flow used in investing activities increased $25.8 million for the year ended December 31, 2015, as compared to the same period in the prior year, primarily due to the use of cash of approximately $20.2 million for the acquisition of Mercent. Prior to the Spin-Off, the company anticipates that Liberty will fully settle its obligation of the intercompany promissory note. As part of the internal restructuring and prior to the Spin-Off, the company plans to use proceeds from the settlement of the intercompany promissory note to pay a cash dividend to the shareholders of the company.

Cash Flow from Financing Activities

        Cash flow used in financing activities decreased $397 thousand, or 36%, for the year ended December 31, 2015. The primary reason for the decrease was lower redemption and repurchase of options and shares issued pursuant to option exercises under the liquidity program and payments associated with the exercise of awards under our share-based compensation programs.

Related Party Transactions

Intercompany Promissory Note

        In August 2012, the Company executed a two-year promissory note as a lender to Liberty. The agreed interest rate is based on the one-year LIBOR rate plus 150 basis points as determined on each anniversary of the note's effective date. In August 2014, both parties agreed to extend the note for an additional two-year period and to amend the interest rate to the one-year LIBOR rate plus 100 basis points. Liberty intends to repay all principal and interest due to the company prior to the Spin-Off. As of December 31, 2015, the balance due from Liberty was $36.1 million.

Agreement with QVC

        CommerceHub provides our solutions to an affiliate company, QVC, which is a wholly owned subsidiary of Liberty. For the years ended December 31, 2015 and 2014, revenue from fees paid by QVC, together with revenue from fees paid by QVC's suppliers, collectively accounted for approximately 8% and 10% of our total revenue, respectively.

Critical Accounting Policies and Estimates

        The preparation of our financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting policies and estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense reported.

Revenue Recognition

        The company generates revenue through delivery of the company's e-commerce fulfillment and marketing software platform, which is primarily represented by subscription and usage fees from retailers and suppliers, associated activation set-up fees for retailers and suppliers and professional services related to customer solution enhancements delivered during the term of the retailer subscriptions. The company utilizes its technology and personnel to deliver its service solutions to customers on an on-demand basis.

        The company follows Financial Accounting Standards Board ("FASB") guidance set forth in Accounting Standards Codification ("ASC") Topic 985-605-05 related to Hosting Arrangements and ASC Topic 605-25 related to Revenue Arrangements with Multiple Deliverables. The company recognizes revenue when all of the following conditions are met: there is persuasive evidence of an arrangement, the services have been delivered to the customer, the collection of the related fees is reasonably assured and the amount of the related fees is fixed and determinable.

        In most instances, revenue from new customer acquisition is generated under sales agreements with multiple elements, comprised of subscription fees, usage fees and related activation set-up fees that allow retailers and suppliers to access the company's solutions. Customers do not have the contractual right to take possession of the company's cloud software. The company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has stand-alone value and delivery of the undelivered element is probable and within the company's control.

        Subscription fees are charged on a stand-alone basis or in association with a minimum usage level required to be maintained by a customer in connection with our Demand Solutions. The company recognizes subscription fees as revenue in the period in which such subscription fee is earned. Usage fees are comprised of fees charged to customers based on the level of a customer's utilization of our solutions. Usage fee revenues are generated primarily from customer orders, content services, inventory management and third-party communication services. The company recognizes usage fee revenue in the period in which such usage is earned.

        Set-up fees provide access to the company's on-demand service solution through production launch and are billed during the implementation phase and recorded as deferred revenue until a customer's subscription period has commenced. On a limited basis, during a customer's subscription term, the company provides professional services to enhance the customer's on-demand service solution. Set-up fees and professional services related to customer solution enhancements do not have stand-alone value because they are only sold in conjunction with a subscription to our on-demand solutions, they are only sold by the company, a customer could not resell them, and they do not represent the culmination of a separate earnings process. Set-up fees without stand-alone value are recognized ratably over the longer of the life of the agreement or the expected customer life, which is currently estimated between 48 and 76 months based on the customer type and solution for which the set-up fee is associated. The company recognizes revenue for fees billed for solution enhancement services over the estimated remaining customer life. The company evaluates the length of the amortization period based on our experience with customer contract renewals and consideration of the period over which those customers will benefit from the related offerings.

        Deferred revenue primarily consists of the unearned portion of billed subscription and set-up fees.

Software and Deferred Costs

        Software and deferred costs consists of the cost of software that is acquired or internally developed and integration costs as follows:

        Software Costs:    The company capitalizes the cost of acquired software, payroll and payroll-related costs and third-party consulting fees incurred in developing and enhancing the company's platform and related product offerings as internal use software. Software costs are amortized over two to three years, which is the company's estimate of the average useful life of acquired and internally developed software. We continue to evaluate the useful life of capitalized software and it is possible that, in the future, the period over which such software costs are amortized may be adjusted. Any change in our estimate of the useful life of capitalized software will affect our future results of operations.

        Integration Costs:    The company defers payroll and payroll-related costs incurred in setting up and integrating new demand channels and suppliers onto our platform. Integration costs are amortized on a straight-line basis over the expected life of the customer contract, generally 48 to 76 months. We continue to evaluate the expected life of our customer relationships and it is possible that, in the future, the period over which such integration costs are recognized may be adjusted. Any change in our estimate of the customer relationship life will affect our future results of operations.

Share-based Compensation

Stock Options

        From the periods 1999 through 2010, CommerceHub granted non-qualified stock option units to its employees and directors at the grant date fair value. These options typically vested 25% each year over the first four years and have a contractual expiration date of ten years.

Stock Option Liquidity Program

        During 2006, CommerceHub adopted a stock option liquidity program (the "Liquidity Program") for eligible holders of stock options and certain eligible common shares (shares issued as a result of an option exercise). The Liquidity Program provides eligible option holders and stockholders the ability to cancel their vested options or sell their eligible common shares in exchange for cash payment. Cash consideration for the purchase and cancellation of tendered stock options is based on the fair value of CommerceHub's underlying common stock on the liquidity election date, less the stock option exercise price. The Company expects to terminate the liquidity program upon the effectiveness of the Spin-Off.

Stock Appreciation Rights Program

        Since 2010, CommerceHub has awarded stock appreciation rights ("SARs") at the fair value of CommerceHub's common stock on the date of grant. All participants are eligible to tender their vested SARs under the program and, prior to the Spin-Off, upon exercise the participant is entitled to receive a cash payment in an amount equal to the difference between the SAR grant price and the then current fair value. After the Spin-Off, it is expected that participants will receive options of CommerceHub, Inc. Series C common stock, resulting in the same value pre- and post- Spin-Off.

Estimating the Fair Value of Common Stock

        The fair value of shares granted under CommerceHub's stock option and SAR plans, in addition to the value used to estimate the stock-based compensation liability and related expense each period and upon an option holder or stockholder liquidity election under the Liquidity Program, is based on CommerceHub's best estimate of CommerceHub's underlying common stock price. With the assistance of an independent third-party advisory firm, CommerceHub estimates the value of common stock through a combination of three different approaches:

  •
  Market Multiple Approach

  •
  Guideline Transaction Approach

  •
  Discounted Cash Flow ("DCF") Approach

        The Market Multiple Approach involves the capitalization of revenue and earnings before interest, taxes, depreciation and amortization, and option expense. Multiples are determined through an analysis of certain publicly traded companies, selected on a basis of operational and economic similarity with the principal business and operational revenue model of CommerceHub. Multiples are calculated for the comparative companies based upon their trading prices. The risk analysis incorporates quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which

CommerceHub and the other comparative companies are engaged, relative size, profitability and growth rates.

        The Guideline Transaction Approach is similar to the Market Multiple Approach in that it involves a consideration of multiples of revenue and Adjusted EBITDA. However, multiples used for this approach were determined through the analysis of transactions involving controlling interests in companies with operations similar to CommerceHub's business.

        Internally prepared financial projections are used to develop the DCF Approach, a valuation method that estimates the present value of the projected cash flows to be generated from the business. In the DCF Approach, a discount rate, reflecting all risks of ownership and associated risks of realizing the stream of projected future cash flows, is applied to the stream of projected cash flows.

Estimating Stock Option and SAR values

        With the assistance of an independent third-party advisory firm, the company estimates the fair value of stock options and SARs granted at each financial statement reporting date using a Black-Scholes option-pricing model ("Black-Scholes model"). The Black-Scholes model incorporates assumptions to value stock-based awards, including the risk-free rate of return, expected term, volatility and dividend yield. We utilize a single risk-free interest rate over the expected term of each grant. The company estimates the risk-free interest rate based on the constant maturity U.S. Treasury yield curve as of the date of the valuation for the expected term of the stock option or SAR award granted. Our assumption for the expected term of stock option and SAR awards is 6.25 years, based on historical exercise data. For those options and SARs that have been outstanding for more than 6.25 years as of the valuation date, we estimate the life of such awards to be 10 years. We estimate the volatility of our common stock by analyzing both the historical and implied volatilities of comparable publicly traded companies (the same peer group used in the Market Multiple Approach in determining CommerceHub's common stock share value). Our expected dividend yield is zero, as CommerceHub has not paid any dividends on our common stock to date and does not expect to pay dividends in the foreseeable future.

        Stock compensation expense is recorded at the fair value (as described above) relative to the grant date of the respective stock option or SARs award multiplied by the percentage of the requisite service period completed to date less total compensation cost previously recognized. After the requisite service period is complete, compensation cost is remeasured based on the fair value (as described above) of the entire award at each consolidated balance sheet date until the award is exercised.

        The assumptions used in calculating the fair value of stock-based compensation awards represent management's best estimates. However, the estimates used involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

Goodwill & Intangible Assets

        We account for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Transaction and integration costs are expensed as incurred. Any excess of the acquisition price over the estimated fair value of individually identifiable net assets acquired is recorded as goodwill. Assets acquired may also include identifiable intangible assets, such as subscriber relationships, which are recognized separately from goodwill.

        Significant estimates and assumptions are required to value assets acquired and liabilities assumed at the acquisition date, as well as contingent consideration, where applicable. These estimates are inherently uncertain and subject to refinement and typically include the calculation of an appropriate discount rate and projection of the cash flows associated with each acquired asset. As a result, during the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. In addition, deferred tax assets, deferred tax liabilities, uncertain tax positions and tax-related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date. We reevaluate these items periodically based upon facts and circumstances that existed as of the acquisition date and any adjustments to its preliminary estimates are recorded to goodwill if identified within the measurement period. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations. During September 2015, the FASB issued new accounting guidance regarding purchase accounting adjustments made after the measurement period. The amendment requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. This guidance is effective for public company financial statements issued for fiscal years beginning after December 15, 2015.

        We review goodwill for impairment annually on December 1 and more frequently if events or changes in circumstances indicate that the asset might be impaired. Entities have the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two step goodwill impairment test, as described below. If this is the case, the two step goodwill impairment test is required. In evaluating goodwill on a qualitative basis, management reviews the company's financial performance and evaluates other factors as identified in the relevant accounting guidance to determine whether it is more likely than not that an indicated impairment exists for our single reporting unit. The company considers whether there are any negative macroenomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environment and how these factors might impact company-specific performance in future periods. If it is more likely than not that the fair value of a reporting is greater than its carrying amount, the two step goodwill impairment test is not required. If the two step goodwill impairment test is required, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying amount, step two does not need to be performed.

        Additionally, we review the recoverability of our long-lived assets upon the occurrence of certain triggering events. If the carrying value of our long-lived assets exceeds their undiscounted cash flows, we are required to write down the carrying value to fair value. Any such writedown is included in impairment of long-lived assets in our consolidated statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Due to the high degree of judgment involved in our estimation techniques, any value ultimately derived from our long-lived assets may differ from our estimate of fair value.

        For the years ended December 31, 2015 and 2014, the company performed a qualitative assessment of goodwill and determined that it was not more likely than not that the fair value of our single reporting unit was less than the carrying amount. Additionally, no triggering events were identified during the interim periods. Accordingly, no impairment losses were recorded in 2015 or 2014.

Income Taxes

        We record income taxes under the asset and liability method. Deferred tax assets and liabilities reflect our estimate of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider all relevant factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income and the carry forward periods available to us for tax reporting purposes, as well as assessing available tax planning strategies. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. This process requires management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions to which we are party. Due to inherent complexities arising from the nature of our business, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, actual income taxes may materially vary from these estimates and could have a significant impact on our financial position.

        We record liabilities to address uncertain tax positions we have taken in previously filed tax returns or that we expect to take in a future tax return. The determination for required liabilities is based upon an analysis of each individual tax position, taking into consideration whether it is more likely than not that our tax position, based on technical merits, will be sustained upon examination. For those positions for which we conclude it is more likely than not it will be sustained, we recognize the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority. The difference between the amount recognized and the total tax position is recorded as a liability. The ultimate resolution of these tax positions may be greater or less than the liabilities recorded.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        [To come.]

MANAGEMENT

Directors

        The following sets forth certain information concerning the persons who are expected to serve as the initial directors of our company immediately following the Spin-Off, including their ages, directorships held and a description of their business experience[, including, if applicable, current positions held with Liberty]. No assurance can be given, however, as to whether these directors will continue to serve on our company's board following the expiration of their respective terms, as their re-election will be subject to the approval of our company's stockholders.

Name	Position and Experience
[•]	[•]
Age: [•]
Professional Background:. [•]
Other Public Company Directorships:
Board Membership Qualifications:
Age: [•]	[•].
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Other Public Company Directorships: [•]
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[•]	[•].
Age: [•]
Professional Background: [•]
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Board Membership Qualifications: [•]
[•]	[•].
Age: [•]
Professional Background: [•]
Other Public Company Directorships: [•]
Board Membership Qualifications: [•]
[•]	[•].
Age: [•]
Professional Background: [•]
Other Public Company Directorships: [•]
Board Membership Qualifications: [•]
[•]	[•].
Age: [•]
Professional Background: [•]
Other Public Company Directorships: [•]
Board Membership Qualifications: [•]

Name	Position and Experience
[•]	[•].
Age: [•]
Professional Background: [•]
Other Public Company Directorships: [•]
Board Membership Qualifications: [•]
[•]	[•].
Age: [•]
Professional Background: [•]
Other Public Company Directorships: [•]
Board Membership Qualifications: [•]
[•]	[•].
Age: [•]
Professional Background: [•]
Other Public Company Directorships: [•]
Board Membership Qualifications: [•]

Executive Officers

        The following sets forth certain information concerning the persons [(other than [    •    ] who are also expected to serve as directors of our company and are described above)] who are the existing executive officers of CommerceHub and who are expected to serve as our company's initial executive officers immediately following the Spin-Off, including their ages, directorships held and a description of their business experience, including positions held with CommerceHub.

Name	Positions
Francis J. Poore	Chief Executive Officer and President of CH Parent.
Age: [•]
Founder and the Chief Executive Officer and President of CommerceHub from 1997 to 2006, Chief Strategist from 2011 to 2012 and President and Chief Executive Officer of CommerceHub from 2013 to present.
[•]
Age: [•]
[•]
Age: [•]

        Our company's executive officers will serve in such capacities until the first annual meeting of its board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

Director Independence

        It will be our company's policy that a majority of the members of its board of directors will be independent of its management. For a director to be deemed independent, our company's board of directors must affirmatively determine that the director has no direct or indirect material relationship with the company. To assist our company's board of directors in determining which of its directors will qualify as independent, the nominating and corporate governance committee of our company's board of directors is expected to follow the Corporate Governance Rules of the Nasdaq Stock Market on the criteria for director independence.

        In accordance with these criteria, it is expected that our company's board of directors will determine that each of [    •    ] qualifies as an independent director of our company.

Board Composition

        The board of directors of our company will be comprised of directors with a broad range of backgrounds and skill sets, including in [    •    ]. Detailed information on our company's policies with respect to board candidates will be available following the establishment of the board's nominating and corporate governance committee.

        The following directors will serve in the following classes upon completion of the Spin-Off:

Class I	Class II	Class III
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]

Committees of the Board

        It is expected that our company's board of directors will form the following committees: audit committee, compensation committee, nominating and corporate governance committee and executive committee, which will have comparable responsibilities to the corresponding committees of Liberty's board. It is currently contemplated that the members and chairmen of these committees (with the exception of the executive committee, which will not have a chairman) will be appointed prior to the completion of the Spin-Off:

Executive Committee	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
[•]	[•]	[•]	[•]
[•]	(Chairman)	(Chairman)	(Chairman)
	[•]	[•]	[•]

        In addition, it is currently contemplated that [    •    ] will be designated an "audit committee financial expert" for purposes of the Exchange Act and the rules and regulations of Nasdaq.

Compensation Committee Interlocks and Insider Participation

        Our company's board of directors does not currently have a compensation committee. It is expected that no member of our company's compensation committee (once formed) will be or will have been, during 2015, an officer or employee of our company or Liberty, or will have engaged in any related party transaction in which our company or Liberty was a participant. It is expected that no interlocking relationship will exist between our company's board and its compensation committee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

        This section sets forth information relating to compensation paid by our company to the following persons (who we collectively refer to as our named executive officers):

  •
  Francis Poore, our President and Chief Executive Officer;

  •
  Bob Marro, our Chief Financial Officer; and

  •
  Eric Best, our Chief Strategy Officer.

For purposes of the following discussion, references to our company and the named executive officers listed above relate to our operating subsidiary CommerceHub and certain of its executive officers and not CH Parent or its executive officers, unless otherwise noted.

Summary Compensation Table

Name and Principal Position (as of 12/31/15)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Francis Poore	2015	369,048	—	—	—	[•]	15,951	384,999
President and Chief Executive Officer
Bob Marro	2015	248,968	—	—	1,224,000	[•]	15,951	1,488,919
Chief Financial Officer
Eric Best	2015	224,170	—	—	587,520	[•]	12,075	823,765
Chief Strategy Officer

(1)
Reflects the grant date fair value of stock appreciation rights (SARs) awarded to Mr. Marro and Mr. Best, which have been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 3 to our consolidated financial statements for the year ended December 31, 2015 included in this prospectus.

(2)
The actual amounts earned with respect to each named executive officer's annual bonus for the 2015 fiscal year have not been determined and are not calculable as of the date of this prospectus. The amounts earned by our named executive officers are expected to be determined by the board of directors prior to April 30, 2016.

(3)
We are a participating employer in the Liberty Interactive 401(k) Savings Plan, which provides employees with an opportunity to save for retirement. The Liberty Interactive 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan (subject to specified maximums and IRS limits), and we contributed a matching contribution based on the participants' contributions as set forth in the plan. Participant contributions to the Liberty Interactive 401(k) Savings Plan are fully vested upon contribution.

Generally, participants acquire a vested right in our matching contributions as follows:

Years of Service	Vesting Percentage
Less than 1	0%
1 or more but fewer than 2	50%
2 or more	100%

  Included in this column, with respect to each named executive officer are the following matching contributions made by our company to the Liberty Interactive 401(k) Savings Plan in 2015:

Name	Amount ($)
Francis Poore	15,900
Bob Marro	15,900
Eric Best	12,075

  With respect to these matching contributions, all of our named executive officers are fully vested.

(4)
Included in this column are the following life insurance premiums paid on behalf of each of the named executive officers during 2015:

Name	Amount ($)
Francis Poore	51
Bob Marro	51
Eric Best	—

Executive Compensation Arrangements

        We have entered into employment agreements with all of our named executive officers. These agreements provide for at-will employment and generally include the named executive officer's initial base salary, an indication of eligibility for an annual cash bonus and equity awards. These employment arrangements are described below.

  Francis Poore

        On December 23, 2010, we entered into an employment agreement with Francis Poore that established his initial compensation with our company, including his annual bonus target of 50% of base salary, and provided for certain post-employment compensation and benefits upon his termination. Effective January 10, 2013, Mr. Poore's employment agreement was amended in connection with his promotion to President and Chief Executive Officer of our company (as so amended, the Amended CEO Agreement). The Amended CEO Agreement extends the initial term of Mr. Poore's original employment agreement from January 10, 2015 to January 10, 2017 and provides that this term may be automatically extended to January 10, 2018, unless we or Mr. Poore provides a notice of termination at least 60 days before January 10, 2017. The Amended CEO Agreement also (i) provides for an initial base salary of $345,000, subject to annual review by our board of directors and which has since increased to $369,048 for 2015, (ii) modifies the revenue and operational milestones with respect to vesting of the SARs granted to Mr. Poore on January 14, 2011 and (iii) makes other clarifying changes to the post-employment payment provisions in the original agreement. The other terms of Mr. Poore's original agreement remain unchanged.

        Mr. Poore's original employment agreement, as amended by the Amended CEO Agreement, provides for post-employment compensation and benefits, which are described in "—Post-Employment Compensation and Benefits."

  Bob Marro

        Mr. Marro joined our company as Chief Financial Officer in February 2007. We entered into an employment agreement, dated February 21, 2007, with Mr. Marro (the CFO Agreement) that set the terms of his employment as our Chief Financial Officer. The CFO Agreement provides for a term that can be automatically extended for consecutive one-year periods after the expiration of the initial term on February 21, 2011, unless we or Mr. Marro provides a notice of termination at least 60 days before February 21 of each year. The CFO Agreement also provides that Mr. Marro's base salary is subject to annual review by the board of directors, and for 2015, Mr. Marro's base salary increased from $218,938 to $248,968. Mr. Marro also received a grant of 160,000 stock options pursuant to the CFO Agreement.

        On January 29, 2015, Mr. Marro received an award of 150,000 SARs that vests in four equal tranches on each of the first four anniversaries of January 29, 2015, the grant date. These SARs have a base price of $23.43, which was the fair market value of our common stock on the grant date. When exercised, the SARs may only be settled in cash in an amount equal to the excess of the fair market value of our stock on the date of exercise over the base price of the SAR.

        Mr. Marro was also eligible for an annual cash bonus, with a target bonus of 40% of base salary. The terms of our 2015 bonus program are described in "—2015 Bonus Program."

        The CFO Agreement provides for post-employment compensation and benefits, which are described in "—Post-Employment Compensation and Benefits."

  Eric Best

        Mr. Best joined our company as Chief Marketing Officer in January 2015 in connection with our acquisition of Mercent Corporation, and he is now our Chief Strategy Officer. We entered into an amended and restated employment agreement, dated January 8, 2015 with Mr. Best (the CSO Agreement) to set the terms of his employment in that position. The agreement provides for an initial term commencing on January 8, 2015 through January 31, 2017. The CSO agreement provides for (i) an initial base salary of $230,000, (ii) an annual bonus target equal to 40% of base salary, subject to achievement of milestones established by management, and (iii) reimbursements for membership in local business organizations to promote our company's growth and other business objectives.

        The CSO Agreement also provided for an award of 72,000 SARs that would vest upon achievement of certain revenue goals determined by our board of directors. These SARs have a base price of $23.43, which was the fair market value of our common stock on January 29, 2015, the grant date. When exercised, the SARs may only be settled in cash in an amount equal to the difference between the base price of the SAR and the fair market value of our stock on the date of exercise. As of December 31, 2015, none of these SARs had vested. The SARs will expire on January 28, 2025.

        The CSO Agreement provides for post-employment compensation and benefits, which are described in "—Post-Employment Compensation and Benefits."

2015 Bonus Program

        For 2015, we adopted an annual, performance-based cash bonus program for our employees, including each of our named executive officers. The program was adopted and approved by our board of directors in April 2015. Pursuant to the program, each participant is assigned a target annual bonus award equal to a percentage of the employee's annual base salary which percentage is based on the applicable employee's position and responsibilities.

        Funding for the 2015 bonus program is subject to our achievement of EBITDA, EBITDA margin and unlevered free cash flow goals for 2015 as determined by our board of directors. If these goals were not met, no bonus payments would be made to the participants. EBITDA was defined as net income plus interest expense less interest income, income taxes, depreciation, software amortization and stock compensation expense. EBITDA margin was defined as EBITDA divided by revenue, in each case for fiscal year 2015. Unlevered free cash flow was defined as total cash flow excluding cash flow from financing activities, cash from stock compensation payouts and extraordinary events, such as our 2015 acquisition of Mercent. In March 2016, after applying certain adjustments to the methodology for how the EBITDA, EBITDA margin and unlevered free cash goals would be calculated, the compensation committee of our board of directors determined that the EBITDA, EBITDA margin and unlevered free cash flow goals for 2015 were met.

        In addition, the named executive officers' bonus payments are based upon our achievement of certain revenue growth goals, with threshold revenue growth of 30% resulting in a bonus payment of 25% of the named executive officer's target bonus amount and maximum revenue growth of 45% resulting in a bonus payment of 125% of the named executive officer's target bonus amount. After determining the extent to which bonuses have been earned with respect to achievement of the revenue growth goals, the named executive officers' bonus payments may then be adjusted up or down at the discretion of the chief executive officer [and/or the board of directors]. The amounts to be paid with respect to 2015 performance are not calculable as of the date of this prospectus and are expected to be determined by our board of directors prior to April 30, 2016.

Equity Incentive Plans

  1999 Stock Option Plan (As Amended and Restated Effective February 13, 2002)

        We adopted, and our stockholders approved, the 1999 Stock Option Plan on September 16, 1999, which was then amended and restated, effective February 13, 2002 (the 1999 Plan). The 1999 Plan provided for the grant of incentive stock options and non-qualified stock options. The 1999 Plan was administered by a stock option committee comprised of three members appointed by our board of directors.

        The 1999 Plan expired according to its terms on September 15, 2009, and as a result no further grants are permitted under this plan. However, outstanding stock option awards remain exercisable until the expiration dates specified in their respective award agreements and also remain subject to anti-dilution and other adjustment provisions in the 1999 Plan.

  2010 Stock Appreciation Rights Plan

        The 2010 Stock Appreciation Rights Plan was adopted, effective April 22, 2010 (the 2010 Plan), and has a ten-year term expiring on April 22, 2020. The 2010 Plan is administered by a committee comprised of three members appointed by our board of directors, which has authority to grant SARs to eligible persons and to determine the terms and conditions under which any grants are made.

        The maximum number of shares of our common stock with respect to which awards may be issued under the 2010 Plan is 6,000,000, subject to anti-dilution and other adjustment provisions in the 2010 Plan, and which includes the common shares previously authorized for issuance and available under the 1999 Plan. SARs granted under the 2010 Plan have a 10-year term and may only be settled in cash for an amount equal to the excess of the fair market value of our stock on the exercise date over the base price of the SAR.

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised stock options and stock appreciation rights which were outstanding as of December 31, 2015 and held by the named executive officers.

	Option awards
Name (a)	Number of securities underlying unexercised options (#) Exercisable (b)	Number of securities underlying unexercised options (#) Unexercisable (c)		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)		Option exercise price ($) (e)	Option expiration date (f)
Francis Poore
Option award
05/20/2009 award	100,000	—		—		3.81	05/20/2019
SAR awards
08/27/2010 award	50,000	—		—		4.72	08/27/2020
01/14/2011 award	1,600,000	—		350,000	(1)	5.79	01/14/2021
Bob Marro
Option awards
02/22/2007 award	135,000	—		—		3.36	02/20/2017
01/01/2008 award	25,000	—		—		3.45	12/31/2017
01/12/2009 award	30,000	—		—		3.81	01/11/2019
SAR awards
04/22/2010 award	25,000	—		—		4.72	04/21/2020
02/25/2011 award	20,000	—		—		5.86	02/25/2021
03/21/2012 award	15,000	5,000	(2)	—		7.77	03/21/2022
01/29/2015 award	—	150,000	(2)	—		23.43	01/29/2025
Eric Best
SAR award
01/29/2015 award	—	—		72,000	(3)	23.43	01/28/2025

(1)
Mr. Poore's unvested SARs are comprised of a single remaining tranche that is subject to our achievement of a trailing 12-month revenue goal. The SARs reflected in column (b) vested previously and became exercisable upon our achievement of certain trailing 12-month revenue goals and the satisfaction of all operational milestones set forth in Mr. Poore's award agreement. During 2015, a trailing 12-month revenue goal for a tranche of Mr. Poore's January 14, 2011 SAR award was met, resulting in the vesting of 350,000 SARs.

(2)
Each of Mr. Marro's SAR awards vest in four equal tranches on each of the first four anniversaries of their respective grant dates.

(3)
Mr. Best's unvested SARs are comprised of four equal tranches each of which is subject to our achievement of certain trailing 12-month revenue goals. As of December 31, 2015, none of these SARs had vested.

Post-Employment Compensation and Benefits

  Francis Poore

        Mr. Poore's original employment agreement and the CEO Agreement provide for certain payments and benefits, as well as for continued exercisability of his SARs, if his employment is terminated or if a change in control occurs.

        If Mr. Poore's employment is terminated by us for cause (as defined in Mr. Poore's original employment agreement) or if Mr. Poore resigns and such resignation is not a resignation in good standing (as defined in his original employment agreement), he will be entitled to any accrued salary through the date of termination, unpaid expenses and accrued but unused vacation, and he will forfeit the annual cash bonus for the year in which the termination occurs. In the event of a termination for cause, the 1999 Plan provides that any outstanding options held by Mr. Poore will be forfeited upon termination.

        If Mr. Poore's employment is terminated due to his death, disability or resignation in good standing, he will be entitled to any accrued salary through the date of death, disability or resignation in good standing, unpaid expenses and accrued but unused vacation, and he will forfeit the annual cash bonus for the year in which his death, disability or resignation with good standing occurs. In addition, any SARs that are vested as of the date of termination will remain exercisable until the earlier of (i) the first anniversary of his death, disability or resignation in good standing and (ii) the expiration date of any such SARs. In the event of a termination due to disability, the 1999 Plan provides that any options that were exercisable as of the date of termination, or to any greater extent permitted by the 1999 Plan committee, in its discretion, will remain exercisable until the earlier of (i) the expiration date for the stock option award and (ii) twelve months after the termination date. Under the 1999 Plan, in the event of a termination of employment due to death prior to the award's expiration date, any options that were exercisable as of the date of death, or to any greater extent permitted by the 1999 Plan committee, in its discretion, will remain exercisable until the earlier of (i) the expiration date for the stock options and (ii) three months after Mr. Poore's death.

        If Mr. Poore's employment is terminated by us for reasons other than cause, death or disability or if such termination constitutes a constructive termination without cause, Mr. Poore will be entitled to (i) accrued salary through the date of termination, (ii) a lump sum payment equal to the present value of 24 months of base salary (based on a discount using the applicable federal rate for short-term obligations for the month in which his termination occurs), (iii) vested benefits, (iv) continued coverage under our medical, hospitalization and dental plans through our payment of COBRA costs through the earlier of (x) the first anniversary of his date of termination and (y) the date upon which he receives equivalent coverage from a subsequent employer, (v) continued participation in our life insurance coverage plans until (x) the first anniversary of his date of termination and (y) the date upon which he receives equivalent coverage from a subsequent employer, (vi) accrued but unused vacation and (vii) unpaid expenses. In addition, any SARs that are vested as of the date of termination will remain exercisable until the earlier of (i) the first anniversary of his date of termination and (ii) the expiration date of any such SARs. Mr. Poore will also forfeit the annual cash bonus for the year in which the termination occurs. Under the 1999 Plan, in the event of a termination of employment other than for cause (as defined in the 1999 Plan) prior to the award's expiration date, any options that were exercisable as of the date of termination, or to any greater extent permitted by the 1999 Plan committee, in its discretion, will remain exercisable until the earlier of (i) the expiration date for the stock options and (ii) three months after the termination.

        If Mr. Poore's employment is terminated following a change in control (as defined in his original employment agreement), he will be entitled to the same benefits as if his employment had been terminated without cause described in the foregoing paragraph, except that he will receive lump sum payment equal to 24 months of salary, rather than the discounted present value of such amount.

  Bob Marro

        The CFO Agreement provides for certain payments and benefits, as well as for continued exercisability of Mr. Marro's stock options, if his employment is terminated.

        Under the CFO Agreement, if Mr. Marro's employment is terminated by us for cause (as defined in the CFO Agreement), he will be entitled to any accrued salary through the date of termination, as well as any unpaid expenses.

        If Mr. Marro's employment is terminated due to his death or disability, he will be entitled to any accrued salary through the date of his death or disability, as well as any unpaid expenses. In addition, the CFO Agreement provides that, to the extent permitted under the 1999 Plan, any stock options that are vested as of the date of his death or disability will remain exercisable until the earlier of (i) the second anniversary of his death or disability or (ii) the expiration date of any such stock options.

        If Mr. Marro's employment is terminated by us for reasons other than cause, death or disability or if such termination constitutes a constructive termination without cause (as defined in the CFO Agreement), Mr. Marro will be entitled to his accrued salary through the date of termination and a lump sum payment equal to the present value of 12 months of base salary (based on a discount using the applicable federal rate for short-term obligations for the month in which his termination occurs). In addition, to the extent permitted under the 1999 Plan, any stock options that are vested as of the date of his death or disability will remain exercisable until the earlier of (i) the second anniversary of his termination or (ii) the expiration date of any such stock options.

        If Mr. Marro's employment is terminated without cause within one year following a change in control (as defined in the CFO Agreement), he will be entitled to the same benefits as if his employment had been terminated without cause described in the foregoing paragraph, except that he will receive lump sum payment equal to one year of salary rather than the discounted present value of such amount.

        With respect to Mr. Marro's SAR grants, the 2010 Plan provides that any unexpired, vested SARs will remain exercisable for three months after Mr. Marro's termination of employment without cause (as defined in the 2010 Plan) or by reason of death, disability or retirement. If Mr. Marro's employment is terminated for any other reason, Mr. Marro's SARs would be forfeited.

  Eric Best

        If Mr. Best's employment is terminated for cause (as defined in the CSO Agreement) or due to his death or disability, he will be entitled to any accrued salary through the date of his termination, death or disability, as well as any unpaid expenses.

        If Mr. Best's employment is terminated by us for reasons other than cause, death or disability or if Mr. Best terminates his employment for good reason, (as defined in the CSO Agreement), he will be entitled to (i) any accrued salary through the date of termination, (ii) a salary continuation payment equal to six months of base salary, as well as any unpaid expenses.

        With respect to Mr. Best's outstanding SAR grant, the 2010 Plan provides that any unexpired, vested SARs will remain exercisable for 90 days after Mr. Best's termination of employment without cause (as defined in the 2010 Plan) or by reason of death, disability or retirement. If Mr. Best's employment is terminated for any other reason, Mr. Best's SARs would be forfeited.

Director Compensation

        None of our directors received any compensation for serving as directors of our company during 2015.

        We do not currently have a formal policy with respect to compensation payable to our non-employee directors for service as directors.

CH Parent Equity Incentive Plans

  CommerceHub, Inc. 2016 Omnibus Incentive Plan

        In connection with the Spin-Off, CH Parent will adopt the CommerceHub, Inc. 2016 Omnibus Incentive Plan (the incentive plan). The incentive plan is designed to provide additional remuneration to officers, employees, nonemployee directors and independent contractors for service to CH Parent and to encourage those persons' investment in CH Parent. Non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing may be granted under the incentive plan (collectively, awards). The maximum number of shares of CH Parent common stock with respect to which awards may be granted is [    •    ], subject to anti-dilution and other adjustment provisions of the incentive plan. With limited exceptions, under the incentive plan, no person may be granted in any calendar year awards covering more than [    •    ] shares of CH Parent common stock, subject to anti-dilution and other adjustment provisions of the incentive plan. In addition, no person may receive payment for cash awards during any calendar year in excess of $[    •    ] and no nonemployee director may be granted during any calendar year awards having a value (as determined on the grant date of such award) in excess of $[    •    ]. Shares of CH Parent common stock issuable pursuant to awards will be made available from either authorized but unissued shares or shares that have been issued but reacquired by CH Parent. The incentive plan will be administered by the compensation committee with regard to all awards granted under the incentive plan (other than awards granted to the nonemployee directors), and the compensation committee will have full power and authority to determine the terms and conditions of such awards. The incentive plan will be administered by the full board of directors with regard to all awards granted under the incentive plan to nonemployee directors, and the full board of directors will have full power and authority to determine the terms and conditions of such awards.

  CommerceHub, Inc. Transitional Stock Adjustment Plan

        At the time of the Spin-Off, CH Parent will also have awards outstanding under the transitional plan as described under "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards."

Equity Compensation Plan Information

        At the time of the Spin-Off, CH Parent will have two equity compensation plans, each of which is listed below. The only plan under which awards will be outstanding immediately following the Spin-Off is the transitional plan.

        The following table reflects the awards that would have been outstanding as of December 31, 2015 assuming that (i) the Spin-Off had occurred on that date and (ii) the treatment of the outstanding

Liberty Ventures incentive awards described under "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards."

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights		Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders: None
Equity compensation plans not approved by security holders:(1)
CommerceHub, Inc. 2016 Omnibus Incentive Plan				[•]
Series A	0		N/A
Series B	0		N/A
Series C	0		N/A
CommerceHub, Inc. Transitional Stock Adjustment Plan				0
Series A	[•]	$	[•]
Series B	[•]	$	[•]
Series C	[•]	$	[•]
Total

Series A	[•]

Series B	[•]

Series C	[•]			[•]

(1)
Each plan will be approved by Liberty in its capacity as the sole stockholder of CH Parent prior to the Spin-Off. Following the Spin-Off, CH Parent will seek stockholder approval of the incentive plan at its first annual meeting of stockholders.

(2)
Each plan permits grants of, or with respect to, shares of any series of CH Parent common stock, subject to a single aggregate limit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        Prior to the Spin-Off, all of the outstanding capital stock of our company will be owned by Liberty and the minority holders. The following table sets forth information, to the extent known by Liberty or ascertainable from public filings, with respect to the estimated beneficial ownership of each person or entity (other than certain persons who will serve as directors or executive officers of our company, whose ownership information follows) who is expected to beneficially own more than five percent of the outstanding shares of any series of our company's common stock, assuming that the distribution had occurred at 5:00 p.m., New York City time, on [    •    ]. The percentage voting power for each holder is presented on an aggregate basis for all series of our company's common stock held by such holder.

        The security ownership information for our company's common stock has been estimated based upon the distribution ratio of (i) 0.1 of a share of Series A common stock and 0.2 of a share of Series C common stock to holders of a share of LVNTA and (ii) 0.1 of a share of Series B common stock and 0.2 of a share of Series C common stock to holders of a share of LVNTB and outstanding stock information for Liberty's common stock as of [    •    ], and, in the case of percentage ownership information, has been estimated based upon [    •    ] shares of our company's Series A common stock, [    •    ] shares of our company's Series B common stock and [    •    ] shares of our company's Series C common stock estimated to have been issued in the distribution assuming that the distribution had occurred at 5:00 p.m., New York City time, on [    •    ]. However, because of the difficulty in determining in advance the precise effect of the distribution on outstanding option awards with respect to shares of LVNTA and LVNTB (see "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards" for more information), for purposes of the following presentation, we have not included beneficial ownership information with respect to any new option awards with respect to shares of our Series A common stock, Series B common stock and Series C common stock that may be received by the persons for whom beneficial ownership information is presented below

        So far as is known to Liberty, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

        [To come.]

Security Ownership of Management

        The following table sets forth information with respect to the estimated beneficial ownership by each person who is expected to serve as an executive officer or director of our company and all of such persons as a group of shares of our company's Series A common stock, Series B common stock and Series C common stock, assuming that the distribution had occurred at 5:00 p.m., New York City time, on [    •    ]. The percentage voting power is presented on an aggregate basis for all series of our company's common stock.

        The security ownership information for our company common stock has been estimated based upon the distribution ratio of (i) 0.1 of a share of Series A common stock and 0.2 of a share of Series C common stock to holders of a share of LVNTA and (ii) 0.1 of a share of Series B common stock and 0.2 of a share of Series C common stock to holders of a share of LVNTB and outstanding stock information for Liberty's common stock as of [    •    ] , and, in the case of percentage ownership information, has been estimated based upon [    •    ] shares of our company's Series A common stock, [    •    ] shares of our company's Series B common stock and [    •    ] shares of our company's Series C common stock estimated to have been issued in the distribution assuming that the distribution had occurred at 5:00 p.m., New York City time, on [    •    ].

        Shares of restricted stock that will be issued pursuant to the transitional plan are included in the outstanding share numbers provided throughout this prospectus. However, because of the difficulty in determining in advance the precise effect of the distribution on outstanding option awards and restricted stock units with respect to shares of LVNTA and LVNTB for our directors and named executive officers (see "The Spin-Off—Effect of the Spin-Off on Outstanding Liberty Ventures Incentive Awards" for more information), for purposes of the following presentation, we have not included beneficial ownership information with respect to any new option awards or restricted stock units with respect to shares of Series A common stock, Series B common stock and Series C common stock that may be received by the directors or named executive officers for whom beneficial ownership information is presented below.

        For purposes of the following presentation, beneficial ownership of shares of our company's Series B common stock, though convertible on a one-for-one basis into shares of our company's Series A common stock, is reported as beneficial ownership of Series B common stock, and not as beneficial ownership of Series A common stock, but the voting power of the Series A common stock and Series B common stock has been aggregated.

        [The number of shares indicated as owned by the following persons includes interests in shares that would have been held by the Liberty Media 401(k) plan as of [    •    ]. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.]

        So far as is known to Liberty, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (In thousands)		Percent of Class (%)	Voting Power (%)
Francis J. Poore	Series A	[•]	([•])	[•]	[•]
Chief Executive Officer and President	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]
[•]	Series A	[•]	([•])	[•]	[•]
Director	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]
All directors and executive officers as a group ([•] persons)	Series A	[•]	([•])	[•]	[•]
	Series B	[•]	([•])	[•]
	Series C	[•]	([•])	[•]

*
Less than one percent

**
Less than 1,000 shares

Change of Control

        Other than as contemplated by the Spin-Off, we know of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of our company. For more information about the Spin-Off, please see "The Spin-Off."

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We expect that our board of directors will adopt a formal written policy for the review, approval or ratification of any transactions or arrangements involving related parties. All of our directors, executive officers and employees will be subject to the policy and will be asked to promptly report any such related party transaction. No related party transaction will be effected without the approval of the independent committee of the board designated by the board to address such actual or potential conflicts. Directors will be asked to recuse themselves from any discussion or decision by the board or a board committee that involves or affects their personal, business or professional interests.

Relationships Between CH Parent and Liberty and/or Liberty Media

        Following the Spin-Off, Liberty and CH Parent will operate independently, and neither will have any ownership interest in the other. In order to govern certain of the ongoing relationships between Liberty and/or Liberty Media (or their respective subsidiaries), on the one hand, and CH Parent, on the other hand, after the Spin-Off and to provide mechanisms for an orderly transition, Liberty and/or Liberty Media (or their respective subsidiaries), on the one hand, and CH Parent, on the other hand, are entering into certain agreements, the terms of which are summarized below.

        In addition to the agreements described below, Liberty and/or Liberty Media (or their respective subsidiaries) may enter into, from time to time, agreements and arrangements with CH Parent and certain of its related entities, in connection with, and in the ordinary course of, its business.

  Reorganization Agreement

        Prior to the effective time of the Spin-Off, CH Parent will enter into a reorganization agreement with Liberty (the reorganization agreement) to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between CH Parent and Liberty with respect to and resulting from the Spin-Off.

        The reorganization agreement will provide that, prior to the distribution date, Liberty will transfer to CH Parent, or cause its other subsidiaries to transfer to CH Parent, directly or indirectly, the CH Parent Assets and Liabilities. The reorganization agreement will also provide for mutual indemnification obligations, which are designed to make CH Parent financially responsible for substantially all of the liabilities that may exist relating to the business included in CH Parent at the time of the Spin-Off together with certain other specified liabilities, as well as for all liabilities incurred by CH Parent after the Spin-Off, and to make Liberty financially responsible for all potential liabilities of CH Parent which are not related to CH Parent's business, including, for example, any liabilities arising as a result of CH Parent having been a subsidiary of Liberty, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, please see "—Tax Sharing Agreement" below.

        In addition, the reorganization agreement will provide for each of CH Parent and Liberty to preserve the confidentiality of all confidential or proprietary information of the other party for [    •    ] years following the Spin-Off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

        The reorganization agreement may be terminated and the Spin-Off may be abandoned, at any time prior to the distribution date, by and in the sole discretion of the Liberty board of directors. In such event, Liberty will have no liability to any person under the reorganization agreement or any obligation to effect the Spin-Off.

        For additional information, please see the full text of the reorganization agreements, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

  Tax Sharing Agreement

        Prior to the effective time of the Spin-Off, CH Parent will enter into a tax sharing agreement with Liberty that governs Liberty's and CH Parent's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters.

        References in this summary (i) to the terms "tax" or "taxes" mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes, (ii) to the term "Tax-related losses" refer to certain losses arising from the failure of the Spin-Off and related restructuring transactions to be tax-free (with certain limited exceptions), and (iii) to the term "compensatory equity interests" refer to options, stock appreciation rights, restricted stock, stock units or other rights with respect to Liberty stock or CH Parent stock that are granted on or prior to the Spin-Off date by Liberty, CH Parent or any of their respective subsidiaries in connection with employee, independent contractor or director compensation or other employee benefits. In addition, references to the "CH Parent group" mean, with respect to any tax year (or portion thereof) ending at or before the effective time of the Spin-Off, CH Parent and each of its subsidiaries at the effective time of the Spin-Off, and with respect to any tax year (or portion thereof) beginning after the effective time of the Spin-Off, CH Parent and its subsidiaries during such tax year (or portion thereof); and references to the "Liberty group" mean, with respect to any tax year (or portion thereof), Liberty and its subsidiaries, other than any person that is a member of the CH Parent group, during such tax year (or portion thereof).

        CH Parent and certain of its eligible subsidiaries (at the time of the Spin-Off) currently join with Liberty in the filing of a consolidated return for U.S. federal income tax purposes and also join with Liberty in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, generally for tax periods beginning after the Spin-Off, CH Parent and the members of the CH Parent group will not join with Liberty in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

        Under the tax sharing agreement, except as described below, (i) Liberty will be allocated all taxes attributable to the members of the Liberty group, and all taxes attributable to the members of the CH Parent group for a pre-Spin-Off period, that are reported on any consolidated, combined or unitary tax return that includes one or more members of the Liberty group and one or more members of the CH Parent group, and (ii) each of Liberty and CH Parent will be allocated all taxes attributable to the members of its respective group that are reported on any tax return (including any consolidated, combined or unitary tax return) that includes only the members of its respective group. Special rules apply, however, as follows:

  •
  Liberty will be allocated any taxes and Tax-related losses that result from the Spin-Off and related restructuring transactions, except that CH Parent will be allocated any such taxes or Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by CH Parent of any of its covenants relating to the Spin-Off or related restructuring transactions as described below, or (ii) result from Section 355(e) of the Code applying to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of CH Parent (or any predecessor or successor corporation); and

  •
  Liberty and CH Parent will each be allocated 50 percent of any transfer taxes arising from the Spin-Off and related restructuring transactions.

        Liberty will be responsible for preparing and filing all tax returns which include one or more members of the Liberty group and one or more members of the CH Parent group. In addition to the foregoing, each of Liberty and CH Parent will be responsible for preparing and filing any tax returns that include only members of its respective group. On any tax return that CH Parent is responsible for filing, CH Parent and the members of the CH Parent group will be required to allocate tax items between any tax returns for which CH Parent is responsible and any related tax return for which Liberty is responsible that are filed with respect to the same tax year in a manner that is consistent with the reporting of such tax items on the tax return prepared by Liberty. All tax returns will be required to be filed by the parties in a manner consistent with the tax opinion obtained in connection with the Spin-Off. Further, under the tax sharing agreement, amended tax returns with respect to the CH Parent group may only be filed by the party responsible for filing the original tax return and the consent of Liberty will be required with respect to the filing of any amended tax return by CH Parent that is likely to increase the taxes or indemnity obligations of Liberty by more than a de minimis amount (unless CH Parent otherwise agrees to pay such incremental taxes or obligations).

        To the extent permitted by applicable law, income tax deductions with respect to the issuance, exercise, vesting or settlement after the date of the Spin-Off of any compensatory equity interests will be required to be claimed: (i) in the case of any active officer or employee, solely by the group that employs such person at the time of such issuance, exercise, vesting or settlement (as applicable), (ii) in the case of any former officer or employee, solely by the group that was the last to employ such person, and (iii) in the case of a director or former director (who is not an officer or employee or former officer or employee), solely by the Liberty group if such person was, at any time before or after the Spin-Off, a director of any member of the Liberty group, and in any other case, solely by the CH Parent group. For purposes of the foregoing, an officer or employee of Liberty or a member of its group during any tax year (or portion thereof) shall exclusively be considered to be employed by Liberty or the applicable member of its group during such tax year (or portion thereof). The party whose group is allocated the foregoing income tax deductions (the employing party) will be required to satisfy all applicable tax reporting obligations and satisfy all liabilities for taxes imposed in connection with such compensatory equity interests; however, if the corporation that is the issuer or the obligor under the applicable compensatory equity interest is a member of a different group than the employing party, such issuing corporation will be required to remit to the employing party the amount required to be withheld in respect of any withholding taxes upon settlement of such compensatory equity interest.

        Generally, each of Liberty and CH Parent will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the tax sharing agreement. If CH Parent requests in writing that Liberty obtain a refund, credit or offset of taxes with respect to the carryback of any tax attribute of CH Parent or the members of its group to a pre-Spin-Off tax period, Liberty will be required to take reasonable measures to obtain a refund, credit or offset of taxes with respect to such carryback; however, CH Parent will only be entitled to such refund, credit or offset of taxes attributable on a last dollar basis to such carryback, and such amount will be net of any out-of-pocket costs, expenses, or increase in taxes incurred by Liberty with respect to the receipt or accrual thereof.

        Each of Liberty and CH Parent will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which it is responsible for preparing and filing, and the other company will have the right to participate, at its own cost and expense, in such tax proceedings to the extent such proceedings could result in a tax liability for which such other company may be liable under the tax sharing agreement. Notwithstanding the foregoing, Liberty and CH Parent will have the authority to jointly control all proceedings, including tax proceedings, involving any taxes or Tax-related losses arising from the Spin-Off or related restructuring transactions. The tax sharing agreement will further provide for the exchange of information for tax matters (and confidentiality protections related to such exchanged information), the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between Liberty and CH Parent with respect to tax matters.

        To the extent permitted by applicable tax law, CH Parent and Liberty will treat any payments made under the tax sharing agreement as a capital contribution or distribution (as applicable) immediately prior to the Spin-Off. However, if any indemnity payment causes, directly or indirectly, an increase in the taxable income of the recipient (or its group), the payor's payment obligation must be grossed up to take into account the taxes owed by the recipient (or its group). Payments that are not made within the time period prescribed by the tax sharing agreement will bear interest until they are made.

        Finally, each of Liberty and CH Parent will be restricted by certain covenants related to the Spin-Off and related restructuring transactions. These restrictive covenants will require that neither Liberty, CH Parent nor any member of their respective groups take, or fail to take, any action following the Spin-Off if such action, or failure to act:

  •
  would be inconsistent with or prohibit certain of the internal restructuring transactions related to the Spin-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to Liberty and its subsidiaries;

  •
  would be inconsistent with or prohibit the Spin-Off from qualifying as a tax-free transaction under Section 355 of the Code to Liberty, its subsidiaries and the holders of Liberty Ventures common stock (except with respect to the receipt of cash in lieu of fractional shares of our common stock); or

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with the tax opinion delivered to Liberty relating to the qualification of the Spin-Off as a transaction described under Section 355 of the Code.

        Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the tax opinion obtained in connection with the Spin-Off.

        The parties must indemnify each other for taxes and losses allocated to them under the tax sharing agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the tax sharing agreement.

        Notwithstanding the tax sharing agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the Spin-Off in which CH Parent (or its subsidiaries) have been included in Liberty's consolidated group or another company's consolidated group, CH Parent (or its subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, CH Parent would generally be entitled to be indemnified by Liberty for tax liabilities allocated to Liberty under the tax sharing agreement.

        For additional information, please see the full text of the tax sharing agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

  Services Agreement

        Liberty is currently a party to a services agreement with Liberty Media under which Liberty Media provides Liberty with certain specified services. Similarly, in connection with the Spin-Off, CH Parent will enter into a services agreement with Liberty Media (the services agreement), pursuant to which, following the Spin-Off, Liberty Media will provide CH Parent with specified services, including:

  •
  [insurance administration and risk management services;

  •
  other services typically performed by Liberty Media's legal, investor relations, tax, accounting, and internal audit departments; and

  •
  such other services as Liberty Media may obtain from its officers, employees and consultants in the management of its own operations that CH Parent may from time to time request or require.]

        CH Parent will pay Liberty Media an agreed-upon services fee under the services agreement. CH Parent will also reimburse Liberty Media for direct out-of-pocket costs incurred by Liberty Media for third-party services provided to CH Parent. Liberty Media and CH Parent will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. The fees payable to Liberty Media for the first year of the services agreement are not expected to exceed approximately $[    •    ] million.

        The services agreement will continue in effect until the close of business on the [    •    ] anniversary of the Spin-Off, unless earlier terminated (1) by CH Parent at any time on at least 30 days' prior written notice, (2) by Liberty Media upon written notice to CH Parent following a change in control or certain bankruptcy or insolvency-related events affecting CH Parent or (3) by CH Parent, upon written notice to Liberty Media, following certain changes in control of Liberty Media or Liberty Media being the subject of certain bankruptcy or insolvency-related events.

        For additional information, please see the full text of the services agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

  Facilities Sharing Agreement

        In connection with the Spin-Off, CH Parent will enter into a [    •    ]-year facilities sharing agreement (the facilities sharing agreement) with Liberty Media and Liberty Property Holdings, Inc. (LPH), a wholly owned subsidiary of Liberty Media, pursuant to which, following the Spin-Off, CH Parent will compensate Liberty Media for the use of its office facilities located at 12300 Liberty Boulevard, Englewood, Colorado by those of its employees providing CH Parent with services pursuant to the services agreement. CH Parent will pay a sharing fee for use of the office by such Liberty Media employees based on a comparable fair market rental rate and an estimate of the usage of the office facilities by such Liberty Media employees on behalf of CH Parent. The facilities sharing agreement will continue in effect until the close of business on the [    •    ] anniversary of the Spin-Off, unless earlier terminated (1) by CH Parent at any time on at least 30 days' prior written notice, (2) by LPH upon written notice to CH Parent following a default by CH Parent of any of its material obligations under the facilities sharing agreement, which default remains unremedied for 30 days after written notice of such default is provided, (3) by CH Parent upon written notice to LPH, following certain changes in control of Liberty Media or Liberty Media being the subject of certain bankruptcy or insolvency-related events or (4) by LPH upon written notice to CH Parent, following certain changes in control of CH Parent or CH Parent being the subject of certain bankruptcy or insolvency-related events.

        For additional information, please see the full text of the facilities sharing agreement, a form of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

  Aircraft Time Sharing Agreements

        Prior to the effective time of the Spin-Off, CH Parent [or one or more of its wholly owned subsidiaries] (Lessee) will enter into [three] aircraft time sharing agreements with Liberty Media or one or more of its wholly owned subsidiaries for each of three aircraft owned by Liberty Media or in which a wholly owned subsidiary of Liberty Media owns a fractional interest. Each aircraft time sharing agreement will provide that Liberty Media or its subsidiaries will lease the aircraft to Lessee and provide or arrange for a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis. Lessee will pay Liberty Media or its subsidiaries an amount equal to 200% of the actual expenses for fuel for each flight conducted under each aircraft time sharing agreement (which we estimate will be a de minimus amount for the first year under the aircraft time sharing agreements). The aircraft time sharing agreements will continue in effect until the close of business on the first anniversary of the Spin-Off, and then will be automatically renewed on a month-to-month basis, unless terminated earlier by either party upon at least 30 days' prior written notice.

        For additional information, please see the full text of the aircraft time sharing agreements, forms of which will be filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.

DESCRIPTION OF OUR CAPITAL STOCK

        The following information reflects our certificate of incorporation (our charter) and bylaws as we expect them to be in effect at the time of the Spin-Off.

Authorized Capital Stock

        Our authorized capital stock will consist of [    •    ] ([    •    ]) shares, of which [    •    ] ([    •    ]) shares will be designated common stock, par value $0.01 per share, and [    •    ] ([    •    ]) shares will be designated preferred stock, par value $0.01 per share. Our common stock will be divided into three series. We will have [    •    ] ([    •    ]) shares of Series A common stock, [    •    ] ([    •    ]) shares of Series B common stock and [    •    ] ([    •    ]) shares of Series C common stock authorized.

        Immediately following the Spin-Off, we expect to have approximately [    •    ] shares of our Series A common stock, approximately [    •    ] shares of our Series B common stock and approximately [    •    ] shares of our Series C common stock outstanding, based upon (i) the number of shares of LVNTA and LVNTB outstanding on [    •    ] and (ii) the number of shares of our Series C common stock issued to CommerceHub minority holders in connection with the internal restructuring.

Our Common Stock

        The holders of our Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

  Voting Rights

        The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. The holders of our Series C common stock will not be entitled to any voting rights, except as required by Delaware law. When the vote or consent of holders of our Series C common stock is required by Delaware law, the holders of our Series C common stock will be entitled to 1/100th of a vote for each share held. Our charter does not provide for cumulative voting in the election of directors.

  Dividends

        Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor. Except as otherwise described under "—Distributions," whenever a dividend is paid to the holders of one of our series of common stock, we will also pay to the holders of the other series of our common stock an equal per share dividend. For a more complete discussion of our dividend policy, please see "—Dividend Policy."

  Conversion

        Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock and Series C common stock are not convertible into shares of any other series of our common stock.

  Distributions

        Subject to the exception provided below, distributions made in shares of our Series A common stock, our Series B common stock, our Series C common stock or any other security with respect to our Series A common stock, Series B common stock or our Series C common stock may be declared and paid only as follows:

  •
  a share distribution (1) consisting of shares of our Series C common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (2) consisting of (x) shares of our Series A common stock (or securities convertible into Series A common stock other than, for the avoidance of doubt, shares of our Series B common stock) to holders of our Series A common stock, on an equal per share basis, (y) shares of our Series B common stock (or securities convertible into Series B common stock) to holders of our Series B common stock, on an equal per share basis, and (z) shares of our Series C common stock (or securities convertible into Series C common stock) to holders of our Series C common stock, on an equal per share basis; or

  •
  a share distribution consisting of any class or series of securities of our company or any other person, other than our Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of our Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of each such shares of our common stock; or (3) a separate class or series of securities to the holders of one or more series of our common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of our common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with the holders of shares of Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of our common stock receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of our Series A common stock and Series C common stock, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of our Series A common stock and Series C common stock correspond, to the extent practicable, to the relative voting rights of each such series of our common stock.

  Reclassification

        We may not reclassify, subdivide or combine any series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

  Liquidation and Dissolution

        In the event of our liquidation, dissolution or winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock, Series B common stock and Series C common stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of our common stock.

  Our Preferred Stock

        Our charter authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of the series, including:

  •
  the designation of the series;

  •
  the number of authorized shares of the series, which number our board may subsequently increase or decrease but not below the number of such shares of such series preferred stock then outstanding;

  •
  the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

  •
  the rights of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

  •
  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of our board;

  •
  the voting rights, if any, of the holders of the series;

  •
  the terms and conditions, if any, for us to purchase or redeem the shares of the series; and

  •
  any other relative rights, preferences and limitations of the series.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded.

        Although we have no intention at the present time of doing so, our company could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Dividend Policy

        We presently intend to retain future earnings, if any, to finance the expansion of our business. Therefore, following the Spin-Off, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit our payment of dividends.

Other Provisions of our Charter and Bylaws

  Board of Directors

        Our charter provides that, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of our directors will not be less than [three] and the exact number will be fixed from time to time by a resolution of our board. The members of our board, other than those who may be elected by holders of any preferred stock, will be divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our stockholders in [2017]. The term of office of our Class II directors expires at the annual meeting of our stockholders in [2018]. The term of office of our Class III directors expires at the annual meeting of our stockholders in [2019]. At each annual meeting of our stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of our outstanding capital stock entitled to vote on such matter voting together as a single class.

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting our board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of that series of our preferred stock.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

  Limitation on Liability and Indemnification

        To the fullest extent permitted by Delaware law, our directors are not liable to our company or any of its stockholders for monetary damages for breaches of fiduciary duties as a director. In addition, our company indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of our company or, at our request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. We will pay the expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification. See "Indemnification of Directors and Officers."

  No Stockholder Action by Written Consent; Special Meetings

        Our charter provides that, except as provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual or special meeting of the stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding shares of our Series A common stock, Series B common stock and, if applicable, our preferred stock, entitled to vote thereon or (ii) at the request of at least 75% of the members of our board of directors then in office.

  Advance Notice Procedures

        Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

        All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to our company's Secretary. To be timely, a stockholder's notice will be given to our company's Secretary at our company's offices as follows:

  (1)
  with respect to an annual meeting of our stockholders that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice must be given no earlier than the close of business on the 90th day and no later than the close of business on the 60th day prior to the meeting date;

  (2)
  with respect to an annual meeting of our stockholders that is called for a date not within 30 days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice must be given no later than the close of business on the 10th day following the day on which our company first provides notice of or publicly announces the date of the current annual meeting, whichever occurs first; and

  (3)
  with respect to an election to be held at a special meeting of our stockholders, such notice must be given no earlier than the close of business on the 90th day prior to such special meeting and no later than the close of business on the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the proposed nominees.

        The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our company's Secretary at our offices not later than the close of business on the 10th day following the day on which we first made the relevant public announcement. For purposes of the first annual meeting of stockholders to be held in 201[    •    ], the first anniversary date will be deemed to be [    •    ].

  Amendments

        Our charter provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of our charter or to add or insert any provision in our charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of our stockholders or (2) which has been approved by at least 75% of the members of our board then in office. Our charter further provides that the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the board of directors may adopt, amend or repeal the bylaws by the affirmative vote of not less than 75% of the members of our board then in office.

  Supermajority Voting Provisions

        In addition to the supermajority voting provisions discussed under "—Amendments" above, our charter provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote on such matter, voting together as a single class, is required for:

  •
  the merger or consolidation of our company with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of our stockholders, or (2) that at least 75% of the members of our board of directors then in office have approved;

  •
  the sale, lease or exchange of all, or substantially all, of our assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of our board of directors then in office have approved; or

  •
  our dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of our board of directors then in office have approved such dissolution.

Section 203 of the Delaware General Corporation Law

        Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for this purpose generally is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder including certain related persons and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors, (2) the interested stockholder acquired at least 85% of the voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of 66 2/3% of the outstanding voting power of the shares not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. CH Parent is not subject to Section 203.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. will be the transfer agent and registrar for our common stock:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02121

 LEGAL MATTERS

        Legal matters relating to the validity of the securities to be issued in the Spin-Off will be passed upon by Baker Botts L.L.P. Legal matters relating to the material U.S. federal income tax consequences of the Spin-Off will be passed upon by Baker Botts L.L.P.

EXPERTS

        The consolidated financial statements of CommerceHub, Inc. and subsidiaries as of December 31, 2015 and 2014, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We expect that the audit committee of Liberty's board of directors will select KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2016.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a Registration Statement on Form S-1 with the SEC under the Securities Act with respect to the shares of our common stock being distributed to holders of Liberty Ventures common stock in the Spin-Off as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

        Upon the effectiveness of the Registration Statement on Form S-1, of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that CH Parent files with the SEC, including the registration statement on Form S-1, including its exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

        You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning the office of:

    Investor Relations
    Liberty Interactive Corporation
    12300 Liberty Blvd.
    Englewood, Colorado 80112
    Telephone: (720) 875-5408

        We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm.

        For additional information regarding Liberty and its subsidiaries, you may read and copy Liberty's periodic reports, proxy statements and other information publicly filed by Liberty at the SEC's Public Reference Room or on the SEC's website, and you may contact Liberty at the contact information set forth therein.

        You may request a copy of any of Liberty's filings with the SEC at no cost, by writing or telephoning the office of:

    Investor Relations
    Liberty Interactive Corporation
    12300 Liberty Blvd.
    Englewood, Colorado 80112
    Telephone: (720) 875-5408

        Before the Spin-Off, if you have questions relating to the Spin-Off, you should contact the office of Investor Relations of Liberty at the address and telephone number above.

        Pursuant to a services agreement to be entered into between our company and Liberty Media, Liberty Media will provide CH Parent with investor relations assistance for a period following the Spin-Off. Accordingly, if you have questions relating to CH Parent following the Spin-Off, you should contact the office of Investor Relations of Liberty Media at the following address and telephone number:

    Investor Relations
    Liberty Media Corporation
    12300 Liberty Blvd.
    Englewood, Colorado 80112
    Telephone: (877) 772-1518

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CommerceHub, Inc.

        We have audited the accompanying consolidated balance sheets of CommerceHub, Inc. and subsidiaries (the Company) (as defined in note 1) as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CommerceHub, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Albany, New York
March 31, 2016

COMMERCEHUB, INC.

Consolidated Balance Sheets

December 31, 2015 and 2014

(in thousands, except share and per share data)

	2015	2014
Assets
Current assets:
Cash and cash equivalents	$19,337	26,385
Accounts receivable, net of allowances of approximately $239 and $233 at December 31, 2015 and 2014, respectively (notes 3 and 7)	16,472	13,578
Prepaid expenses	1,048	921

Total current assets	36,857	40,884
Software and deferred costs, net (note 8)	12,145	7,973
Property and equipment, net (note 9)	6,706	4,061
Intangibles, net (note 6)	1,750	—
Goodwill (note 6)	21,410	9,020
Note receivable—Parent (note 7)	36,107	35,507
Deferred income taxes (note 11)	38,825	22,956

Total assets	$153,800	120,401

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$3,982	3,861
Accrued payroll and related expenses	5,538	3,441
Due to Parent (notes 7 and 11)	9,112	9,635
Deferred revenue (note 10)	4,490	4,606
Share-based compensation liability (note 12)	94,427	55,603

Total current liabilities	117,549	77,146
Deferred revenue, long-term (note 10)	7,532	5,173
Share-based compensation liability, long term (note 12)	1,786	5,967

Total liabilities	126,867	88,286

Equity:
Parent investment	22,784	22,915
Retained earnings	4,149	9,200

Total equity	26,933	32,115

Total liabilities and equity	$153,800	120,401

See accompanying notes to consolidated financial statements.

COMMERCEHUB, INC.

Consolidated Statements of Operations

Years ended December 31, 2015 and 2014

(in thousands, except share and per share data)

	2015	2014
Revenue (including $6,653 and $6,461 of related party revenue (note 7))	$87,614	65,761
Cost of revenue	22,406	13,097

Gross profit	65,208	52,664
Operating expenses:
Sales and marketing	11,742	6,370
Research and development	16,304	9,966
General and administrative	44,110	29,733

Total operating expenses	72,156	46,069

Income (loss) from operations	(6,948)	6,595
Other income (expense):
Interest income	600	657

Total other income	600	657

Income (loss) before income taxes	(6,348)	7,252
Income tax expense (benefit)	(1,881)	2,945

Net income (loss)	(4,467)	4,307
Preferred stock dividends	584	584

Net earnings (loss) attributable to CommerceHub, Inc. stockholders	$(5,051)	3,723

Unaudited pro forma net earnings (loss) attributable to CommerceHub, Inc. stockholders per share (note 3)	$(0.12)	0.09

See accompanying notes to consolidated financial statements.

COMMERCEHUB, INC.

Consolidated Statements of Equity

Years ended December 31, 2015 and 2014

(in thousands)

	Parent's investment	Retained earnings	Total equity
Balance at January 1, 2014	$23,443	5,477	28,920
Issuance of common stock for exercised options	52	—	52
Repurchase of outstanding shares	(580)	—	(580)
Cash dividends paid	—	(584)	(584)
Net income (loss)	—	4,307	4,307

Balance at December 31, 2014	$22,915	9,200	32,115
Issuance of common stock for exercised options	33	—	33
Repurchase of outstanding shares	(164)	—	(164)
Cash dividends paid	—	(584)	(584)
Net income (loss)	—	(4,467)	(4,467)

Balance at December 31, 2015	$22,784	4,149	26,933

See accompanying notes to consolidated financial statements.

COMMERCEHUB, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2015 and 2014

(in thousands)

	2015	2014
Cash flows from operating activities:
Net income (loss)	$(4,467)	4,307
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,794	4,417
Deferred tax benefit	(12,289)	(9,929)
Bad debt expense	481	596
Share-based compensation expense	42,150	28,356
Interest income paid in-kind	(600)	(657)
Change in operating assets and liabilities that provide (use) cash, net of effects of acquisition:
Accounts receivable	(816)	(4,058)
Prepaid expenses	(40)	(278)
Deferred costs	(1,094)	(536)
Deferred revenue	2,031	1,234
Accounts payable and accrued expenses	(2,683)	1,439
Accrued payroll and related expenses	2,097	194
Share-based compensation liability payments	(7,507)	(7,036)
Due to Parent	(523)	1,400

Net cash provided by operating activities	24,534	19,449

Cash flows from investing activities:
Purchases of property and equipment	(4,158)	(2,129)
Additions to capitalized software	(6,484)	(2,986)
Acquisition of Mercent, net of cash acquired	(20,225)	—

Net cash used in investing activities	(30,867)	(5,115)

Cash flows from financing activities:
Purchase of treasury stock	(164)	(580)
Cash received from exercise of stock options	33	52
Cash dividends paid	(584)	(584)

Net cash used in financing activities	(715)	(1,112)

Net increase (decrease) in cash and cash equivalents	(7,048)	13,222
Cash and cash equivalents, beginning of year	26,385	13,163

Cash and cash equivalents, end of year	$19,337	26,385

Supplemental disclosures of cash flow information
Cash paid for income taxes	$11,884	10,336

See accompanying notes to consolidated financial statements.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

(1) Basis of Presentation

        During November 2015, the board of directors of Liberty Interactive Corporation ("Liberty") authorized a plan to distribute to the stockholders of Liberty shares of CommerceHub, Inc., a newly formed entity that, pursuant to an internal restructuring, will become the parent of CommerceHub, LLC, a Delaware limited liability company (currently CommerceHub Technologies, Inc. (d/b/a CommerceHub) a New York corporation). The transaction will be effected as a pro-rata dividend of shares of CommerceHub, Inc. to the holders of Liberty's Series A and Series B Liberty Ventures common stock (the "CommerceHub Spin-Off"). The CommerceHub Spin-Off is intended to be tax-free and is expected to be accounted for at historical cost due to the pro rata nature of the distribution to holders of Liberty Ventures common stock.

        The accompanying consolidated financial statements of CommerceHub, Inc. have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and represent the historical financial information of Commerce Technologies, Inc. and its wholly owned subsidiary. These financial statements refer to our company, together with its wholly owned subsidiaries (including Commerce Technologies, Inc. (d/b/a CommerceHub)), as "CommerceHub," "the Company," "us," "we" and "our" in the notes to the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(2) Description of Business

        CommerceHub operates as a single segment and specializes in the electronic integration of supply chains for e-commerce fulfillment. CommerceHub's solutions unite supply, demand, and delivery and provides our consumers, consisting of retailers and suppliers, with a single platform to source and market the products consumers desire and to have those products delivered more rapidly to the consumer's doorstep. Our platform consists of the following solutions:

  •
  Supply Solutions—enable retailers to expand their product offerings without the economic logistical limitations or risks typically associated with carrying physical inventory.

  •
  Demand Solutions—provide retailers and suppliers with a single platform to gain greater access to shopper demand through a single connection to retail channels, marketplaces, paid search, social and advertising channels; and

  •
  Delivery Solutions—facilitate rapid, cost-efficient, on-time delivery with greater control of, and visibility into, the consumer experience by leveraging our solutions to allow customers to coordinate more effectively with delivery providers.

        The Company, based in upstate New York, was founded in 1997. Additionally, the Company serves its customers and users from its hosting facility, located at its headquarters in Albany, New York.

        On January 8, 2015, CommerceHub acquired Mercent Corporation ("Mercent"), an e-commerce marketing solutions company headquartered in Seattle, Washington. This strategic acquisition expanded the range of our supported demand channels available to CommerceHub's consumers to include major on-line marketplaces (i.e., Amazon, eBay), shopping engines (i.e. Google, PLA), and search engines (i.e. Google, Bing). The acquisition also provided CommerceHub with value-added product and services that enable our customers to more effectively sell on these channels.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(2) Description of Business (Continued)

Spin-Off from Liberty Interactive Corporation

        Following the CommerceHub Spin-Off, CommerceHub will operate as a separate, publicly traded company, and neither Liberty nor CommerceHub will have any stock ownership, beneficial or otherwise, in the other. In connection with the CommerceHub Spin-Off, CommerceHub expects to enter into certain agreements with Liberty and/or Liberty Media Corporation ("Liberty Media") (or certain of their subsidiaries) including the reorganization agreement, the services agreement, the facilities sharing agreement and the tax sharing agreement in order to govern certain of the ongoing relationships between the companies after the CommerceHub Spin-Off and to provide for an orderly transition.

        The reorganization agreement will provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the CommerceHub Spin-Off, certain conditions to the CommerceHub Spin-Off and provisions governing the relationship between CommerceHub and Liberty with respect to and resulting from the CommerceHub Spin-Off. The tax sharing agreement will provide for the allocation and indemnification of tax liabilities and benefits between Liberty and CommerceHub and other agreements related to tax matters. Pursuant to the services agreement, Liberty Media will provide CommerceHub with general and administrative services including legal, tax, accounting, treasury and investor relations support. CommerceHub will reimburse Liberty Media for direct, out-of pocket expenses incurred by Liberty Media in providing these services and CommerceHub will pay a services fee to Liberty Media under the services agreement that will be negotiated semi-annually. Liberty Media and CommerceHub will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. Under the facilities sharing agreement, CommerceHub will compensate Liberty Media for the use of office space with Liberty and Liberty Media and related amenities at Liberty Media's corporate headquarters by its employees providing CommerceHub with services pursuant to the services agreement.

(3) Significant Accounting Policies

(a)   Cash and Cash Equivalents

        The Company considers all highly liquid securities with original maturities of 90 days or less to be cash equivalents. Cash equivalents at both December 31, 2015 and 2014 consist principally of interest bearing money market accounts. All of the Company's cash and cash equivalents are held at financial institutions in the U.S. that management believes to be of high credit quality and may at times exceed insured limits.

(b)   Accounts Receivable and Allowance for Doubtful Accounts

        Credit is granted in the normal course of business without collateral. Accounts receivable are stated net of allowances for doubtful accounts, which represent estimated losses resulting from the inability of certain customers to make the required payments. When determining the allowances for doubtful accounts, we take several factors into consideration, including the overall composition of the accounts receivable aging, our prior history of accounts receivable write-offs, the type of customers and our experience with specific customers. We write off accounts receivable when they are determined to

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(3) Significant Accounting Policies (Continued)

be uncollectible. Changes in the allowances for doubtful accounts are recorded as bad debt expense and are included in general and administrative expense in our consolidated statements of operations.

        The allowance for doubtful accounts activity, included in accounts receivable, net, was as follows (in thousands):

	2015	2014
Balances, January 1	$233	$1,131
Provision for doubtful accounts	481	596
Write-offs	(475)	(1,494)

Balances, December 31	$239	$233

(c)   Property and Equipment

        Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. The Company provides for depreciation of property and equipment over the following estimated useful lives:

Computer equipment	3 to 5 years
Furniture and fixtures	5 years
Leasehold improvements	lesser of remaining lease term or estimated useful life

        Repairs and maintenance costs are expensed as incurred.

(d)   Software and Deferred Costs

        Software and deferred costs consists of software that is acquired or internally developed, and integration costs as follows:

        Software Costs:    The Company capitalizes the cost of acquired software and payroll, payroll-related costs and third-party consulting fees incurred in developing and enhancing CommerceHub Solutions and related product offerings as internal use software. Software costs are amortized on a straight-line basis over two to three years. Amortization of capitalized software costs is included in cost of revenue within the consolidated statements of operations. Payroll and benefits associated with internally developed software capitalized during the years ended December 31, 2015 and 2014 approximated $6.5 million and $3.0 million, respectively.

        Integration Costs:    As subsequently discussed in these notes, the Company defers set-up and integration fees received from retailers and suppliers on the CommerceHub solutions. In accordance with the applicable guidance the Company also defers the direct payroll and payroll related costs incurred for the set-up integration and activation activities for these customers. Such deferred integration costs are amortized over the expected life of the subscription contracts once production has launched, which is generally over 48 to 76 months. Amortization of capitalized integration costs is

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(3) Significant Accounting Policies (Continued)

included in cost of revenue within the consolidated statements of operations. Payroll and benefits, associated with integration of new retailers and suppliers, capitalized during the years ended December 31, 2015 and 2014 approximated $2.6 million and $2.2 million, respectively.

(e)   Goodwill

        Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually.

        GAAP provides an entity the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test. If this is the case, the two-step goodwill impairment test is required. If it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required.

        The Company performs its annual impairment review of goodwill at December 1, and when a triggering event is determined to have occurred between annual impairment tests. For the years ended December 31, 2015 and 2014, the Company performed a qualitative assessment of goodwill for its single reporting unit, and determined that it is not more likely than not that the fair value of its reporting unit is less than the carrying amount. Accordingly, no impairment loss was recorded in 2015 nor 2014.

(f)    Revenue Recognition

        The Company generates revenue through delivery of the Company's e-commerce fulfillment and marketing software platform, which is primarily represented by subscription and usage fees from retailers and suppliers, associated activation set-up fees for retailers and suppliers, and professional services related to customer solution enhancements delivered during the term of the retailer subscriptions. The Company utilizes its technology and personnel to deliver its service solution to customers on an on-demand basis.

        The Company follows Financial Accounting Standards Board ("FASB") guidance set forth in Accounting Standards Codification ("ASC") Subtopic 985-605-05 related to Hosting Arrangements and ASC Subtopic 605-25 related to Revenue Arrangements with Multiple Deliverables. The Company recognizes revenue when all of the following conditions are met: there is persuasive evidence of an arrangement, the services have been delivered to the customer, the collection of the related fees is reasonably assured and the amount of the related fees is fixed and determinable.

        In most instances, revenue from new customer acquisition is generated under sales agreements with multiple elements, and includes subscription fees, usage fees, and related activation set-up fees that allow retailers and suppliers to access the Company's solutions. Customers do not have the contractual right to take possession of the Company's solutions. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within the Company's control.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(3) Significant Accounting Policies (Continued)

        Subscription fees are charged on a stand-alone basis or in association with a minimum usage level required to be maintained by a customer in connection with our Demand Solutions. The Company recognizes subscription fees as revenue in the period in which such subscription is earned. Usage fees are comprised of fees charged to customers based on the level of a customer's utilization of our solutions. Usage fee revenues are generated primarily from customer orders, content services, inventory management and third-party communication services. The Company recognizes usage fee revenue in the period in which such usage fee is earned.

        Set-up fees provide access to the Company's on-demand service solution through production launch and are billed during the implementation phase and recorded as deferred revenue until a customer's subscription period has commenced. On a limited basis, during a retailer's subscription term, the Company provides professional services to enhance the retailer's on-demand service solution. Set-up fees and professional services related to customer solution enhancements do not have stand-alone value because they are only sold in conjunction with a subscription to our on-demand solutions, they are only sold by the Company, a customer could not resell it, and they do not represent the culmination of a separate earnings process. Set-up fees without stand-alone value are recognized ratably over the longer of the life of the agreement or the expected customer life, currently estimated between 48 and 76 months based on the customer type and solution for which the set-up fee is associated. The Company recognizes revenue for fees billed for solution enhancement services over the estimated remaining customer life. The Company evaluates the length of the amortization period based on our experience with customer contract renewals and consideration of the period over which those customers will benefit from the related offerings.

        Deferred revenue primarily consists of the unearned portion of retailer and supplier set-up fees.

        Reimbursable costs received for out-of-pocket expenses are recorded as revenue and cost of revenue in the consolidated statements of operations.

(g)   Cost of Revenue

        Cost of revenue primarily consists of personnel and related costs, including salaries, bonuses, payroll taxes, benefit costs and share-based payments for employees supporting customer setup and onboarding, customer service, application support and performance marketing. Also included as cost of revenue are facility costs for the Company's data centers, electronic data interchange services and other communication charges, expenses attributable to credit card processing, depreciation expense related to computer equipment directly associated with generating revenue, and amortization of software and integration costs.

(h)   Sales and Marketing

        Selling and marketing expense primarily consists of personnel expenses, including salaries, commissions, benefits, share-based compensation and bonuses for sales, client management and marketing employees. Other costs associated with sales and marketing include expenses incurred related to branding and trade shows. The Company incurs advertising expense consisting of promotions and public relations to promote our services. Advertising is expensed as incurred and was $314 thousand and $295 thousand for the years ended December 31, 2015 and 2014, respectively.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(3) Significant Accounting Policies (Continued)

(i)    Research and Development

        Research and development expenses consist primarily of certain technology and content expenses, including personnel and overhead expenses which include salaries and benefits, share-based compensation expense and bonuses for employees and contractors engaged in the design, development, testing and maintenance of our solutions.

(j)    General and Administrative

        General and administrative expenses consist primarily of personnel and related overhead costs, including executive leadership, finance, legal and human resource functions and share-based compensation, as well as professional service and other fees related to legal, tax, audit and accounting services, and other costs including facilities fees and bad debt expense.

(k)   Share-based Compensation

        Share-based awards exchanged for employee services are recorded as expense, on a straight-line basis, at the estimated fair value of these awards over the requisite employee service period. GAAP generally requires companies to measure the cost of employee services received in exchange for an award of share-based payments based upon the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award or period of expected performance). GAAP also requires companies to measure the cost of employee services received in exchange for an award classified as a liability instrument based upon the current fair value of the award, and to re-measure the value of the award at each reporting date. The Company's share-based awards include stock options and stock appreciation rights ("SARS").

        The Company estimates the fair value of the stock options and SARS granted using a Black-Scholes pricing model. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from the Company's estimates, such amounts are recorded as an adjustment in the period estimates are revised. In valuing share-based awards, significant judgment is required in determining the fair value of the Company's stock, the expected volatility of common stock and the expected term individuals will hold their share-based awards prior to exercising. Expected volatility of the stock is based on the Company's peer group in the industry in which the Company does business because the Company does not have sufficient historical volatility data for its own stock. The expected term of the options is based on evaluations of historical and expected future employee exercise behavior. Additionally, the Black-Scholes pricing model requires the input of other subjective assumptions, including the risk-free interest rate and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the term of the Company's share-based awards. The Company assumed a zero dividend yield based on historical and expected dividends.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(3) Significant Accounting Policies (Continued)

        The following table summarizes the assumptions used for estimating the fair value of share-based awards granted for the years ended December 31:

	2015	2014
Risk-free interest rate	0.14% - 1.76%	0.20% - 0.34%
Expected term (years)	0.1 - 6.0	0.3 - 6.0
Expected volatility	30% - 32%	27% - 34%
Dividend yield	—	—
Weighted average grant date fair value	$24.95	$18.48

        Included in the accompanying consolidated statements of operations are the following amounts of share-based compensation (amounts in thousands) for the years ended December 31:

	2015	2014
Cost of revenue	$2,361	1,432
Sales and marketing	4,098	2,682
Research and development	7,229	4,249
General and administrative	28,462	19,993

	$42,150	28,356

        All of the Company's share-based awards are classified as liability awards as of December 31, 2015 and 2014, and are included as a share-based compensation liability on the accompanying consolidated balance sheets. The long-term portion of the share-based compensation liability represents the amount of the unvested portion of the awards issued that will not vest within the next twelve months.

(l)    Impairment of Long-Lived Assets

        Long-lived assets, such as property, plant, and equipment, and other assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value may be determined through various valuation techniques including discounted cash flow models, quoted market values and independent third party appraisals, as considered necessary.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(3) Significant Accounting Policies (Continued)

(m)  Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A tax valuation allowance is established, as needed, to reduce deferred tax assets to the amount expected to be realized. In the event it becomes more likely than not that some or all of the deferred tax asset allowances will not be needed, the valuation allowance will be adjusted.

        In November 2015, the FASB issued new accounting guidance to simplify the presentation of deferred income taxes. The new guidance requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet and permits the use of either a retrospective or prospective transition method. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early application permitted. The Company has early adopted this guidance using the retrospective transition method. This new guidance affected the consolidated balance sheet presentation, but did not affect the Company's consolidated results of operations or cash flows.

        The Company's taxable income was included in the consolidated federal income tax return of Liberty's parent corporation during the periods presented. Federal income taxes were paid or refunded pursuant to the terms of a tax sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. The tax provision included in these financial statements has been prepared on a stand-alone basis, as if CommerceHub was not part of the consolidated Liberty group. Accordingly, the effective tax rate of the Company in the future years could vary from its historical effective tax rates depending on the future legal structure of CommercHub and related tax elections.

        In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management's evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have determined the amount of the tax benefit to be recognized by estimating the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest and penalties have also been recognized. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company's tax returns for the years ended December 31, 2012 and later remain subject to examination by the IRS and various state authorities.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(3) Significant Accounting Policies (Continued)

(n)   Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of consolidated financial statements, and the reported amounts of revenue and expenses during the period.

        Significant items subject to such estimates and assumptions include valuation allowances for receivables and deferred income tax assets, deferred revenue recognition, capitalization and amortization of software and integration costs, and the valuation of the Company's common stock used in determining the share-based award liability and compensation expense. Actual results could differ from those estimates.

(o)   Unaudited Pro Forma Earnings Per Share

        Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 42,616,073 common shares, which is the aggregate number of shares of CommerceHub, Inc. Series A, Series B and Series C common stock that would have been issued if the CommerceHub Spin-Off had occurred on December 31, 2015, assuming a 1-for-10 distribution ratio on Series A and Series B common stock for every share of Series A or B Liberty Ventures common stock outstanding and 2-for-5 distribution ratio on Series C common stock for every share of Series A or B Liberty Ventures common stock outstanding.

(p)   Recent Accounting Pronouncements

        In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, "Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). This topic provides for five principles which should be followed to determine the appropriate amount and timing of revenue recognition for the transfer of goods and services to customers. The principles in this ASU 2014-09 should be applied to all contracts with customers regardless of industry. The amendments in ASU 2014-09 are effective for fiscal years, and interim periods within those years beginning after December 15, 2016, with two transition methods of adoption allowed. Early adoption for reporting periods prior to December 15, 2016 is not permitted. In March 2015, the FASB voted to defer the effective date by one year, but allow adoption as of the original adoption date. In May 2016 FASB issued Accounting Standards Update (ASU) No. 2016-08, "Revenue from Contracts with Customers" (Topic 606) Principal versus Agent Considerations, (Reporting Revenue Gross versus Net). This was to further clarify the implementation guidance on principal versus agent considerations in the previously issued ASU No. 2014-09. ASU 2016-08 has no impact on the adoption date of the previously issued update. We are evaluating the financial statement impacts of the guidance in ASU 2014-09 and determining which transition method we will utilize.

        In September 2015, FASB issued Accounting Standards Update No. 2015-16, "Simplifying the Accounting for Measurement-Period Adjustments" ("ASU 2015-16"). This standard requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 also requires separate presentation on the face of the income statement, or disclosure in the notes, of the amount

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(3) Significant Accounting Policies (Continued)

recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amount has been recognized as the acquisition date. ASU 2015-16 is effective for annual reporting periods beginning after December 15, 2015, including interim periods within those fiscal years. The Company does not believe that this will have material impact on its consolidated financial statements.

        In February 2016, FASB issued Accounting Standards Update (ASU) No. 2016-02 "Leases" (Topic 842) ("ASU 2016-02"). This topic provides that a lessee should recognize the assets and liabilities that arise from leases. Topic 842 requires an entity to separate the lease components from the nonlease components in a contract. This Accounting Standards Update (ASU) intended to improve financial reporting about leasing transactions. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018. The Company is evaluating the financial statement impact this update will have on the consolidated financial statements.

(4) Concentrations of Significant Customers and Credit Risk

        The Company's revenue model is based on retailer and supplier program relationships whereby many supplier transactions may be attributable to a single retailer. Significant customer concentrations contemplate the total program revenues (retailers and related suppliers) and receivables generated by these customers. For the year ended December 31, 2015, three customers accounted for 12%, 10% and 8%, respectively, of total revenue. For the year ended December 31, 2014, three customers accounted for 13%, 10%, and 10%, respectively, of total revenue. The Company had receivables from these three customers of approximately $1.9 million and $1.7 million at December 31, 2015 and 2014, respectively. No customer represented more than 10% of accounts receivable at December 31, 2015 and 2014.

(5) Acquisition of Mercent Corporation

        On January 8, 2015, the Company acquired 100% of the equity of Mercent, an online marketing technology and service company that helps merchants optimize performance across online channels, for total cash consideration of approximately $20.2 million.

        During the years ended December 31, 2015 and 2014, the Company incurred transaction related costs of $166 thousand and $358 thousand, respectively, which are included in general and administrative expenses.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(5) Acquisition of Mercent Corporation (Continued)

        Under the acquisition method of accounting, the Company allocated the purchase price to the identifiable assets and liabilities based on their estimated fair value. The allocation of the Mercent purchase consideration to the assets acquired and liabilities assumed was as follows (in thousands):

Cash	$41
Accounts receivable	2,559
Prepaid expenses	87
Property and equipment	336
Customer relationships	2,000
Developed technology	1,500
Deferred tax asset	3,580
Goodwill	12,390
Accounts payable and accrued expenses	(2,015)
Deferred revenue	(212)

$20,266

        Methodologies used in valuing the intangible assets include, but are not limited to, multiple period excess earnings method for developed technology and customer relationships. The excess of the purchase price over the total net identifiable assets has been recorded as goodwill, which includes synergies expected from the expanded service capabilities and the value of the assembled work force in accordance with GAAP. For federal income tax purposes, the transaction is treated as a stock acquisition. The goodwill resulting from this transaction is not expected to be deductible for tax purposes.

        Mercent's results of operations have been included in the Company's consolidated results since the acquisition date.

(6) Goodwill and Purchased Intangible Assets

        Goodwill—Changes in the carrying amount of goodwill during the year ended December 31, 2015 are as follows (in thousands):

Balance, December 31, 2014	$9,020
Additions	12,390

Balance December 31, 2015	$21,410

        The addition to goodwill during the year ended December 31, 2015 is related to the acquisition of Mercent in January 2015.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(6) Goodwill and Purchased Intangible Assets (Continued)

        Purchased Intangibles Assets—Intangible assets acquired as of December 31, 2015 are as follows (in thousand):

	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Developed technology	2	$1,500	750	750
Customer relationships	2	2,000	1,000	1,000

Total	2	$3,500	1,750	1,750

        The Company had no intangible assets as of December 31, 2014.

        Amortization expense related to acquired intangible assets was $1.8 million for the year-ended December 31, 2015.

        Future estimated amortization expense for acquired intangible assets as of December 31, 2015 are as follows (in thousands):

2016	$1,750

Total	$1,750

(7) Related Party Transactions

(a)
Transactions with QVC

        For the years ended December 31, 2015 and 2014, QVC, Inc. ("QVC"), a wholly-owned subsidiary of Liberty, accounted for approximately 8% and 10% of total revenue, respectively. At December 31, 2015, there were 892 suppliers utilizing the CommerceHub Solutions to transact a portion of their business with QVC. The Company had receivables relating to ordinary business with QVC of approximately $511 thousand and $158 thousand at December 31, 2015 and 2014, respectively.

(b)
Transactions with Parent

        To assist the Company in meeting its financial obligations under the Liquidity Program (note 12), the Company executed a funding agreement with Liberty. Under the funding agreement, Liberty has agreed to loan the Company cash at current market interest rates, or make additional equity investments in common stock, in amounts sufficient to fulfill its obligations under the Liquidity Program. There were no amounts due to Liberty under this funding arrangement at December 31, 2015 and 2014.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(7) Related Party Transactions (Continued)

        In August 2012, the Company advanced Liberty $19.0 million under a master promissory note. The Company advanced an additional $9.0 million and $6.0 million to Liberty under the same note and terms in March 2013 and December 2013, respectively. The note bears interest at LIBOR plus 1.5% (1.55% at December 31, 2015). Interest shall be paid in cash or compounded, at the election of Liberty, on an annual basis. Accrued interest receivable, included within Note receivable—Parent on the accompanying consolidated balance sheets, was $2.1 million and $1.5 million at December 31, 2015 and 2014, respectively. The unpaid interest and principal amount of the loan is due in August 2016.

        The Company also has a tax sharing arrangement with Liberty as described in the income taxes section of note 3 and income taxes payable are presented as Due to Parent on the accompanying consolidated balance sheets.

(8) Software and Deferred Costs

        Software and deferred costs are comprised of the following (in thousands) at December 31:

	2015	2014
Software costs	$41,120	34,636
Less accumulated amortization	(33,931)	(30,525)

Software costs, net	$7,189	4,111

	2015	2014
Integration costs	$18,831	16,262
Less accumulated amortization	(13,875)	(12,400)

Integration costs, net	$4,956	3,862

        Amortization expense related to software costs was approximately $3.4 million and $2.6 million for the years ended December 31, 2015 and 2014, respectively. Amortization expense related to integration costs was approximately $1.5 million and $1.6 million for the years ended December 31, 2015 and 2014, respectively.

        Future amortization expense of software and integration costs is expected to be as follows for the years ending December 31 (in thousands):

2016	$5,409
2017	4,122
2018	1,739
2019	542
2020	223
Thereafter	110

$12,145

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(9) Property and Equipment

        Property and equipment consist of the following (in thousands) at December 31:

	2015	2014
Computer equipment	$13,344	9,698
Furniture and fixtures	1,383	748
Leasehold improvements	2,271	1,258
Equipment under capital leases	46	46

Total	17,044	11,750
Less accumulated depreciation and amortization	(10,338)	(7,689)

Property and equipment, net	$6,706	4,061

        Depreciation and amortization of property and equipment totaled approximately $2.6 million and $1.8 million during the years ended December 31, 2015 and 2014, respectively.

(10) Deferred Revenue

        Deferred revenue is made up of software as a service ("SaaS") based recurring revenue (deferred service fees) and other deferred revenue related to professional services and customer set-up fees. Service fees for recurring revenue is typically recognized with a one month deferral based on timing of billings. Deferred professional service fees associated with customer set-up integration services and enhancement services are recognized over the longer of the customer contract period or expected life of the customer, which is typically 48 to 76 months.

        Deferred revenue associated with professional services and setup fee revenue was approximately $12.0 million and $9.8 million at December 31, 2015 and 2014, respectively.

(11) Income Taxes

        The Company's taxable income was included in the consolidated federal income tax return of Liberty's parent corporation during the periods presented. Federal income taxes were paid or refunded pursuant to the terms of a tax sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. The tax provision included in these consolidated financial statements has been prepared on a stand-alone basis, as if CommerceHub was not part of the consolidated Liberty group. Accordingly, the effective tax rate of the Company in the future years could vary from its historical effective tax rates depending on future legal structure of CommerceHub and related tax elections.

        There were no uncertain tax positions as of December 31, 2015 or December 31, 2014.

        Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense. There were no accrued interest and penalties recognized in the balance sheet as of December 31, 2015 and December 31, 2014.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(11) Income Taxes (Continued)

        Liberty files income tax returns in the US federal jurisdiction and various state jurisdictions. In the normal course of business Liberty is subject to examination by various taxing authorities. All tax years prior to 2012 are closed. The IRS has completed its examination of the 2012 - 2013 tax years; however, 2012 remains "open" until the statute of limitations lapses on September 15, 2016, and 2013 remains "open" until the statute of limitations lapses on September 15, 2017. Liberty's 2014 and 2015 tax years are being examined currently under the IRS's Compliance Assurance Process ("CAP") program.

        Income tax expense (benefit) consists of the following (in thousands) at December 31:

	2015	2014
Current
Federal	$7,931	9,994
State and local	2,477	2,880

Total current	10,408	12,874
Deferred
Federal	(9,942)	(7,805)
State and local	(2,347)	(2,124)

Total deferred	(12,289)	(9,929)

Total tax expense (benefit)	$(1,881)	2,945

        Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income as a result of the following (in thousands) for the year ended December 31:

	2015	2014
Computed "expected" tax expense	$(2,222)	2,538
Increase (decrease) resulting from:
State and local income taxes, net of Federal income tax benefit	(21)	565
Impact of state rate change on deferred taxes	105	(131)
Non-deductible expenses	228	—
Market adjustment for options exercised	319	29
Research and Development tax credits	(368)	—
Other	78	(56)

	$(1,881)	2,945

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(11) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands) at December 31:

	2015	2014
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$259	399
Deferred revenue	2,536	1,749
Accrued liabilities	1,154	973
Shared-based compensation expense	37,263	23,651
Net operating loss	3,953	—
Other	4	—

Total deferred tax assets	$45,169	26,772

Deferred tax liabilities:
Software and deferred costs	$5,581	3,194
Property and equipment	763	622

Total gross deferred tax liabilities	$6,344	3,816

Net deferred tax asset	$38,825	22,956

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

        Before the imposition of IRC Section 382 limitations described below, at December 31, 2015, the Company has unused federal net operating loss carryforwards ("NOLs") of approximately $20.1 million which were acquired as part of the Mercent acquisition.

        Under Internal Revenue Code ("IRC") Section 382, the use of loss carryforwards may be limited if a change in ownership of a company occurs. If it is determined that, due to transactions involving Mercent's shares owned by its 5 percent or greater shareholders, a change of ownership has occurred under the provisions of IRC Section 382, the Company's federal net operating loss carryforwards could be subject to significant IRC Section 382 limitations.

        Based on studies of the changes in ownership of Mercent, it has been determined that IRC Section 382 ownership changes have occurred which reduce the amount of NOLs that can be used in future years. Approximately $1.5 million of NOLs are available to be utilized each year from 2016 to 2019 and approximately $0.35 million of NOLs are available to be utilized each year from 2020 to 2034

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(11) Income Taxes (Continued)

for a total of $11.3 million. Accordingly, the Company's deferred tax assets include $11.3 million of U.S. net operating loss carryforwards. The net operating loss carryforwards available at December 31, 2015, if unused will expire at various dates from 2024 through 2034.

(12) Share-Based Awards

(a)   1999 Plan

        The Company's share-based awards consist of the stock options and stock appreciation rights. During 1999, the Company adopted an incentive and nonqualified stock option plan (the "1999 Plan"). All employees of the Company were eligible for nonqualified stock options. Additionally, consultants and others are eligible for nonqualified stock options. The 1999 Plan authorized grants of options to purchase up to 4,000,000 shares of authorized but unissued common stock.

        Options on common stock are awarded to employees at the discretion of the Board of Directors. Under the plan document, the exercise price of such stock options will not be less than 100% of the fair value per share of common stock on the date of grant. The option price for each grant was determined by the Company's Compensation Committee based on actual investment transactions, periodic valuations and other factors. The term of the options granted pursuant to the 1999 Plan was generally 10 years from the date of grant, assuming continuing employment with the Company. An exception to the 10 year life exists for those individuals who own more than 10% of the combined voting power of all classes of stock of the Company. For these individuals, the life may not exceed 5 years and the exercise price shall be set at not less than 110% of the fair market value per share of common stock on the date of grant. The options granted pursuant to the 1999 Plan generally vest over a four year period. Vested options may be exercised beginning on or after the first anniversary of the grant date.

        The 1999 Plan expired in September 2009. However, all options and other rights granted prior to expiration will continue to be governed under the terms of the 1999 Plan document. At December 31, 2015 and 2014, no shares of common stock are available for future grants under the 1999 Plan due to its expiration.

(b)   Liquidity Program

        During 2006, the Compensation Committee adopted a stock option liquidity program (the "Liquidity Program") for eligible holders of stock options and certain eligible common shares (shares issued as a result of an option exercise). The Liquidity Program provides eligible option holders and stockholders the ability to cancel their vested options or sell their eligible common shares in exchange for cash payment. Eligible option holders and stockholders have the opportunity to tender eligible options or shares at any time during the year except for when valuations are being performed. Cash consideration for the purchase and cancellation of tendered stock options is based on the fair value of the Company's underlying common stock less the option exercise price.

        The Company made total cash payments of approximately $2.2 million and $6.8 million in exchange for the cancellation of 97,900 and 362,750 stock options under this program during 2015 and 2014, respectively. Cash consideration for tendered eligible common shares is based upon the fair value

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(12) Share-Based Awards (Continued)

of the common shares. There were 113,925 and 109,425 common shares, eligible for the holders to require the Company to purchase, issued and outstanding at December 31, 2015 and 2014, respectively.

        As of December 31, 2015 and 2014, the Company has recorded a liability of approximately $17.4 million and $14.7 million, respectively, related to liability classified stock-based compensation obligations under the Liquidity Program. The liability includes approximately $13.7 million and $12.1 million for stock options and approximately $3.7 million and $2.6 million for eligible common shares at December 31, 2015 and 2014, respectively. For the years ended December 31, 2015 and 2014, share-based payment compensation expense for awards under the 1999 Plan totaled approximately $5.9 million and $3.9 million, respectively.

        To assist the Company in meeting its financial obligation under the Liquidity Program, the Company executed a funding agreement with Liberty. Under the funding agreement, Liberty has agreed to loan the Company cash at current market interest rates or make additional equity investments in common shares, such that the cash provided to the Company would provide sufficient funds to fulfill its obligation under the Liquidity Program.

        The number of options exercisable under the 1999 Plan was 495,781 and 605,181 as of December 31, 2015 and 2014, respectively, and the weighted average exercise price of these options was $3.52 per share and $3.48 per share, respectively.

        The following table summarizes the status of the stock options subject to the Liquidity Program during the years ended December 31, 2015 and 2014:

	2015		2014
	Nonqualified stock option plan		Nonqualified stock option plan
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding, beginning of year	605,181	$3.48	988,931	$3.37
Exercised	(11,500)	$2.87	(21,000)	$2.42
Tendered*	(97,900)	$3.36	(362,750)	$3.23

Outstanding, end of year	495,781	$3.52	605,181	$3.48

*
Tendered stock options under the 1999 Plan represents eligible stock options exchanged for cash under the Liquidity Program.

        At December 31, 2015, the range of exercise prices and weighted average remaining contractual life of the outstanding nonqualified stock options was $2.71 per share to $4.13 per share and 2.13 years, respectively. At December 31, 2015, the aggregate intrinsic value of all stock options outstanding was approximately $14.7 million or $29.60 per share.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(12) Share-Based Awards (Continued)

(c)   Stock Appreciation Rights Plan

        Effective April 22, 2010, the Company instituted the 2010 Stock Appreciation Rights Plan (the "SAR Plan"). Employees, board members and consultants of the Company ("Participants") receive SARS under the plan as granted by the Company's Compensation Committee. The total number of common shares with respect to which SARS may be issued under the SAR Plan is 6.0 million, which includes and is not in addition to common shares previously authorized for issue under the aforementioned 1999 Plan. Compensation expense is recorded for the fair value of the related liability multiplied by the percentage of the requisite service period completed to date less total compensation cost previously recognized. After the requisite service period is complete, compensation cost is remeasured based on the fair value of the award at each consolidated balance sheet date until the award is exercised. Generally, SARS are exercisable 25% upon the first anniversary of the date awarded, an additional 25% on the second anniversary, an additional 25% on the third anniversary, and the last 25% on the fourth anniversary. The Company has issued certain performance-based SARS to a limited number of employee executives, which vest based on service and the achievement of Company revenue milestones. Management has determined that the achievement of these milestones is considered to be probable, and accordingly, the associated share-based compensation expense is currently being recognized over the implicit service period of approximately 3 years. Upon exercise, the Participant shall receive payment for the difference between the current value of a common share and the exercise price for any or all vested SARS. The Company made total cash payments of approximately $5.1 million and $1.0 million in exchange for the cancellation of 298,500 and 69,450 SARS under this program during 2015 and 2014, respectively.

        As of December 31, 2015 and 2014, the Company has recorded a liability of approximately $78.8 million and $46.9 million, respectively, related to SARS. For the years ended December 31, 2015 and 2014, share-based payment compensation expense related to SARS totaled approximately $36.3 million and $24.5 million, respectively.

        The number of rights exercisable under the SAR Plan was 2,472,225 and 2,779,214 as of December 31, 2015 and 2014, respectively, and the weighted average exercise price of these rights was $6.26 per share and $7.04 per share, respectively.

        The following table summarizes the status of the stock appreciation rights during the years ended December 31, 2015 and 2014:

	2015		2014
	SAR Plan		SAR Plan
	Number of SARs	Weighted average exercise price	Number of SARs	Weighted average exercise price
Outstanding, beginning of year	3,547,725	$7.48	3,537,175	$6.86
Granted	571,250	$24.95	259,000	$18.51
Exercised	(298,500)	$10.51	(69,450)	$5.36
Forfeited	(234,000)	$20.47	(179,000)	$12.08

Outstanding, end of year	3,586,475	$9.16	3,547,725	$7.48

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(12) Share-Based Awards (Continued)

        At December 31, 2015, the range of exercise prices and weighted average remaining contractual life of SARS outstanding under the SAR plan was $4.72 per share to $33.12 per share and 5.84 years, respectively. At December 31, 2015, the aggregate intrinsic value of all stock appreciation rights outstanding was $85.9 million or $23.95 per share. Unrecognized compensation cost related to SARS totaled approximately $19.5 million at December 31, 2015 and is expected to be recognized over a weighted average remaining vesting period of approximately 1.96 years.

(d)   Liberty Interactive Plans

        Liberty has granted to certain directors, officers, employees and consultants of Liberty stock options to purchase shares of Liberty Ventures common stock pursuant to applicable incentive plans in place at Liberty. Each holder of an outstanding option to purchase shares of Liberty Ventures common stock on the record date (an "original Ventures option award") who is a member of the Liberty board of directors or an officer of Liberty holding the position of Vice President or above will receive (i) an option to purchase shares of the corresponding series of Company common stock and an option to purchase shares of Series C Company common stock (such new option awards, "new Company option awards") and (ii) an adjustment to the exercise price and number of shares subject to the original Ventures option award (as so adjusted, an "adjusted Ventures option award"). The exercise prices of and number of shares subject to the new Company option awards and the related adjusted Ventures option award will be determined based on the exercise price and number of shares subject to the original Ventures option award, the distribution ratios being used in the CommerceHub Spin-Off, the pre-CommerceHub Spin-Off trading price of Liberty Ventures common stock (determined using the volume weighted average price of the applicable series of Liberty Ventures common stock over the three-consecutive trading days immediately preceding the CommerceHub Spin-Off) and the relative post-CommerceHub Spin-Off trading prices of Liberty Ventures common stock and Company common stock (determined using the volume weighted average price of the applicable series of common stock over the three consecutive trading days beginning on the first trading day following the CommerceHub Spin-Off on which both the Liberty Ventures common stock and the Company common stock trade in the "regular way" (meaning once the common stock trades using a standard settlement cycle)), such that the pre-CommerceHub Spin-Off value of the original Ventures option award is allocated between the new Company option awards and the adjusted Ventures option award.

        Except as described above, all other terms of an adjusted Ventures option award and the new Company option awards (including, for example, the vesting terms thereof) will in all material respects, be the same as those of the corresponding original Ventures option award. The terms of the adjusted Ventures option award will be determined and the new Company option awards will be granted as soon as practicable following the determination of the pre- and post-CommerceHub Spin-Off trading prices of Liberty Ventures and Company common stock, as applicable. The compensation expense relating to employees of Liberty will continue to be recorded at Liberty. Liberty had outstanding approximately 3.7 million Liberty Ventures Series A and 1.5 million Liberty Ventures Series B options at December 31, 2015 with a weighted average exercise price of $23.29 and $38.04 per share, respectively. Approximately 2.9 million and zero of those options, respectively, were exercisable at December 31, 2015 with a weighted average exercise price of $18.97 per share.

COMMERCEHUB, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2015 and 2014

(13) Leases

        The Company leases its corporate offices and primary operations facility under operating lease arrangements which expire in March 2022. The leases contain renewal provisions. Total rent expense for the Company's office space for the years ended December 31, 2015 and 2014 was approximately $1.4 million and $641 thousand, respectively.

        On March 14, 2014, the Company entered into a lease agreement for a new corporate office headquarters in Albany, New York. This lease consists of approximately 49,500 sq. ft., compromised of 48,000 sq. ft. of office space and training space and a 1,500 sq. ft. data center. The Company moved into the new space during the first quarter of 2016.

        Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

Year ending December 31:
2016	$2,011
2017	$2,227
2018	$2,252
2019	$2,277
2020	$2,302
Thereafter	$2,003

$13,072

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        Liberty has incurred approximately $[    •    ]* in transaction-related fees and costs in connection with the Spin-Off. Additional unanticipated costs may be incurred with the operation of CH Parent as a stand-alone company. The following table sets forth the costs and expenses payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fee	$74,603
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*

TOTAL	*

*
To be completed by amendment

Item 14.    Indemnification of Directors and Officers

        Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the CH Parent charter will provide as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of CH Parent will not be liable to CH Parent or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of CH Parent existing at the time of such repeal or modification.

        2.    Indemnification.

          (a)    Right to Indemnification.    CH Parent will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a proceeding) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of CH Parent or is or was serving at the request of CH Parent as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the charter. CH Parent will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of CH Parent.

          (b)    Prepayment of Expenses.    CH Parent will pay the expenses (including attorney's fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by CH Parent, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action CH Parent will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the charter, the bylaws of CH Parent, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Other Indemnification.    CH Parent's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits.    The following documents are filed as exhibits hereto.

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement by and between Liberty Interactive Corporation and the Registrant.*
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the Spin-Off.*
3.2	Form of Bylaws of the Registrant to be in effect at the time of the Spin-Off.*
4.1	Specimen Certificate for shares of Series A Common Stock, par value $.01 per share, of the Registrant.*
4.2	Specimen Certificate for shares of Series B Common Stock, par value $.01 per share, of the Registrant.*
4.3	Specimen Certificate for shares of Series C Common Stock, par value $.01 per share, of the Registrant.*
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.*
8.1	Opinion of Baker Botts L.L.P. regarding certain tax matters.*
10.1	Form of CommerceHub, Inc. 2016 Omnibus Incentive Plan.*
10.2	Form of CommerceHub, Inc. Transitional Stock Adjustment Plan.*
10.3	Form of Tax Sharing Agreement by and between the Registrant and Liberty Interactive Corporation.*
10.4	Form of Services Agreement by and between the Registrant and Liberty Media Corporation.*
10.5	Form of Facilities Agreement by and between the Registrant and Liberty Property Holdings, Inc.*
10.6	Forms of Aircraft Time Sharing Agreements.*
10.7	Form of Indemnification Agreement by and between the Registrant and its executive officers/directors.*
10.8	Commerce Technologies, Inc. 1999 Stock Option Plan (As Amended and Restated Effective February 13, 2002).*
10.9	Commerce Technologies, Inc. 1999 Stock Option Plan Nonqualified Stock Option Agreement.*
10.10	Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan.*
10.11	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right (time vesting).*
10.12	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right (performance vesting).*
10.13	Amended and Restated Employment Agreement, dated [•], by and between Commerce Technologies, Inc. and Francis Poore.*

Exhibit Number	Exhibit Description
10.14	Employment Agreement, dated February 21, 2007, by and between Commerce Technologies, Inc. and Bob Marro.*
10.15	Amended and Restated Employment Agreement, dated January 8, 2015, by and between Commerce Technologies, Inc. and Eric Best.*
21.1	List of Subsidiaries.*
23.1	Consent of KPMG LLP.
24.1	Power of Attorney (included beginning on Page II-8)

*
To be filed by amendment

(b)
Financial Statement Schedules.

(b)(1)    Financial Statements

        Included in this Registration Statement on Form S-1:

(b)(2)    Financial Statement Schedules

        All schedules have been omitted because they are not applicable, not material or the required information is set forth in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on March 31, 2016.

COMMERCEHUB, INC.
By:	/s/ RICHARD N. BAER
	Name:	Richard N. Baer
	Title:	Chief Legal Officer

 POWER OF ATTORNEY

        Each person whose signature appears below appoints each of Richard N. Baer and Christopher W. Shean as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GREGORY B. MAFFEI Gregory B. Maffei	Director, President and Chief Executive Officer (Principal Executive Officer)	March 31, 2016
/s/ CHRISTOPHER W. SHEAN Christopher W. Shean	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 31, 2016
/s/ RICHARD N. BAER Richard N. Baer	Director	March 31, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement by and between Liberty Interactive Corporation and the Registrant.*
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the Spin-Off.*
3.2	Form of Bylaws of the Registrant to be in effect at the time of the Spin-Off.*
4.1	Specimen Certificate for shares of Series A Common Stock, par value $.01 per share, of the Registrant.*
4.2	Specimen Certificate for shares of Series B Common Stock, par value $.01 per share, of the Registrant.*
4.3	Specimen Certificate for shares of Series C Common Stock, par value $.01 per share, of the Registrant.*
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.*
8.1	Opinion of Baker Botts L.L.P. regarding certain tax matters.*
10.1	Form of CommerceHub, Inc. 2016 Omnibus Incentive Plan.*
10.2	Form of CommerceHub, Inc. Transitional Stock Adjustment Plan.*
10.3	Form of Tax Sharing Agreement by and between the Registrant and Liberty Interactive Corporation.*
10.4	Form of Services Agreement by and between the Registrant and Liberty Media Corporation.*
10.5	Form of Facilities Agreement by and between the Registrant and Liberty Property Holdings, Inc.*
10.6	Forms of Aircraft Time Sharing Agreements.*
10.7	Form of Indemnification Agreement by and between the Registrant and its executive officers/directors.*
10.8	Commerce Technologies, Inc. 1999 Stock Option Plan (As Amended and Restated Effective February 13, 2002).*
10.9	Commerce Technologies, Inc. 1999 Stock Option Plan Nonqualified Stock Option Agreement.*
10.10	Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan.*
10.11	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right (time vesting).*
10.12	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right (performance vesting).*
10.13	Amended and Restated Employment Agreement, dated [•], by and between Commerce Technologies, Inc. and Francis Poore.*
10.14	Employment Agreement, dated February 21, 2007, by and between Commerce Technologies, Inc. and Bob Marro.*
10.15	Amended and Restated Employment Agreement, dated January 8, 2015, by and between Commerce Technologies, Inc. and Eric Best.*
21.1	List of Subsidiaries.*

Exhibit Number	Exhibit Description
23.1	Consent of KPMG LLP.
24.1	Power of Attorney (included beginning on Page II-8)

*
To be filed by amendment